Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CUPERTINO ELECTRIC, INC.,

as the Company,

QUANTA SERVICES, INC.,

as Buyer,

QUANTA MERGER SUB, INC.,

as Merger Sub,

FORTIS ADVISORS LLC,

as Securityholder Representative (as defined herein),

solely for purposes of the Designated Provisions (as defined herein) only,

THE DESIGNATED COMPANY SHAREHOLDERS (AS DEFINED HEREIN),

and, solely for purposes of the Designated Provisions (as defined herein) only,

THE DESIGNATED COMPANY SAR HOLDERS (AS DEFINED HEREIN),

DATED AS OF JULY 17, 2024

TABLE OF CONTENTS

CONTENTS

Page

Article 1. DEFINITIONS		2

1.1	Definitions	2
1.2	Other Capitalized Terms	19
1.3	Interpretive Provisions	22

Article 2. THE MERGER		23

2.1	Pre-Closing Actions; Merger	23
2.2	Effective Time; Closing Date	24
2.3	Surviving Company Organizational Matters	25
2.4	Further Assurances	25
2.5	Tax Consequences	25

Article 3. MERGER CONSIDERATION; CONVERSION OF SECURITIES; OUTSTANDING COMPANY SARS; CONTINGENT CONSIDERATION		26

3.1	Calculation of the Estimated Merger Consideration	26
3.2	Treatment of Company Securities at the Effective Time	26
3.3	Transactions to be Completed at the Closing	32
3.4	Exchange of Certificates; Payment Procedures	34
3.5	Adjustment to the Estimated Merger Consideration	36
3.6	Tax Withholding	39
3.7	Contingent Consideration	40

Article 4. SECURITYHOLDER REPRESENTATIVE		40

4.1	Appointment of Securityholder Representative	40
4.2	Securityholder Representative Expense Fund	45

Article 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		45

5.1	Organization and Qualification; Bank Accounts; Directors & Officers	46
5.2	Capitalization of the Company	46
5.3	Capitalization of the Company Subsidiaries	47
5.4	Authority; Binding Obligation	48
5.5	No Defaults or Conflicts	49
5.6	No Governmental Authorization Required; Consents	49
5.7	Financial Statements	50
5.8	Intellectual Property	51
5.9	Compliance with Laws	52
5.10	Licenses	53

i

5.11	Material Contracts	54
5.12	Customers; Suppliers and Subcontractors	57
5.13	Litigation	58
5.14	Taxes	58
5.15	Employee Benefit Plans	61
5.16	Labor and Employment	65
5.17	Environmental Compliance	68
5.18	Insurance	69
5.19	Real Property	69
5.20	Affiliate Transactions	71
5.21	Absence of Certain Changes or Events	71
5.22	Anti-Takeover Statutes	71
5.23	Brokers	71
5.24	Warranty Claims	72
5.25	Sufficiency of Assets	73
5.26	No Outside Reliance	73
5.27	Allocation Schedule	74
5.28	Investment Purposes	74

Article 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER		74

6.1	Organization	74
6.2	Capitalization	74
6.3	Authority; Binding Obligation; No Vote; Required Approval	75
6.4	No Defaults or Conflicts	75
6.5	No Governmental Authorization Required; Consents	75
6.6	Sufficient Funds	76
6.7	Litigation	76
6.8	Business Activities	76
6.9	Brokers	77
6.10	No Outside Reliance	77
6.11	Investment Purpose	78
6.12	Buyer Common Stock	78
6.13	Exempt from Registration	78
6.14	Issuance of Stock Consideration	78
6.15	Buyer SEC Reports	78

Article 7. COVENANTS		79

7.1	Conduct of Business of the Company	79
7.2	Conduct of Business of the Buyer and Merger Sub	84
7.3	Access to Information; Confidentiality; Public Announcements	85
7.4	Filings and Authorizations; Consummation	87
7.5	Exclusivity	89
7.6	Further Assurances	90
7.7	Officer and Director Indemnification and Insurance	90
7.8	Waiver of Conflicts Regarding Representation	91

7.9	R&W Insurance Policy	92
7.10	Tax Matters	93
7.11	Employee Matters	95
7.12	280G Matters	98
7.13	Pre-Closing Action Documents	99
7.14	Anti-Takeover Laws	100
7.15	Minimum Cash Amount	100
7.16	Non-Competition; Non-Solicitation	100
7.17	Compliance with Securities Laws	104
7.18	Restriction on Sale or Other Transfer of Buyer Common Stock	104
7.19	NYSE Listing; Removal of Legends	105
7.20	Registration of Shares Subject to Quanta RSUs	105
7.21	Restricted Stock Unit Grants	105
7.22	Letters of Credit	106

Article 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER		106

8.1	Representations and Warranties Accurate	106
8.2	Performance	106
8.3	Officer’s Certificate	106
8.4	Legal Prohibition	106
8.5	Ancillary Agreements	107
8.6	Payoff Letters; Invoices	107
8.7	Termination of Agreements	107
8.8	Transfer Agent Information	107
8.9	Resignations of Directors	107
8.10	Pre-Closing Actions	107

Article 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		108

9.1	Representations and Warranties Accurate	107
9.2	Performance	108
9.3	Officer Certificate	108
9.4	Legal Prohibition	108
9.5	Ancillary Agreements	108

Article 10. TERMINATION		108

10.1	Termination by Mutual Consent	108
10.2	Termination by Either the Buyer or the Company	108
10.3	Termination by the Company	109
10.4	Termination by the Buyer	109
10.5	Effect of Termination	110

Article 11. NO SURVIVAL		110

11.1	Survival	110

Article 12. MISCELLANEOUS		111

12.1	Expenses	111
12.2	Amendment or Waiver	111
12.3	Entire Agreement	111
12.4	Headings	111
12.5	Notices	112
12.6	Exhibits and Schedules	113
12.7	Binding Effect; Assignment	113
12.8	No Recourse	114
12.9	No Third-Party Beneficiary	115
12.10	Counterparts	116
12.11	Buyer Release	116
12.12	Company Securityholder Release	117
12.13	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	119
12.14	Obligations of the Buyer	121
12.15	Severability	121
12.16	Conveyance Taxes	121
12.17	Interpretation	122

EXHIBITS:

Exhibit A	Balance Sheet Rules
Exhibit B	Certain Working Capital Definitions
Exhibit C	Form of Amended and Restated Company Charter
Exhibit D	Form of Amended and Restated Company Bylaws
Exhibit E-1	Form of Company SAR Waiver
Exhibit E-2	Form of Company RSU Waiver
Exhibit F	Sample Calculation of Merger Consideration
Exhibit G	Contingent Consideration
Exhibit H	Allocation Schedule
Exhibit I	Form of Payments Administration Agreement
Exhibit J	Form of Letter of Transmittal

SCHEDULES:

Schedule 1	Pre-Closing Agreements
Schedule 2	Other Consenting Company Securityholders and Ancillary Agreements to be Signed
Schedule 3	Company Disclosure Schedules
Schedule 4	Buyer Disclosure Schedules

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated effective as of July 17, 2024, by and among Cupertino Electric, Inc., a Delaware corporation (the “Company”), Quanta Services, Inc., a Delaware corporation (the “Buyer”), Quanta Merger Sub, Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of the Buyer (“Merger Sub”) and Fortis Advisors LLC, a Delaware limited liability company (the “Securityholder Representative,” and together with the Company, the Buyer and Merger Sub, individually, a “Party” and collectively, the “Parties”); provided that solely for purposes of Section 4.1 (Appointment of Securityholder Representative), Section 5.26 (No Outside Reliance), Section 5.28 (Investment Purposes), Section 7.5 (Exclusivity), Section 7.16 (Non-Competition; Non-Solicitation), Section 7.17 (Compliance with Laws) and Section 7.18 (Restrictions on Sale or Other Transfer of Buyer Common Stock) only (the “Designated Provisions”), the Designated Company Shareholders (as defined below) and the Designated Company SAR Holders (as defined below) are Parties to this Agreement.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving entity and a wholly-owned subsidiary of the Buyer (the “Surviving Company”).

B. Concurrently with the execution of this Agreement, the Company and certain Company Securityholders have entered into agreements to consummate the transactions set forth on Schedule 1 (such agreements, the “Pre-Closing Agreements,” and such transactions, the “Pre-Closing Actions”), which transactions will be consummated immediately prior to and in some instances may be subject to the occurrence of, the Effective Time.

C. In connection with the transactions contemplated by this Agreement, the Company Board has unanimously (i) determined that it is fair to and in the best interests of the Company and the Company Shareholders (as defined herein) to enter into, and has declared advisable, this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Pre-Closing Actions (as defined below), (ii) approved this Agreement in accordance with Section 251 of the DGCL and the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Pre-Closing Actions, upon the terms and subject to the conditions set forth herein, (iii) directed that this Agreement be submitted to the Company Shareholders to be adopted and approved, and (iv) resolved to recommend that the Company Shareholders adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, including the Pre-Closing Actions, in accordance with the DGCL.

D. Immediately following the execution and delivery of this Agreement, the (i) Company will deliver to the Buyer a written consent (the “Written Consent”) executed by the Designated Company Shareholders and the other Company Shareholders set forth on Schedule 2, under which such Company Shareholders will adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement and (ii) the Ancillary Agreements set forth on Schedule 2, executed by each of the Company Securityholders set forth on such Schedule.

E. Each of the board of directors of the Buyer and the Merger Sub has (i) determined that it is fair to and in the best interests of the Buyer and Merger Sub, as applicable, and their respective equityholders to enter into, and has declared advisable, this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) approved the execution and delivery of this Agreement by the Buyer and Merger Sub, as applicable, the performance by the Buyer and Merger Sub of their respective covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein.

F. The Company, the Buyer and Merger Sub and the Securityholder Representative desire to make certain representations and warranties, covenants and agreements in connection with the Merger and the Pre-Closing Actions and also set forth the terms and conditions of the Merger, all as set forth in this Agreement.

ARTICLE 1.

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means the accounting policies, principles, procedures, rules, practices, methodologies, categorizations, asset recognition bases, definitions, judgments and estimation techniques utilized in preparing the Audited Financial Statements, applied on a consistent basis.

“Accredited Closing Cash Consideration” means (a) the Closing Consideration, minus (b) the Unaccredited Closing Consideration and minus (c) $225,750,000.

“Accredited Investor” means each Company Securityholder (i) who holds at least 4,000 Pro Rata Shares or (ii) has executed an Ancillary Document certifying that such Company Securityholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Accredited Share Number” means the aggregate number of Pro Rata Shares held by Accredited Investors.

“Accrued Taxes” means the amount of accrued and unpaid income Tax liabilities of the Company and the Company Subsidiaries for any Pre-Closing Tax Period, as finally determined in connection with the determination of Final Assumed Indebtedness Amount pursuant to Section 3.5, calculated (a) in a manner consistent with the past practice of the Company and each Company Subsidiary (and, for the avoidance of doubt, taking into account any current income Tax assets accrued by the Company and the Company Subsidiaries (determined before taking into account the Transaction Tax Deductions)), (b) as of the end of the Closing Date (as if the tax year of the Company and each Company Subsidiary ended on such date), (c) taking into account the Transaction Tax Deductions and deducting the Transaction Tax Deductions in the Pre-Closing Tax Period, and (d) without regard to any action taken by the Buyer (or its Affiliates including the Company and each Company Subsidiary after the Closing) on or after the Closing.

“Action” means any lawsuit, audit, inquiry, investigation, claim, charge, complaint, suit, demand, grievance, hearing, subpoena, arbitration, mediation or other proceeding or action, in each case by or before (or threatened in writing to be by or before) any Governmental Authority or arbitrator, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Time” means 11:59 p.m. (Pacific Time) on the date immediately preceding the Closing Date.

“Affiliate” means with respect to a specified Person, any other Person (a) which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, or (b) who is a director, officer, partner or principal of such specified Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such specified Person.

“Aggregate SAR Grant Price” means the sum of the SAR Grant Prices of all Company SARs that are issued and outstanding immediately prior to the Effective Time, whether vested or unvested.

“Allocation Schedule” means the Initial Allocation Schedule, unless and until an Updated Allocation Schedule is delivered, in which case “Allocation Schedule” means the Updated Allocation Schedule.

“Ancillary Agreements” means each Pre-Closing Action Document, each Company SAR Waiver, each Company RSU Waiver and each other agreement, document, instrument or certificate explicitly contemplated by this Agreement or to be executed by any Person in connection with the consummation of the transactions contemplated by this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition, and foreign investment laws.

“Assumed Indebtedness” means, without duplication of amounts included in Closing Working Capital or Closing Company Expenses, all Indebtedness of the Company and each Company Subsidiary existing as of the Closing that is not being repaid at the Closing under Section 3.3(a)(iv) hereof and, for the avoidance of doubt, excluding any Indebtedness under the Existing Credit Facility to the extent included in the Credit Facility Payoff Amount; provided that if any cash or cash equivalents included in the amount of Closing Cash or any Current Assets included in the calculation of Closing Working Capital are used to reduce the amount of Assumed Indebtedness during the period between the Adjustment Time and the Closing, the amount of such reduction shall be disregarded for purposes of calculating the amount of Assumed Indebtedness.

“Audited Balance Sheets” has the meaning set forth in the definition of Financial Statements.

“Audited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit A attached hereto; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit A, the rules set forth on Exhibit A shall apply.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, compensatory equity or equity-based, severance, employment, individual consulting, individual service, retention, change-in-control, fringe benefit, collective bargaining, bonus, stock incentive, cash incentive, deferred compensation, profit sharing, pension, retirement, welfare, pension, excess benefit, savings, life, health, medical, dental, vision, cafeteria, disability, accident, flex spending, vacation, paid time off, tuition, employee assistance, and each other compensation and/or benefit plan, agreement, arrangement, program or policy (in each case, whether or not subject to ERISA, whether formal or informal, whether funded or unfunded and whether written or unwritten).

“Business” means any and all business activities or part thereof conducted by the Company and/or the Company Subsidiaries (including, in each case, through any joint ventures) at any time during the three (3) year period prior to the Closing Date, or which the Company or any of its Affiliates has taken material steps toward conducting as of the Closing Date, including contracting services for engineering, procurement, construction or maintenance; Products related to datacenter projects, including the design, manufacturing and servicing of prefabricated modular data centers; and renewable energy projects, including solar, wind, energy storage and power delivery projects.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in San Francisco, California or Houston, Texas are authorized or required by Law or executive order to close.

“Buyer Adjustment Amount” means the sum of (a) the excess, if any, of the Estimated Working Capital Adjustment Amount over the Final Working Capital Adjustment Amount, (b) the excess, if any, of the Final Assumed Indebtedness Amount over the Estimated Assumed Indebtedness Amount, (c) the excess, if any, of the Estimated Closing Cash Amount over the Final Closing Cash Amount, and (d) the excess, if any, of the Final Closing Company Expenses over the Estimated Closing Company Expenses.

“Buyer Adjustment Holdback Amount” means $15,000,000.

“Buyer Common Stock” means the Common Stock, par value $0.00001 per share, of the Buyer.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by the Buyer and Merger Sub to the Company concurrently with the execution and delivery of this Agreement, attached as Schedule 4 to this Agreement.

“Buyer Knowledge Parties” means Earl C. Austin, Jr., Jayshree Desai and Donald C. Wayne.

“Buyer Specified Representations” means the representations and warranties of the Buyer contained in Section 6.1 (Organization), Section 6.3 (Authority; Binding Obligation; No Vote; Required Approval), Section 6.8 (Business Activities) and Section 6.9 (Brokers).

“Buyer Stock Price” means with respect to the (a) Stock Consideration, the Closing Stock Price and (b) Contingent Consideration, the average closing price per share of the Buyer Common Stock for the ten (10) consecutive trading days up to and including the trading day that is three (3) trading days prior to the final determination of the Contingent Consideration, as reported on the NYSE.

“Capitalized Management Bonuses” means any change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus, severance, retention payment and any similar payments that are payable in connection with or as a result of the consummation of the Merger, in each case, payable under the Company Incentive Agreements, whether prior to, at or after the Closing and whether or not in connection with any other event, including any termination of service, including but not limited to, the Bonus Pool (but excluding any amounts that become payable due to a termination of employment or service initiated by the Buyer or one of its Subsidiaries after the Closing that are expressly set forth on Section 1.1(c) of the Company Disclosure Schedules).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law.

“Closing Cash” means the aggregate value, without duplication, of all cash and cash equivalents (including, for the avoidance of doubt, the Minimum Cash Amount), marketable securities (including, for the avoidance of doubt, current and non-current portions thereof), bank account balances, deposits in transit, the amount of any received and uncleared checks or marketable securities (including the non-current portion thereof) of the Company and the Company Subsidiaries on a consolidated basis as of the Adjustment Time, reduced by (a) the amount of all bank overdrafts and “cut” but uncashed checks or wires issued by the Company or any Company Subsidiary that are outstanding to the extent included in the determination of cash and cash equivalents, (b) any cash or cash equivalents generated from a breach of any of the Specified Provisions and (c) any dividend or distribution that has been approved or declared by the Company but not paid prior to the Adjustment Time.

“Closing Company Expenses” means the Company Expenses remaining unpaid by the Company or the Company Subsidiaries as of the Adjustment Time.

“Closing Consideration” means (a) the Estimated Merger Consideration, minus (b) the Unvested RSU Value, minus (c) the Buyer Adjustment Holdback Amount and minus (d) the Securityholder Representative Expense Amount.

“Closing Stock Price” means $255.69 per share of Buyer Common Stock (which amount is the resultant of the average closing price per share of the Buyer Common Stock for the ten (10) consecutive trading days up to and including the trading day that is three (3) trading days prior to the date of this Agreement, as reported on the NYSE).

“Closing Working Capital” means the Working Capital of the Company and the Company Subsidiaries as of the Adjustment Time.

“Closing Working Capital Adjustment Amount” means the amount (which, for the avoidance of doubt, may be positive or negative) equal to (a) the Closing Working Capital minus (b) the Target Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 2009 Equity Plan” means that certain 2009 Equity Incentive Plan adopted by the Company as of September 24, 2010, which is a long-term incentive plan for the benefit of certain employees of the Company.

“Company 2023 Equity Plan” means that certain 2023 Equity Incentive Plan adopted by the Company as of May 17, 2023, which is a long-term incentive plan for the benefit of certain employees of the Company.

“Company Adjustment Amount” means the sum of (a) the excess, if any, of the Final Working Capital Adjustment Amount over the Estimated Working Capital Adjustment Amount, (b) the excess, if any, of the Estimated Assumed Indebtedness Amount over the Final Assumed Indebtedness Amount, (c) the excess, if any, of the Final Closing Cash Amount over the Estimated Closing Cash Amount, and (d) the excess, if any, of the Estimated Closing Company Expenses over the Final Closing Company Expenses.

“Company Board” means the board of directors of the Company.

“Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company filed May 26, 2022 with the Secretary of State of the State of Delaware.

“Company Common Stock” means the common stock of the Company, par value $0.0004 per share.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Buyer and Merger Sub concurrently with the execution and delivery of this Agreement, attached as Schedule 3 to this Agreement.

“Company Enterprise Value” means $1,505,000,000.

“Company Equity Plans” means, collectively, the Company 2009 Equity Plan and the Company 2023 Equity Plan.

“Company Expenses” means, without duplication, and only to the extent not paid prior to the Closing, (a) all out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (including the Securityholder Representative) to the extent directly related to the transactions contemplated by this Agreement incurred through the Closing Date by the Company or any such Subsidiary, including (i) all costs, fees, and expenses, in each case, incurred by the Company or any of its Subsidiaries (including the Securityholder Representative) prior to the Closing in connection with the consummation of the Pre-Closing Actions, (ii) the amount of investment banking, financial or other advisor, legal, and accounting fees and expenses and any other transaction costs (including the fees and expenses of Fenwick and Lazard), and (iii) any fees or amounts payable by the Company or any of its Subsidiaries under such contracts or agreements set forth on Section 1.1(d) of the Company Disclosure Schedules, (b) any termination fees, prepayment penalties, “breakage” costs or similar payments actually payable in conjunction with the repayment of any other Indebtedness (other than obligations with respect to the Existing Credit Facility) on the Closing Date, (c) the Capitalized Management Bonuses, including all payroll taxes attributable thereto (other than Company Side Taxes with respect to the Bonus Pool), (d) all obligations of the type referred to in the foregoing clauses of this definition of other Persons (other than the Company or any such Subsidiary) for the payment of which the Company or any of its Subsidiaries is responsible or liable as guarantor, (e) any payroll taxes attributable to the Company SAR Amount and the Company RSU’s, in each case, other than the Company Side Taxes and (f) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by the Company or any Company Subsidiary in respect of the foregoing; provided that if any cash or cash equivalents included in the amount of Closing Cash are used to pay any amount of the Company Expenses between the Adjustment Time and the Closing, the amount of such reduction shall be disregarded for purposes of calculating the amount of Company Expenses; provided further that in no event will Company Expenses include any amount (A) to the extent included in Assumed Indebtedness in the determination of the Merger Consideration, (B) to the extent included as Current Liabilities in the determination of Working Capital, (C) incurred directly or indirectly by the Company or any Company Subsidiary in connection with any financing, action or activity necessary for the Buyer to satisfy its obligations set forth herein or in the documents contemplated hereby, (D) incurred directly or indirectly by the Buyer or its Subsidiaries in connection with obtaining the R&W Insurance Policy, (E) incurred directly or indirectly by the Buyer or its Subsidiaries (including the Surviving Company) in obtaining the D&O Policy, (F) for which a Party is expressly responsible for reimbursing the other Party (or Parties) under this Agreement or (G) in respect of Company Side Taxes.

“Company Incentive Agreements” means those certain agreements between the Company and certain employees of the Company or the Company Subsidiaries described on Section 5.15(a) of the Company Disclosure Schedules under the same heading.

“Company Knowledge Parties” means the individuals set forth on Section 1.1(a) of the Company Disclosure Schedules under the heading “Company Knowledge Parties”.

“Company Plan” means a Benefit Plan that the Company or any Company Subsidiary sponsors or maintains, or to which the Company or any Company Subsidiary contributes or is required to contribute, or with respect to which the Company or any Company Subsidiary may have any liability (actual, contingent or otherwise), including on account of an ERISA Affiliate, to provide compensation and/or benefits to or for the benefit of any of their respective current or former employees, directors or individual service providers, or the spouses, beneficiaries or other dependents thereof.

“Company Related Party” means the Company and its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents (including family members and any related trusts of the foregoing).

“Company RSU” means a restricted stock unit of the Company granted to an employee, director or consultant of the Company pursuant to a Company RSU Agreement.

“Company RSU Agreement” means a Notice of Restricted Stock Unit Award and related Restricted Stock Unit Agreement granting Company RSUs under the Company 2023 Equity Plan.

“Company RSU Holders” means holders of Company RSUs.

“Company RSU Shares” means the number of Company Shares that the Company RSU Holders have the right to receive with respect to all Company RSUs in accordance with the terms of the applicable Company RSU Agreement and Company 2023 Equity Plan.

“Company SAR” means a stock appreciation right of the Company granted to an employee, director or consultant of the Company pursuant to a Company SAR Agreement.

“Company SAR Agreement” means a Stock Appreciation Rights Agreement granting Company SARs under the Company 2009 Equity Plan.

“Company SAR Holders” means holders of Company SARs.

“Company SAR Shares” means the number of Company Shares that the Company SAR Holders have the right to receive with respect to all Company SARs in accordance with the terms of the applicable Company SAR Agreement and Company 2009 Equity Plan.

“Company Securityholders” means (a) with respect to any period of time prior to the Closing, collectively, the Company Shareholders, Company SAR Holders and Company RSU Holders at such time and (b) with respect to any period of time from and after the Closing, collectively, the Company Shareholders, the Company SAR Holders and Company RSU Holders as of the immediately prior to the Effective Time.

“Company Shareholders” means, as applicable, the holder(s) of any and all issued and outstanding Company Shares as of the relevant time of determination, excluding any Company Shares owned directly or indirectly by the Company, if any (whether held in treasury or otherwise). For the avoidance of doubt, as of the date hereof, the Company Shareholders are set forth on Section 5.2(a) of the Company Disclosure Schedules and are all the holders of all issued and outstanding Company Shares as of the date hereof.

“Company Shares” means shares of Company Common Stock.

“Company Side Taxes” means, with respect to (i) any amounts deemed to be compensation and payable by the Company or any Company Subsidiary to the Company RSU Holders and the Company SAR Holders at Closing and (ii) any amounts payable at or after the Closing from the Bonus Pool, the applicable Medicare and additional Medicare taxes owed under the Federal Insurance Contribution Act for which the Company or any domestic Company Subsidiary is liable; provided that, with respect to any amounts payable as Contingent Consideration, Company Side Taxes means any payroll taxes and the applicable Medicare and additional Medicare taxes owed under the Federal Insurance Contribution Act for which Buyer or any of its Subsidiaries (including the Company or any domestic Company Subsidiary) is liable.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contractual Representations” mean the representations and warranties set forth in (a) Article 5 and Sections 7.5(b), 7.17 and 7.18 (as qualified by the related portions of the Company Disclosure Schedules hereto) and (b) the certificate delivered pursuant to Section 8.3 hereof to the extent the same pertains to the matters referenced in Section 8.1 hereof.

“Control” or “control” means, with respect to any Person, the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise (and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing).

“COVID Actions” means any commercially reasonable actions taken by Party or its Affiliates (after determination by such Party or its applicable subsidiary that such actions are necessary and prudent) to the extent that such action would have been taken by a reasonable Person similarly situated as such Party or its Affiliates in connection with (a) mitigating the adverse effects of events caused by the pandemic of SARS-CoV-2 and its variants or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, supplies, employees and other business relationships of such Person) or (b) insuring compliance by such Person and its subsidiaries and their respective directors, officers and employees with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Laws, in each case, by any Governmental Authority in response to the SARS-CoV-2 and its variants.

“Credit Facility Payoff Amount” means the amount, if any, of outstanding principal and accrued but unpaid interest under the Existing Credit Facility as of Closing, any termination fees, prepayment penalties, “breakage” costs or similar payments associated with and all other costs associated with the repayment of the Existing Credit Facility on the Closing Date; provided that if any cash or cash equivalents included in the amount of Closing Cash or any Current Assets included in the calculation of Closing Working Capital are used to reduce the Credit Facility Payoff Amount during the period between the Adjustment Time and the Closing, the amount of such reduction shall be disregarded for purposes of calculating the Credit Facility Payoff Amount. For the avoidance of doubt, the Credit Facility Payoff Amount shall be deemed to include all amounts included in the Payoff Letter with respect to the Existing Credit Facility, other than undrawn amounts in respect of letters of credit issued thereunder; provided that, for the avoidance of doubt, outstanding letters of credit issued under the Existing Credit Facility shall not be deemed to be drawn or called solely as a result of the termination of the Existing Credit Facility.

“Date hereof” and “date of this Agreement” means the date first written above.

“Designated Company SAR Holders” means each of the Company SAR Holders that have executed this Agreement.

“Designated Company Shareholders” means each of the Company Shareholders who has executed this Agreement, who are each set forth on Section 1.1(e) of the Company Disclosure Schedules in paragraphs 1(a) and 1(b) thereof; provided that such Persons reflected in paragraph 1(b) of Section 1.1(e) of the Company Disclosure Schedules represent the respective natural Person grantors of the trusts constituting Designated Company Shareholders reflected in paragraph 1(a) of Section 1.1(e) of the Company Disclosure Schedules and who are currently employed or have been employed by the Company or a Company Subsidiary, which natural Persons shall also be subject to the obligations arising from the Designated Provisions; provided further that, for the avoidance of doubt, no institutional trustee signatory hereto or thereto nor their institutional trustee successors in trust shall be deemed to be bound as a Designated Company Shareholder.

“Designated Portion” means, with respect to each Company Securityholder, the percentage set forth in the Allocation Schedule.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, pledges, security interests, hypothecations, easements, rights-of-way or other encumbrances.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment and surface and subsurface strata.

“Environmental Claims” means any Actions, notices, or written information alleging or evidencing material noncompliance with or material liability arising under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws, all judicial and administrative orders and determinations, and all common law, relating to public or worker health and safety, pollution or protection of the Environment or natural resources, including those relating to the use, generation, handling, treatment, transportation, storage, disposal, Release or threatened Release, or cleanup of any Hazardous Substance.

“Equitable Exceptions” means (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) as to the enforcement of such rights and remedies, general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Company Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Sixth Amended and Restated Credit Agreement, dated as of December 16, 2021, as amended, among the Company and certain of its Subsidiaries (on the one hand), and Bank of America, N.A. and U.S. Bank National Association (on the other hand), as the same may be amended, supplemented or otherwise modified prior to the Closing Date.

“Financial Statements” means (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 26, 2021, December 25, 2022 and December 31, 2023 (collectively, the “Audited Balance Sheets”) and the related audited consolidated statements of operations, equity and cash flows of the Company and such Company Subsidiaries for the years then ended, together with the notes and schedules thereto (together with the Audited Balance Sheets, collectively the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 28, 2024 (the “Interim Balance Sheet”) and the related consolidated statements of operations, equity and cash flows of the Company and its Subsidiaries for the four (4) months ended April 28, 2024 (together with the Interim Balance Sheet the “Unaudited Financial Statements”).

“Fraud” means, with respect to any Party, intentional and knowing fraud with respect to the making of any Contractual Representations of such Party. For the avoidance of doubt, the definition of Fraud in this Agreement is limited to intentional and knowing fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for, (a) constructive fraud or other claims based on constructive knowledge or (b) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct.

“Fully Diluted Share Number” means, as of immediately prior to the Effective Time (but after the consummation of the Pre-Closing Actions), the aggregate number of (a) the Outstanding Company Shares, plus (b) the Company SAR Shares (whether vested or unvested), plus (c) the Company RSU Shares.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 5.1 (Organization and Qualification), Section 5.2, (Capitalization of the Company), Section 5.3 (Capitalization of the Company Subsidiaries), Section 5.4 (Authority; Binding Obligation), Section 5.14 (Taxes) and Section 5.23 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time consistently applied.

“Governmental Authority” means any nation or government, any federal, state, provincial or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority or self-regulatory organization of the United States of America or any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitral body (public or private) of competent jurisdiction.

“Grant Stock Price” means the average closing price per share of the Buyer Common Stock for the twenty (20) consecutive trading days up to and including the trading day that is immediately preceding the date of grant, as reported on the NYSE.

“Hazardous Substance” means any substance, material, chemical, mixture, or waste listed, defined, designated, classified, or regulated as hazardous, toxic or radioactive, or as a pollutant or contaminant, or words of similar import, under any Environmental Laws, including petroleum products or byproducts, asbestos or asbestos-containing materials, pesticides, polychlorinated biphenyls, per- and polyfluoroalkyl substances, noise, odor, mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money (including amounts owing under the Existing Credit Facility), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including amounts owing under the Notes Payable), (c) all obligations under capital leases or finance leases as determined in accordance with GAAP (including those set forth on Section 5.11(a) of the Company Disclosure Schedules, but excluding for the avoidance of doubt all real estate leases and operating leases), (d) any obligations or guarantees, contingent or otherwise, under any payment, performance or surety bond, acceptance, letters of credit or similar instruments or facilities, in each case, solely to the extent drawn upon or called (provided that, for the avoidance of doubt, outstanding letters of credit issued under the Existing Credit Facility shall not be deemed to be drawn or called for such purpose solely as a result of the termination of the Existing Credit Facility), (e) net obligations under any swap, derivative or similar transactions, (f) prepayment fees and penalties related to the payoff of any of the foregoing as of the Closing, (g) unfunded or underfunded liabilities under any nonqualified deferred compensation plan, defined benefit pension plan or retiree benefit plan, including, in each case, all payroll taxes attributable thereto (computed as though all such payments were payable as of the Closing), (h) Accrued Taxes, (i) unpaid portions of minimum-earned premiums on insurance policies, (j) severance obligations with respect to officers or employees whose employment was terminated prior to the Closing Date, (k) any costs and fees incurred by such Person in connection with guarantees with respect to any indebtedness of any other Person (other than the Company or any Company Subsidiary) of a type described in clauses (a) through (k) above, (l) any change of control payment, transaction bonus, discretionary bonus, “stay put” bonus and any substantially similar payments that are payable in connection with the consummation of the Merger (other than (1) the Capitalized Management Bonuses, and (2) the Company SAR Amount), including any payroll taxes attributable thereto, (m) the obligation of the Company for any deferred redemption price of Company Common Stock, deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business), deferred compensation or other deferred payments, (n) the Specified Settlement Obligation, to the extent unpaid as of the Closing, and (o) Taxes (including transfer Taxes) relating to any pre-closing equipment transfer to the Company or Company Subsidiaries from a Company Related Party (without duplication of any amounts taken into account as Accrued Taxes). For the avoidance of doubt, Indebtedness shall not include: (i) any Indebtedness included in the calculation of (A) Current Liabilities in the determination of Working Capital, or (B) Company Expenses, (ii) any intercompany Indebtedness of the Company and the Company Subsidiaries, (iii) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (iv) any endorsement of negotiable instruments for collection in the ordinary course of business, (v) any deferred revenue, (vi) any liability under any contract, agreement or other arrangement between the Company or any Company Subsidiary, on the one hand, and the Buyer or any of its Affiliates, on the other hand, (vii) trade payables incurred in the ordinary course, (viii) Capitalized Management Bonuses, (ix) the Company SAR Amount and (x) the Company’s unpaid liability attributable to the IRS’s disallowance of any research and development Tax credits with respect to which there is a FIN 48 reserve of the Company and Company Subsidiaries.

“Independent Accountant” means KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Securityholder Representative and the Buyer in writing.

“Intellectual Property” means all patents, trademarks and service marks, together with applications for the foregoing, trade names, logos, Internet domain names, copyrights, rights in software, industrial designs, inventions, proprietary know-how, confidential business information, electronic databases and trade secrets.

“Interim Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“IP Licenses” means (a) licenses of material Intellectual Property to the Company or a Company Subsidiary from any third party, pursuant to which the Company or any Company Subsidiary has made payments of more than $1,000,000 in the twelve (12) calendar months ended December 31, 2023, other than shrink-wrap, click-wrap and similar non-exclusive licenses for commercially available off-the-shelf software or software-as-a-service; and (b) licenses of material Intellectual Property from the Company or a Company Subsidiary to any third party, other than (i) Contracts with customers entered into in the ordinary course of business that contain non-exclusive licenses and (ii) Contracts with licenses to Intellectual Property from the Company or a Company Subsidiary that are ancillary to the services provided by a service provider, vendor, supplier, subcontractor, consultant, independent contractor, employee, channel partner or other third party under the applicable Contract.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means those Persons set forth on Section 1.1(f) of the Company Disclosure Schedules.

“Knowledge” means (a) when used in reference to the Company or the Company Subsidiaries, after reasonable due inquiry, the actual knowledge of the Company Knowledge Parties, and (b) when used in reference to the Buyer or Merger Sub, after reasonable due inquiry, the actual knowledge of the Buyer Knowledge Parties.

“Law(s)” means any law (including common law), statute, regulation, code, ordinance, rule, form, decree, order, injunction, decision, ruling or other requirement of any Governmental Authority.

“Lazard” means Lazard Frères & Co. LLC.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder, together with all amendments, modifications, supplements and guarantees.

“Losses” means any and all losses, damages, injuries, liabilities, claims, demands, settlements, assessments, judgments, awards, fines, penalties, interest, Taxes, fees (including reasonable attorneys’ fees), charges, costs (including costs of investigation) or expenses of any nature (collectively, “Losses”) incurred or suffered by any such Person.

“made available” means that such information, document or material was made available for viewing and downloading by the Buyer and Merger Sub and their respective Representatives in the online data room for “Project Circuit” hosted by DFin Venue (the “Data Room”), as such information, document or material was posted to the Data Room by not later than 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof.

“Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities (actual or contingent) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of the Company and the Company Subsidiaries to consummate the transactions contemplated hereby when required pursuant to this Agreement and in any event prior to the Termination Date; provided, however, that “Material Adverse Effect” shall not include the impact on such business, condition, assets, liabilities or results of operations arising out of or attributable to (i) changes in conditions or effects, in each case, that generally affect the industries in which the Company and the Company Subsidiaries operate, including electric generating, transmission or distribution industries (including in each case any changes in operations thereof) or any change affecting retail markets for electric power or capacity or resulting from any changes in the national, regional, state, or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto, (ii) seasonal fluctuations of the businesses of the Company and the Company Subsidiaries, (iii) changes in any regional, national or international economic, financial, social or political conditions, (iv) effects resulting from changes in the financial, banking or securities markets, (v) any effects or changes in conditions resulting from an outbreak or escalation of hostilities, disease, epidemic or pandemic, including the coronavirus or the taking of any COVID Action, acts of terrorism, cyber terrorism, political instability or other national or international calamity, crisis or emergency, an act of God or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other region where the Company or any Company Subsidiary conducts business or operations, (vi) effects arising from changes or proposed changes in Laws or accounting principles or requirements, including any changes or proposed changes in standards, interpretations or enforcement thereof, (vii) effects relating to the announcement, execution or consummation of this Agreement or the transactions contemplated hereby, including the consummation of the Pre-Closing Actions or the fact that the prospective owner of the Company and the Company Subsidiaries is the Buyer or any Affiliate of the Buyer or related to the identity of any of the Buyer’s Representatives, (viii) effects resulting from compliance with the terms and conditions of this Agreement by the Company and the Company Subsidiaries (including the failure to take any action restricted by this Agreement) or otherwise consented to in writing by the Buyer, (ix) any actions required to be undertaken by the Company or any Company Subsidiary in accordance with, subject to and consistent with Section 7.4 to obtain any consent or approval of any Governmental Authority or make any filing required for the consummation of the Merger and the other transactions contemplated herein or in connection therewith, including any written proposal or commitment made by any Party or its Affiliates to any Governmental Authority in accordance with, subject to and consistent with Section 7.4 or imposed by any Governmental Authority, in each case, to obtain the consent of any Governmental Authority with respect to the Merger under the Antitrust Laws or (x) any failure by the Company or any of the Company Subsidiaries to meet any projections, forecasts or estimates in and of itself (it being understood that this clause (x) shall not apply to the facts, circumstances, changes, events, developments, conditions, occurrences or events that may have given rise or contributed to any such failure and therefore any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), except that in the case of sub-clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such conditions or effects have a disproportionate adverse impact on the Business of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and the Company Subsidiaries operate, then, such incremental disproportionate impact shall be taken into account in the determination of Material Adverse Effect hereunder. Notwithstanding anything to the contrary in this Agreement, in determining whether a Material Adverse Effect exists, any indemnification provided under this Agreement or any insurance, claim right of contribution, other indemnity or other similar rights available to a Party shall not be taken into consideration or account. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and the Company Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company or the Company Subsidiaries.

“Notes Payable” means the promissory notes set forth on Schedule 1.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or consent of or by a Governmental Authority.

“Outstanding Company SARs” means the Company SARs outstanding as of immediately prior to the Effective Time.

“Outstanding Company Shares” means the Company Shares issued and outstanding as of immediately prior to the Effective Time, excluding any Treasury Shares.

“Paying Agent” means U.S. Bank National Association.

“Per Accredited Share Cash Consideration” means (a) the Accredited Closing Cash Consideration divided by (b) the Accredited Share Number.

“Per Accredited Share Stock Consideration” means (a) the Stock Consideration divided by (b) the Accredited Share Number.

“Per Share Value” means the (a) the Estimated Merger Consideration divided by (b) the Fully Diluted Share Number.

“Per Unaccredited Share Consideration” means an amount in cash equal to the Closing Consideration divided by the aggregate number of Pro Rata Shares.

“Permitted Encumbrances” means (a) Encumbrances securing the obligations of the Company and the Company Subsidiaries pursuant to the Existing Credit Facility or other obligations to the extent terminated in connection with the Closing, (b) Encumbrances expressly disclosed in the Audited Financial Statements, (c) statutory Encumbrances for Taxes, assessments and other government charges not yet due and payable (or which are being contested in good faith by appropriate proceedings with appropriate reserves maintained in accordance with GAAP), (d) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries (on account of amounts not yet due and payable or, to the extent disclosed on Section 1.1(b) of the Company Disclosure Schedules, which are being contested in good faith by appropriate proceedings), (e) Encumbrances relating to the transferability of securities under applicable securities Laws, (f) Encumbrances securing rental payments under capitalized leases if only encumbering the subject of the applicable capitalized lease and disclosed on Section 1.1(b) of the Company Disclosure Schedules, (g) (i) Encumbrances in favor of the lessors and licensors under leases and licenses, and Encumbrances to which the fee simple interest (or any superior leasehold interest) in the Leased Real Property is subject, and (ii) Encumbrances, such as easements, rights-of-way, restrictive covenants, encroachments and similar matters of record affecting title to such Real Property, in each case, that do not or would not materially impair or detract from the current use or occupancy of the applicable assets or Real Property in the operation of the Business presently conducted thereon, (h) zoning, entitlement, building, and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon, (i) licenses of Intellectual Property rights, and (j) the Encumbrances set forth on Section 1.1(b) of the Company Disclosure Schedules.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means, in addition to any information defined or described by a Person or any of its Subsidiaries as “personal information” in any privacy notice or other public-facing statement by or on behalf of such Person or its Subsidiaries, all information identifying an individual or regarding an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at Law, in contract, in tort or otherwise.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Portion” means, a fraction, expressed as a percentage, (a) the numerator of which is one (1) and (b) the denominator of which is the aggregate number of Pro Rata Shares.

“Pro Rata Shares” means all (a) Outstanding Company Shares, (b) all Company Shares subject to a Company SAR and (c) Company Shares subject to the Vested Portion of each Company RSU, in each case as of immediately prior to the Effective Time (but after the consummation of the Pre-Closing Actions).

“R&W Insurance Policy” means an insurance policy that may be bound for coverage of the Buyer, the Surviving Company and the Subsidiaries of the Surviving Company with respect to the transactions contemplated by this Agreement.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, movement or disposing into or through the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, partner, member, equityholder, consultant, advisor or representative of such Person.

“SAR Grant Price” means, with respect to each Company SAR, (a) the Grant Price (as defined in the 2009 Equity Plan and the applicable Company SAR Agreement) of such Company SAR multiplied by (b) the total number of Company Shares subject to such Company SAR, in each case as set forth in the applicable Company SAR Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Specified Provisions” means Section 7.1(b)(ii), Section 7.1(b)(vii)(A), Section 7.1(b)(xi), Section 7.1(b)(xiv) and Section 7.1(b)(xv).

“Specified Settlement Obligation” means an amount equal to $9,875,000 with respect to the settlement of the claim specified in Section 1.7(a)(iii) of Exhibit G.

“Stock Consideration” means the aggregate number of shares of Buyer Common Stock equal the quotient of (a) $225,750,000 divided by (b) the Buyer Stock Price; provided, however, if at any time during the period between the date of this Agreement and the issuance of the Stock Consideration, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange, redemption, or readjustment of shares, or any stock dividend or distribution paid in Buyer Common Stock, the Stock Consideration shall be appropriately adjusted to reflect such change.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity.

“Tax” or “Taxes” means all federal, state, county, local, municipal, non-U.S. and other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated or other taxes, assessments, duties or similar charges in the nature of a tax, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law (including Treasury Regulations Section 1.1502-6 or any other similar provision of state, local or non-U.S. Law), by contract, as a transferee or successor or otherwise.

“Tax Benefit Adjustment Amount” means $30,000,000 (which includes $8,000,000 for Taxes prepaid by the Company).

“Tax Returns” means any report, declaration, return, estimate, information return, claim for refund, election or disclosure or statement of any kind supplied or required to be supplied to a Governmental Authority in connection with any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Tax Deductions” means, without duplication, the deductions for U.S. federal and state income Tax purposes resulting from the payment or accrual of (a) all fees, expenses and interest (including any breakage fees or accelerated deferred financing fees) incurred in connection with the payment of any Indebtedness at Closing, (b) the Company SAR Amount, (c) the Capitalized Management Bonuses, (d) the Company Side Taxes with respect to the amounts set forth in the foregoing clauses (b) and (c), and (d) the Company Expenses (to the extent deductible for applicable income tax purposes); provided that the amount of the Transaction Tax Deductions shall be computed assuming that an election is made to treat seventy percent (70%) of the amount of any success-based fee (as described in Revenue Procedure 2011-29) as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29 and are therefore deductible in a Pre-Closing Tax Period.

“Transfer Agent” means Equiniti Trust Company, LLC.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaccredited Closing Consideration” means (a) (i) the Unaccredited Share Number multiplied by (ii) the Per Unaccredited Share Consideration, and minus (b) the SAR Grant Price of each Company SAR held by an Unaccredited Investor.

“Unaccredited Investor” means any Company Securityholder who is not an Accredited Investor.

“Unaccredited Share Number” means the aggregate number of Pro Rata Shares held by Unaccredited Investors.

“Unaudited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Unvested Portion” means, with respect to each Company RSU, 75% of the Company Shares subject to such Company RSU, rounded up to the nearest whole share.

“Unvested RSU Value” means the (a) Unvested Portion of all Company RSUs outstanding immediately prior to the Effective Time multiplied by (b) the Per Share Value.

“Vested Portion” means, with respect to each Company RSU, 25% of the Company Shares subject to such Company RSU, rounded down to the nearest whole share.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a Party that both (a) causes such Party to be in material breach of such representation, warranty, agreement or covenant and (b) such Party actually knows, or after reasonable due inquiry should have known, at the time of such intentional action or omission is or would constitute a material breach, or would reasonably be expected to result in a material breach, of such representation, warranty, agreement or covenant; provided that, notwithstanding the foregoing, the failure of a Party to consummate the Merger when the relevant conditions to the Merger set forth in Article 8 have been satisfied and such Party is obligated to effectuate the Closing pursuant to Section 2.2 will, in and of itself, constitute a Willful Breach.

“Working Capital” means, at any date, an amount equal to (a) all Current Assets minus (b) all Current Liabilities, in each case, as of such date and as determined in accordance with the Balance Sheet Rules.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
280G Waived Benefits	7.12
2024 Annual Bonus Targets	7.11(b)(i)
2024 Bonuses	7.11(b)(i)
Agreement	Preamble
Anti-Takeover Laws	7.14
Bonus Pool	Schedule 1

Buyer	Preamble
Buyer Arrangements	7.12
Buyer Benefit Plan	7.11(b)
Buyer Disclosure Schedules	Article 6
Buyer Material Adverse Effect	6.5
Buyer Related Parties	12.8(c)
Buyer Releasors	12.11(a)
Buyer SEC Reports	6.15
Cause	7.11(c)
Certificate of Merger	2.2(b)
Certificates	3.4(a)
Closing	2.2(a)
Closing Company Expenses	3.3(c)
Closing Date	2.2(a)
Closing Working Capital	Exhibit B
Company	Preamble
Company 401(k) Plan	7.11(f)
Company Acquisition Proposal	7.5(a)
Company Deferred Compensation Plan	7.11(e)
Company Deferred Compensation Plan Trust	7.11(e)
Company Disclosure Schedules	Article 5
Company Labor Agreement	5.16(d)
Company Real Property	5.19(a)
Company RSU Waiver	3.4(c)
Company SAR Amount	3.2(d)(ii)
Company SAR Waiver	3.4(b)
Company Shareholder Agreements	5.2(a)
Company Subsidiary	5.3(a)
Competing Business	7.16
Confidential Information	7.16
Confidentiality Agreement	7.3(c)
Contingent Consideration	Exhibit G
Continuing Employees	7.11(a)
COVID Company Exception	7.1(a)
Current Assets	Exhibit B
Current Liabilities	Exhibit B
D&O Policy	7.7(c)
Delaware Law	Recitals
Designated Provisions	Preamble
DGCL	Recitals
Effective Time	2.2(b)
Estimated Assumed Indebtedness Amount	3.5(a)
Estimated Closing Cash Amount	3.5(a)
Estimated Closing Statement	3.5(a)
Estimated Merger Consideration	3.1
Estimated Working Capital Adjustment Amount	3.5(a)

Fenwick	7.8
Final Assumed Indebtedness Amount	3.5(d)
Final Closing Cash Amount	3.5(d)
Final Closing Company Expenses	3.5(d)
Final Working Capital Adjustment Amount	3.5(d)
Indemnified Parties	7.7(a)
Independent Accountant Procedures	3.5(c)(ii)
Initial Allocation Schedule	3.2(e)(i)
Insurance Policies	5.18
Inventor	5.8(d)
Labor Agreements	5.16(c)
Letter of Transmittal	3.2(e)
Licenses	5.10
Lock-Up Period	7.18
Material Contracts	5.11(a)
Material Customers	5.12
Material Suppliers	5.12
Merger	Recitals
Merger Consideration	2.1(b)
Merger Consideration Components	3.1
Merger Sub	Preamble
Minimum Cash Amount	7.15
Multiemployer Plan	5.15(d)
Non-Compete Party	7.16
Non-Compete Period	7.16
Notice of Disagreement	3.5(c)
Owned Intellectual Property	5.8(a)
Payment Fund	3.2(f)(i)
Payments Administration Agreement	3.2(f)(i)
Payoff Letters	3.3(b)
Party or Parties	Preamble
Pre-Closing Tax Matter	7.10(e)
Pre-Closing Actions	Recitals
Pre-Closing Agreements	Recitals
Product	5.24(a)
Section 1542	12.11(b)
Section 280G of the Code	7.12
Securityholder Representative’s Releasors	12.12(a)
Shareholders’ Related Parties	12.8(a)
Statement	3.5(b)
Surviving Company	Recitals
Surviving Company Released Parties	12.12(a)
Target Working Capital	Exhibit B
Termination Date	10.2(a)
Territory	7.16
Trade Secrets	7.16

Transfer Taxes	12.16
Updated Allocation Schedule	3.2(e)(ii)
Waiver Agreement	7.12
WARN Act	5.16(f)
Warranty Obligation	5.24(a)

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) the word “or” shall not be exclusive;

(h) references to “written” or “in writing” include in electronic form;

(i) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j) references to “the Company” and the “Company Subsidiaries” with respect to periods following the Effective Time shall mean the “Surviving Company” and the “Subsidiaries of the Surviving Company”, respectively;

(k) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(l) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof;

(n) with respect to the determination of any period of time, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(o) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q) any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(r) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(s) if a word is defined in this Agreement, a derivative of that word shall have a corresponding meaning;

(t) the phrase “to the extent” means the degree by which;

(u) each of the Merger Consideration Components shall be calculated without duplication of any amounts included in the calculation of any other of the foregoing terms; and

(v) the word “threatened” shall mean “threatened in writing.”

ARTICLE 2.

THE MERGER

2.1 Pre-Closing Actions; Merger.

(a) Pursuant to the terms of this Agreement, the Company and the Designated Shareholders set forth on Schedule 1 shall consummate the transactions set forth on such Schedule 1 pursuant to the Pre-Closing Agreements, effective immediately prior to, and in some instances may be subject to the occurrence of, the Effective Time.

(b) At Closing, the Buyer will (i) become the holder of all of the outstanding shares of common stock of the Surviving Company pursuant to the Merger to complete the Closing (including for these purposes the rights of Company SAR Holders) and (ii) as the sole consideration therefor, pay (A) the Estimated Merger Consideration to the Company Securityholders pursuant to this Agreement and (B) any other amounts required to be paid by the Buyer to the Securityholders Representative or Company Securityholders, as applicable, following the Closing pursuant to this Agreement, including Section 3.5(d) (clauses (A) and (B), collectively, the “Merger Consideration”), in each case, pursuant to the terms of this Agreement.

(c) At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate legal existence of Merger Sub shall cease and (c) the Company shall be the Surviving Company of the Merger and shall continue its legal existence under the DGCL immediately after the Effective Time in accordance with the DGCL. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub as of such time shall become the debts, liabilities, obligations and duties of the Surviving Company. As a result of the Merger, all of the respective Outstanding Company Shares (including the rights of Company SAR Holders) and equity interests in Merger Sub, will be converted or cancelled in the manner provided in Article 3.

2.2 Effective Time; Closing Date.

(a) The closing of the Merger (the “Closing”) shall take place remotely via the exchange of documents and signature pages by email, at noon Pacific Time, on the date that all of the conditions to the Closing set forth in Article 8 and Article 9 (in each case, other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to waive the same, or at such other date, time and place that the Company and the Buyer may agree in writing; provided that, except as otherwise requested in writing by a Party hereto, all Closing transactions shall be effectuated by electronic delivery of the documents and other certificates or instruments to be delivered by such party pursuant to Section 3.3, signed by a duly authorized officer on behalf of the applicable Party as provided for in the applicable document(s) being signed by each such Party. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

(b) On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a duly executed certificate of merger meeting the requirements of Section 251 of the DGCL with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the Parties (other than the Securityholder Representative) shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed and accepted in accordance with the applicable provisions of the DGCL (the date and time when the Merger is effective, the “Effective Time”).

2.3 Surviving Company Organizational Matters.

(a) Surviving Company Charter Documents. By virtue of the Merger and applicable Law, and without any further action on the part of the Company, the Buyer, Merger Sub, Securityholder Representative or any holder of Outstanding Company Shares, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit C and, as so amended and restated, such Company Charter shall be the certificate of incorporation of the Surviving Company as of the Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable Law. The bylaws (or equivalent governing document) of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit D and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Company as of the Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable Law.

(b) Directors and Officers of the Surviving Company. The directors of Merger Sub shall be the members of the board of directors (or equivalent governing body) of the Surviving Company immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of the Buyer, Merger Sub and the Company shall take all action necessary to implement the provisions of this Section 2.3.

2.4 Further Assurances. At and after the Effective Time, each Party will, and will cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party may reasonably request to effect or consummate the transactions contemplated hereby. In furtherance of the foregoing, if, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors, as applicable, or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement. The Surviving Company shall bear the out-of-pocket expenses incurred by it with respect to the actions to be taken pursuant to this Section 2.4.

2.5 Tax Consequences. The Parties intend that, for United States federal income tax purposes, the Merger, after giving effect to the Pre-Closing Actions, including consideration received by Company Securityholders pursuant to Section 3.7, shall constitute the sale by the Company Securityholders of all of the equity of the Company to the Buyer, and no Party shall take any contrary tax position unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of applicable Law).

ARTICLE 3.

MERGER CONSIDERATION; CONVERSION OF SECURITIES; OUTSTANDING COMPANY SARS; CONTINGENT CONSIDERATION

3.1 Calculation of the Estimated Merger Consideration. The “Estimated Merger Consideration” shall be equal to:

(a) the Company Enterprise Value;

(b) plus the Tax Benefit Adjustment Amount;

(c) plus the Estimated Working Capital Adjustment Amount (provided that, for the avoidance of doubt, if the Estimated Working Capital Adjustment Amount is a negative number, it will result in a decrease to the amount of the Estimated Merger Consideration);

(d) plus the Estimated Closing Cash Amount;

(e) plus the Aggregate SAR Grant Price;

(f) minus the sum of:

(i) the Credit Facility Payoff Amount;

(ii) the Estimated Assumed Indebtedness Amount; and

(iii) the Estimated Closing Company Expenses.

The components of the Estimated Merger Consideration referenced in clauses (c), (d) and (f) (other than the Credit Facility Payoff Amount) of this Section 3.1 shall be determined in accordance with and subject to adjustment following the Closing pursuant to Section 3.5 (such components, the “Merger Consideration Components”). The Estimated Merger Consideration shall be paid in the form of the Estimated Cash Consideration and the Stock Consideration.

3.2 Treatment of Company Securities at the Effective Time. At the Effective Time, and without any action on the part of the Buyer, Merger Sub, the Company, or any Company Securityholder:

(a) Capital Stock of Merger Sub. As a result of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly issued, fully paid and nonassessable share of common stock, par value $0.0004 per share, of the Surviving Company (free of any Encumbrances), which shall constitute the only outstanding shares of capital stock of the Surviving Company. Any certificate of Merger Sub evidencing ownership of any capital stock in Merger Sub shall automatically be deemed to evidence ownership of the common stock of the Surviving Company.

(b) Cancellation of Treasury Shares of the Company. As a result of the Merger, all Company Common Stock outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company, if any (such shares, whether held in treasury or otherwise, “Treasury Shares”) will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(c) Treatment of Company Securities Held by Unaccredited Investors. As a result of the Transactions contemplated by this Agreement (including the Pre-Closing Actions) and/or this Agreement and the Pre-Closing Agreements:

(i) Outstanding Company Shares Held by Unaccredited Investors. Each Outstanding Company Share that is held by an Unaccredited Investor will convert into the right receive (A) an amount in cash equal to the Per Unaccredited Share Consideration, (B) an amount in cash equal to the Pro Rata Portion of the True-Up Amount (if any) and (C) an amount in cash equal to the Pro Rata Portion of any portion of the Expense Fund that is released to the Company Securityholders pursuant to Section 4.2.

(ii) Company SARs Held by Unaccredited Investors. Each Company SAR that is held by an Unaccredited Investor will convert into the right to receive (A) an amount in cash equal to (I) (x) the Per Unaccredited Share Consideration multiplied by (y) the number of Company Shares subject to such Company SAR minus (II) the SAR Grant Price of such Company SAR, (B) an amount in cash equal to the Pro Rata Portion of the True-Up Amount (if any) and (C) an amount in cash equal to the Pro Rata Portion of any portion of the Expense Fund that released to the Company Securityholders pursuant to Section 4.2, in each case, from which shall be deducted applicable withholdings for Taxes.

(iii) Vested Company RSUs Held by Unaccredited Investors. The Vested Portion of each Company RSU held by an Unaccredited Investor will convert into the right to receive (A) an amount in cash equal to (I) the Per Unaccredited Share Consideration multiplied by (II) the number of Company Shares subject to the Vested Portion of such Company RSU, (B) an amount in cash equal to the (I) the number of Company Shares subject to the Vested Portion of such Company RSU multiplied by (II) the Pro Rata Portion of the True-Up Amount (if any) and (C) an amount in cash equal to (I) the number of Company Shares subject to the Vested Portion of such Company RSU multiplied by (II) the Pro Rata Portion of any portion of the Expense Fund that is released to the Company Securityholders pursuant to Section 4.2, in each case, from which shall be deducted applicable withholdings for Taxes. The Unvested Portion of each such Company RSU will be cancelled without right to receive any consideration.

(d) Treatment of Company Securities Held by Accredited Investors. At the Effective Time, as a result of the Merger and/or the Transactions contemplated by this Agreement (including the Pre-Closing Actions) and/or this Agreement and the Pre-Closing Agreements:

(i) Outstanding Company Shares Held by Accredited Investors. As a result of the Merger, each Outstanding Company Share that is held by an Accredited Investor will convert into the right to receive (A) a number of shares of Buyer Common Stock equal to the Per Accredited Share Stock Consideration, (B) an amount in cash equal to the Per Accredited Share Cash Consideration, (C) an amount in cash equal to the Pro Rata Portion of the True-Up Amount (if any) and (D) an amount in cash equal to the Pro Rata Portion of any portion of the Expense Fund that is released to the Company Securityholders pursuant to Section 4.2, in each case, from which shall be deducted applicable withholdings for Taxes.

(ii) Company SARs Held by Accredited Investors. Each Company SAR that is held by an Accredited Investor will convert into the right to receive (collectively, the “Company SAR Amount”) (A) a number of shares of Buyer Common Stock equal to (I) the Per Accredited Share Stock Consideration multiplied by (II) the number of Company Shares subject to such Company SAR, (B) an amount in cash equal to (I) the Per Accredited Share Cash Consideration multiplied by the number of Company Shares subject to such Company SAR minus (II) SAR Grant Price of such Company SAR, (C) an amount in cash equal to the (I) the number of Company Shares subject to such Company SAR multiplied by (II) the Pro Rata Portion of the True-Up Amount (if any) and (D) an amount in cash equal to (I) the number of Company Shares subject to such Company SAR multiplied by (II) the Pro Rata Portion of any portion of the Expense Fund that is released to the Company Securityholders pursuant to Section 4.2, in each case, from which shall be deducted applicable withholdings for Taxes. The Company shall, prior to the Effective Time, take all actions, including providing all notices, adopting all resolutions and obtaining all consents, in each case, that are necessary or desirable to effectuate this Section 3.2(d)(ii) in accordance with and pursuant to the terms of the Company 2009 Equity Plan and the applicable Company SAR Agreements. The Buyer shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably delayed or withheld.

(iii) Company RSUs Held by Accredited Investors. The Vested Portion of each Company RSU that is held by an Accredited Investor immediately prior to the Effective Time will convert into the right to receive (A) a number of shares of Buyer Common Stock equal to (I) the Per Accredited Share Stock Consideration multiplied by (II) the number of Company Shares subject to the Vested Portion of such Company RSU, (B) an amount in cash equal to (I) the Per Share Cash Consideration multiplied by (II) the number of Company Shares subject to the Vested Portion of such Company RSU, (C) an amount in cash equal to the (I) the number of Company Shares subject to the Vested Portion of such Company RSU multiplied by (II) the Pro Rata Portion of the True-Up Amount (if any) and (D) an amount in cash equal to (I) the number of Company Shares subject to the Vested Portion of such Company RSU multiplied by (II) the Pro Rata Portion of any portion of the Expense Fund that is released to the Company Securityholders pursuant to Section 4.2, in each case, from which shall be deducted applicable withholdings for Taxes. Subject to Section 7.21, the Unvested Portion of each such Company RSU will be cancelled without right to receive any consideration.

(e) Allocation Schedule.

(i) The Company has delivered to the Buyer a written schedule, which is set forth on Exhibit H (the “Initial Allocation Schedule”), certified by the Chief Financial Officer of the Company as having been prepared in accordance with this Agreement, setting forth an itemized list thereof (including calculations thereof) in reasonable detail, and in each case in form and substance reasonably satisfactory to the Buyer, of (A) all Company Securityholders as of immediately prior to the Effective Time, (B) the number of Outstanding Company Shares, Company SARs and Company RSUs held by each Company Securityholder as of immediately prior to the Effective Time, (C) the consideration such Company Securityholder has a right to receive pursuant to Section 3.2 of this Agreement and (D) the aggregate Pro Rata Portion and Designated Portion for each Company Securityholder.

(ii) If necessary, prior to the Closing Date, the Company shall deliver to the Buyer an update to the Initial Allocation Schedule (an “Updated Allocation Schedule”), certified by the Chief Financial Officer of the Company as having been prepared in accordance with this Agreement setting forth an itemized list thereof in reasonable detail, and in each case in form and substance reasonably satisfactory to the Buyer, of the items set forth in clauses (A) – (D) of Section 3.2(e)(i). The Company shall reasonably consult with the Buyer prior to the delivery of any Updated Allocation Schedule, and the Company shall consider any revisions proposed by the Buyer to the amounts and calculations set forth in, and shall consider in good faith any revisions proposed by the Buyer to the amounts and calculations set forth in an Updated Allocation Schedule during such consultation between the Company and the Buyer, and, to the extent the Company agrees with any such revisions, an Updated Allocation Schedule shall be modified to reflect such revisions.

(iii) Notwithstanding anything contained herein to the contrary, by virtue of their entry into this Agreement and the other documents entered into in connection herewith (including any Company SAR Waiver, Company RSU Waiver and any other consents and waivers), and the receipt of any consideration contemplated hereunder, each of the Company, the Designated Company Shareholders and the Designated Company SAR Holders each, individually and independently, acknowledge and agree (A) that the Company has prepared the Allocation Schedule, and shall prepare any Updated Allocation Schedule, and has determined, calculated and allocated the amounts in the Allocation Schedule, and will determine, calculate and allocate the amounts in any Updated Allocation Schedule, in accordance with this Agreement, the Company Charter, all applicable provisions of applicable Law (including applicable provisions of the DGCL), all applicable Company SAR Agreements, and, as applicable, the Company 2009

Equity Plan, (B) that the Company will be solely responsible for the Allocation Schedule and the determination, calculation and allocation of the amounts therein, including the allocation of the Merger Consideration to the Company Securityholders (as of the Effective Time), and (C) to be bound by the Allocation Schedule, and the determination, calculation and allocation of the amounts therein, including the allocation of the Merger Consideration to the Company Securityholders (as of the Effective Time). Without limiting Section 4.1, the Buyer, Merger Sub and the Surviving Company will be entitled to rely on any decision, action, consent or instruction of, prior to the Closing, the Company (including with respect to the Allocation Schedule) and, after the Closing, the Securityholder Representative (or any successor or agent thereof) relating to this Agreement or the transactions contemplated hereby, as being the decision, action, consent or instruction of the Company Securityholders, and the Buyer, Merger Sub, the Surviving Company (and their respective directors, officers, employees, Affiliates and representatives) are hereby relieved and released from any and all Losses to any Company Securityholder or any of their respective Affiliates or successors, heirs or representatives or any other Person for acts done or omissions made by the Buyer, Merger Sub, the Surviving Company (and their respective directors, officers, employees, Affiliates and representatives) in accordance with any such decision, act, consent or instruction.

(f) Paying Agent; Letters of Transmittal.

(i) At or prior to the Closing, the Buyer and the Securityholder Representative shall appoint the Paying Agent and enter into a Payments Administration Agreement with the Paying Agent in the form set forth on Exhibit I attached hereto (the “Payments Administration Agreement”) for the purpose of paying amounts due to the Company Shareholders in accordance with this Agreement. Any fees due to the Paying Agent under the Payments Administration Agreement shall in each case be paid by the Buyer when due. At the Closing, the Buyer shall pay or cause to be paid, by wire transfer of immediately available funds, to the Paying Agent the amount set forth in Section 3.3(a)(i), for further distribution by the Paying Agent to the Company Shareholders in accordance with the Allocation Schedule (collectively, the aggregate sum of such amounts, the “Payment Fund”), pursuant to the terms and subject to the conditions set forth in this Agreement. The Payment Fund delivered to the Paying Agent by the Buyer at Closing pursuant to this Section 3.2(f)(i) shall be used solely and exclusively for purposes of paying the amounts specified in Section 3.3(a)(i) and shall not be used to satisfy any other obligations of the Company.

(ii) Prior to the Closing, a letter of transmittal and instructions related thereto in substantially the applicable form set forth on Exhibit J attached hereto (a “Letter of Transmittal”) will be delivered or mailed by the Paying Agent to each Company Shareholder for use and completion in surrendering certificates and receiving consideration to which such Company Shareholder may be entitled. To the extent that a Company Shareholder delivers a Letter of Transmittal, together with such other customary documents as the Paying Agent may reasonably request

(including the certificates representing the applicable Company Shares and/or a copy of a fully executed Company SAR Waiver), in each case duly executed and completed in accordance with the instructions thereto, to the Paying Agent prior to the Closing, the Paying Agent shall pay in cash to such Company Shareholder promptly, and in any event within three (3) Business Days, following the Closing the portion of the Estimated Merger Consideration due to such Company Shareholder (in accordance with the allocations set forth in the Allocation Schedule). To the extent that a Company Shareholder delivers a Letter of Transmittal, together with such other customary documents as the Paying Agent may reasonably request (including the certificates representing the applicable Company Shares), in each case duly executed and completed in accordance with the instructions thereto, to the Paying Agent after the Closing, the Paying Agent shall pay in cash to such Company Shareholder promptly, and in any event within five (5) Business Days, following such delivery the portion of the Estimated Merger Consideration due to such Company Shareholder (in accordance with the allocations set forth in the Allocation Schedule). Any portion of the Payment Fund that remains undistributed to the Company Shareholders on the first anniversary of the Closing Date shall be delivered to the Buyer or its designee upon demand, and any Company Shareholder who has not theretofore complied with this Section 3.2(f) and the Letter of Transmittal shall thereafter look only to the Buyer as general creditor thereof for payment of his, her or its claims for Merger Consideration.

(iii) If any certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof (which, for clarity, will not require the posting by such Person of a bond) and delivery of such other documentation (including an otherwise duly completed and signed Letter of Transmittal) required in accordance with this Section 3.2(f) by such record holder, such record holder shall be entitled to receive the consideration to be paid pursuant to Section 3.3(a)(i) in respect of the Company Shares represented by such certificate, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal.

(iv) Immediately after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares. If, after the Effective Time, certificates representing Company Shares are presented to the Buyer, the Surviving Company or the Paying Agent, they shall be canceled and exchanged for the consideration to be paid pursuant to this Agreement to which the applicable Company Shareholder may be entitled.

(v) Prior to the surrender of any applicable certificate (or affidavit of lost certificate) representing Company Shares by a Company Shareholder, no portion of the consideration to be paid pursuant to Section 3.3 shall be paid to such Company Shareholder in respect of such certificate or Company Shares. Notwithstanding the foregoing, none of the Buyer, Merger Sub, the Company, the Surviving Company, the Securityholder Representative, the Paying Agent or any other Person shall be liable to any Company Shareholder for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar applicable Laws.

(g) No Fractional Shares. No fractional shares of Buyer Common Stock shall be issued as the Stock Consideration and the Company Securityholders shall be entitled to receive the nearest whole share of Buyer Common Stock rounded upwards, without reducing or increasing the amount of the Estimated Cash Consideration payable pursuant to this Agreement. The amount of cash and number of shares of Buyer Common Stock each Company Securityholder is entitled to receive pursuant to this Agreement will be aggregated based on the total number of Pro Rata Shares held by such Company Securityholder immediately prior to the Effective Time.

3.3 Transactions to be Completed at the Closing. At the Closing or as otherwise specified in this Section 3.3, but subject to the satisfaction (or waiver by the Buyer or the Company, as applicable) of the conditions precedent set forth in Article 8 or Article 9, as applicable (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time), the following transactions shall be effected:

(a) The Buyer shall deliver or caused to be delivered:

(i) to the Paying Agent (for further distribution to the Company Shareholders in accordance with the allocations set forth in the Allocation Schedule), an amount in cash equal to the portion of the Estimated Cash Consideration allocated to the Outstanding Company Shares; provided that any amount of the Estimated Cash Consideration that is payable to a Company Shareholder that has not delivered the items required under Section 3.2(f) on or prior to the Closing shall be held by the Paying Agent in a segregated bank account and used solely and exclusively for purposes of paying the Estimated Cash Consideration specified in the Allocation Schedule to such Company Shareholder promptly upon such Company Shareholder delivering the items required under Section 3.2(f);

(ii) to the Company (for further distribution to the Company SAR Holders in accordance with the allocations set forth in the Allocation Schedule), an amount in cash equal to the portion of the Estimated Cash Consideration allocated to the Outstanding Company SARs; provided that any amount of the Estimated Cash Consideration that is payable to a Company SAR Holder that has not delivered the items required under Section 3.4(b), on or prior to the Closing shall be held by the Company and used solely and exclusively for purposes of paying the Estimated Cash Consideration specified in the Allocation Schedule to such Company SAR Holder promptly upon such holder delivering the items required under Section 3.4(b);

(iii) within three (3) Business Days of the Closing, to the Company, a copy of an instruction letter to the Transfer Agent, duly executed by an authorized signatory of the Buyer, directing that the applicable Pro Rata Portion of the Stock Consideration be issued in the name of each Company Securityholder (in accordance with the allocations set forth in the Allocation Schedule) in book-entry form bearing the restrictive legends set forth in Section 7.17 and Section 7.18; provided that any portion of the Stock Consideration that is issuable to a Company Securityholder that has not delivered the items required under Section 3.2(f) on or prior to the Closing shall not be included in such instruction letter and shall only be issued in the name of such Company Securityholder after such Company Securityholder delivers the items required under Section 3.2(f); provided further that, subject to the preceding clause of this sentence, the Buyer shall cause the Transfer Agent to provide confirmation of the issuance of the shares of Buyer Common Stock in book-entry form to the applicable Company Securityholders no later than five (5) Business Days after receipt of the instruction letter delivered pursuant to this Section 3.3(a)(iii);

(iv) to the applicable lender(s) under the Existing Credit Facility or its designee(s), by wire transfer of immediately available funds to such bank account or bank accounts as set forth in the Payoff Letters, an amount equal to the Credit Facility Payoff Amount;

(v) to the parties entitled thereto, by wire transfer of immediately available funds, the Closing Company Expenses to be paid at the Closing; provided, however, that the aggregate amount of the Closing Company Expenses payable to any present or former employee of the Company, including the Capitalized Management Bonuses, shall be paid to the Company for further distribution to the recipients thereof through the Company’s payroll system in accordance with standard payroll practices;

(vi) to the Securityholder Representative, by wire transfer of immediately available funds, the Securityholder Representative Expense Amount;

(vii) to the Company, all of the documents required to be delivered by the Buyer, and/or Merger Sub pursuant to Article 9, duly executed by the Buyer and/or Merger Sub, as applicable; and

(b) The Company shall deliver to the Buyer:

(i) concurrently with the delivery of the Estimated Closing Statement, payoff letters (the “Payoff Letters”) from the lender(s) under the Existing Credit Facility which shall set forth (A) the Credit Facility Payoff Amount, (B) the wiring instructions for the bank account(s) to which such amount(s) shall be paid and (C) an acknowledgement that, subject to the repayment in full of the Credit Facility Payoff Amount, all obligations in respect thereof shall be terminated and released and all Encumbrances securing the Existing Credit Facility have been or concurrently will be released (which Payoff Letters shall be in customary form);

(ii) resolutions providing evidence of the termination of the Company Equity Plans, effective as of immediately prior to the Closing, contingent upon the Closing, in accordance with Section 7.11(e) hereof;

(iii) resolutions providing evidence of the termination and liquidation of the Company Deferred Compensation Plan, effective as of the date immediately prior to the Closing Date, and the Company Deferred Compensation Plan Trust, effective as of the date immediately following the payment of the deferred compensation payments pursuant to the Company Deferred Compensation Plan, contingent upon the Closing, and in accordance with Section 7.11(f) hereof;

(iv) resolutions providing evidence of termination of the Company 401(k) Plan, effective as of the date immediately prior to the Closing Date, contingent upon the Closing, in accordance with Section 7.11(g) hereof; and

(v) all of the documents required to be delivered by the Securityholder Representative and/or the Company pursuant to Article 8, duly executed by the Securityholder Representative and/or the Company, as applicable.

(c) The Company shall deliver, or cause to be delivered, to the Buyer prior to the Closing Date, (i) a good faith estimate of the Closing Company Expenses and any copies of invoices related thereto and (ii) the wiring instructions for bank account(s) to which any portion of the Closing Company Expenses shall be paid in accordance with the terms and conditions of this Agreement.

3.4 Exchange of Certificates; Payment Procedures.

(a) Payment Procedures. At the Closing, the Paying Agent will deliver, or cause to be delivered, (i) the certificate(s) or, in the absence thereof, an instrument of assignment in form acceptable to the Buyer (or if the Paying Agent is unable to surrender such certificates because such certificates have been lost, mutilated or destroyed, an affidavit of loss), in each case, received by the Company prior to the Closing, evidencing the Outstanding Company Shares as of such time (the “Certificate”), and (ii) the forms contemplated by Section 3.6 (e.g., Form W-9). Upon surrender of the Certificate, the Certificate so surrendered will be cancelled as of the Effective Time. Each Certificate will be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the amounts under Section 3.2(c), as applicable, that become payable with respect to the applicable Outstanding Company Shares.

(b) Company SAR Waivers. On or prior to the Closing Date, the Company shall deliver to each Company SAR Holder a waiver (including a release) with respect to each Outstanding Company SAR, in substantially the form attached hereto as Exhibit E-1 (each, a “Company SAR Waiver”), together with instructions for completing, executing and returning such Company SAR Waiver to the Company as a condition for the relevant Company SAR Holder to receive the portion of the Company SAR Amount payable to such Company SAR Holder pursuant to Section 3.2(d)(ii) The Buyer shall, no later than the next regular payroll date following the Closing Date, cause the portion of the Company SAR Amount payable upon Closing pursuant to Section 3.2(d)(ii) to be paid to each Company SAR Holder that has delivered a duly executed Company SAR Waiver prior to the Closing, through the Buyer’s or the Surviving Company’s payroll system in accordance with standard payroll practices. To the extent that a Company SAR Holder delivers a

Company SAR Waiver, duly executed and completed in accordance with the instructions thereto, to the Company after the Closing, the Buyer shall deliver, or cause to be delivered, the portion of the Company SAR Amount due to such Company SAR Holder (in accordance with the allocation set forth in the Allocation Schedule) no later than the regular payroll date for the week following the Company SAR Holders delivery of such Company SAR Waiver in accordance with standard payroll practices; provided, however, for any Stock Consideration due to such Company SAR Holder, subject to Section 8.8, no later than five (5) Business Days following receipt of the Company SAR Waiver, duly executed and completed in accordance with the instructions thereto, to the Company after the Closing, the Buyer shall deliver a copy of an instruction letter to the Transfer Agent, duly executed by an authorized signatory of the Buyer, directing that the applicable Pro Rata Portion of the Stock Consideration be issued in the name of the applicable Company SAR Holder (in accordance with the allocations set forth in the Allocation Schedule) in book-entry form bearing the restrictive legends set forth in Section 7.17 and Section 7.18.

(c) Company RSU Waivers. On or prior to the Closing Date, the Company shall deliver to each Company RSU Holder a waiver (including a release) with respect to each Outstanding Company RSU, in substantially the form attached hereto as Exhibit E-2 (each, a “Company RSU Waiver”), together with instructions for completing, executing and returning such Company RSU Waiver to the Company as a condition for the relevant Company RSU Holder to receive the portion of the Company RSU Amount payable to such Company RSU Holder and receive a grant of Quanta RSUs pursuant to Section 7.21. Additionally, to the extent that a Company RSU Holder delivers a Company RSU Waiver, duly executed and completed in accordance with the instructions thereto, to the Company on or after the Closing, the Buyer shall deliver, or cause to be delivered, the portion of the Company RSU Amount due to such Company RSU Holder (in accordance with the allocation set forth in the Allocation Schedule) no later than the regular payroll date for the week following the Company RSU Holders delivery of such Company RSU Waiver in accordance with standard payroll practices; provided, however, for any Stock Consideration due to such Company RSU Holder, subject to Section 8.8, no later than five (5) Business Days following receipt of the Company RSU Waiver, duly executed and completed in accordance with the instructions thereto, to the Company after the Closing, the Buyer shall deliver a copy of an instruction letter to the Transfer Agent, duly executed by an authorized signatory of the Buyer, directing that the applicable Pro Rata Portion of the Stock Consideration be issued in the name of the applicable Company RSU Holder (in accordance with the allocations set forth in the Allocation Schedule) in book-entry form bearing the restrictive legends set forth in Section 7.17 and Section 7.18.

(d) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the Company Shareholders (and the Securityholder Representative on behalf of any Company Shareholder) shall cease to have any rights to the Company Common Stock, as the equity rights transfer books of the Company will be closed with respect to any and all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there will be no further transfer on any such shares of Company Common Stock thereafter on the equity rights transfer books of the Surviving Company.

(e) Adjustments. If, during the period from the date of this Agreement through the Effective Time, any change in the Outstanding Company Shares, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the consideration payable in respect of such equity right in accordance with Section 3.2(c) shall be appropriately adjusted to reflect such change; provided that, notwithstanding anything to the contrary, no such adjustments will result in an increase or other adjustment, in the aggregate, to any portion of the Merger Consideration to be paid under this Agreement.

3.5 Adjustment to the Estimated Merger Consideration.

(a) On or prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate (the “Estimated Closing Statement”) of the Merger Consideration Components, including (i) Closing Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) the amount of Assumed Indebtedness (the “Estimated Assumed Indebtedness Amount”), (iii) the amount of Closing Cash (the “Estimated Closing Cash Amount”), and (iv) the amount of Closing Company Expenses, including an itemized list thereof specifying the amount of each Closing Company Expense (the “Estimated Closing Company Expenses”), in each case, prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement and in a manner consistent with the sample calculation set forth in Exhibit G attached hereto. The Company shall reasonably consult with the Buyer prior to the delivery of the Estimated Closing Statement and the Company shall consider in good faith any revisions proposed by the Buyer to the calculations set forth in the Estimated Closing Statement during such consultation between the Company and the Buyer, and to the extent the Company agrees with any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions; provided, however, that the Company and the Securityholder Representative acknowledge and agree that the Buyer shall not be deemed to have agreed to any of the amounts or calculations set forth in the Estimated Closing Statement or the calculation of each Merger Consideration Component therein by virtue of having proposed any revisions (whether or not accepted) pursuant to the foregoing and the use of such Estimated Closing Statement (whether it includes any revisions proposed by the Buyer or not) shall not in any way prejudice the Buyer’s right to disagree with, dispute or change any amount or Merger Consideration Component in the Statement delivered by the Buyer pursuant to Section 3.5(b). For the avoidance of doubt, any failure of the Buyer to raise any objection or dispute with respect to the Estimated Closing Statement shall not in any way prejudice the Buyer’s right to disagree with, dispute or change any amount or Merger Consideration Component in the Statement delivered by the Buyer pursuant to Section 3.5(b).

(b) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Securityholder Representative a statement of its calculation of the Merger Consideration Components, including the Closing Working Capital Adjustment Amount, the Assumed Indebtedness, the Closing Cash, and the Closing Company Expenses in each case prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement (the “Statement”) and together with reasonable supporting detail relating thereto. The Buyer shall not amend, supplement or modify the Statement following its delivery to the Securityholder Representative.

(c) The Statement shall become final and binding upon the Parties on the forty-fifth (45th) day following the date on which the Statement was delivered to the Securityholder Representative, unless the Securityholder Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Buyer prior to such date. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Securityholder Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Independent Accountant. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Securityholder Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of said fourteen (14)-day period the Securityholder Representative and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Securityholder Representative and the Buyer shall each be entitled to submit to the Independent Accountant for resolution, acting as an expert and in accordance with the standards set forth in this Section 3.5, only matters that remain in dispute.

(i) The Securityholder Representative and the Buyer shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items disputed in the Notice of Disagreement were determined in accordance with the Balance Sheet Rules, if applicable, and this Agreement, and the Independent Accountant is not to make any other determination, including any determination (unless subject to dispute) as to whether the Estimated Working Capital Adjustment Amount, the Estimated Assumed Indebtedness Amount, the Estimated Closing Cash Amount or the Estimated Closing Company Expenses are correct.

(ii) The Independent Accountant’s decision shall be based solely on written submissions by the Securityholder Representative and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the Parties. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Accountant incurred pursuant to this Section 3.5, shall be allocated between the Securityholder Representative (on behalf of the Company Securityholders), on the one hand, and the Surviving Company, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the Notice of Disagreement. For example, if the Securityholder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Independent Accountant ultimately resolves the dispute by awarding to the Securityholder Representative $600 of the $1,000 contested, then the fees and expenses of the Independent Accountant will be allocated sixty percent (60%) (i.e., six hundred (600) divided by one thousand (1,000)) to the Surviving Company and forty percent (40%) (i.e., four hundred (400) divided by one thousand (1,000)) to the Securityholder Representative. The foregoing provisions of this Section 3.5(c)(ii) are referred to herein as the (“Independent Accountant Procedures”).

(d) For the purposes of this Agreement, “Final Working Capital Adjustment Amount” means the Closing Working Capital Adjustment Amount, “Final Assumed Indebtedness Amount” means the amount of Assumed Indebtedness, “Final Closing Cash Amount” means the amount of Closing Cash and “Final Closing Company Expenses” means the Closing Company Expenses, in each case, as finally agreed or determined in accordance with Section 3.5(c). Following the determination of the Final Working Capital Adjustment Amount, the Final Assumed Indebtedness Amount, the Final Closing Cash Amount and the Final Closing Company Expenses pursuant to this Agreement, the Merger Consideration shall be (i) increased by the Company Adjustment Amount and (ii) decreased by the Buyer Adjustment Amount as described herein, and the amount of such adjustment shall be paid in accordance with the following:

(i) If the Company Adjustment Amount exceeds the Buyer Adjustment Amount, within three (3) Business Days after the Final Working Capital Adjustment Amount, the Final Assumed Indebtedness Amount, the Final Closing Cash Amount and the Final Closing Company Expenses are determined, the Buyer shall cause the Surviving Company to pay to the Paying Agent (for further distribution to the Company Shareholders in accordance with their Pro Rata Portions), by wire transfer of immediately available funds, an amount equal to (i) such excess plus (ii) the Adjustment Holdback Amount (the amount payable by the Buyer or the Surviving Company pursuant to the foregoing, the “True-Up Amount”); provided, however, that any such amount payable to Company SAR Holders and Company RSU Holders shall be payable to such Company SAR Holders and Company RSU Holders through the Surviving Company payroll and will be subject to all applicable income tax and payroll tax withholding.

(ii) If the Buyer Adjustment Amount exceeds the Company Adjustment Amount, within three (3) Business Days after the Final Working Capital Adjustment Amount, the Final Assumed Indebtedness Amount, the Final Closing Cash Amount and the Final Closing Company Expenses are determined, then Buyer shall (i) deduct such excess amount from the Buyer Adjustment Holdback Amount (or, if such excess amount is greater than the amount of the Buyer Adjustment Holdback Amount, reduce the full amount of the Buyer Adjustment Holdback and (B) to the extent that any amount remains in the Buyer Adjustment Holdback after the payment in clause (A), deliver to the Paying Agent (for distribution to the

Company Securityholders in accordance with their Pro Rata Portion) such remaining amount. If the Buyer Adjustment Holdback Amount is exhausted and any amounts owed to the Buyer pursuant to this clause (ii) remain outstanding, then the Buyer shall be entitled to set off such amount against any Contingent Consideration, if and to the extent earned, owed to the Company Securityholders.

(e) If the Company Adjustment Amount is equal to the Buyer Adjustment Amount, then no payments shall be made by the Buyer or any Company Securityholder pursuant to Section 3.5(d), and the Buyer shall deliver to the Paying Agent (for distribution to the Company Shareholders in accordance with their Pro Rata Portion) the entire amount of the Buyer Adjustment Holdback; provided, however, that any such amount payable to Company SAR Holders and Company RSU Holders shall be payable to such Company SAR Holders and Company RSU Holders (after delivery from the Buyer) through the Surviving Company payroll and will be subject to all applicable income tax and payroll tax withholding.

(f) In connection with the determination of the final Merger Consideration Components as contemplated by this Section 3.5, the Buyer shall not take any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Statement is to be based, that is inconsistent with the Company’s past practices or the Balance Sheet Rules. No such actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries on or following the Closing Date shall be given effect for purposes of determining the final Merger Consideration Components. During the period of time from and after the Closing Date through the final determination and payment of the final Merger Consideration Components in accordance with this Section 3.5, subject to the requirements and limitations of Section 7.3(d), the Buyer shall afford, and shall cause the Company and the Company Subsidiaries to afford, to the Securityholder Representative and the Independent Accountant, if any, and any accountants, counsel or other Representatives retained by the Securityholder Representative and/or the Independent Accountant, if any, in connection with the review of the Merger Consideration Components in accordance with this Section 3.5, reasonable direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Buyer’s and the Company’s accountants) and records of the Buyer, the Company, the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the calculation of the Merger Consideration Components in accordance with this Section 3.5.

3.6 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration, or any other payment payable pursuant to this Agreement, such amounts as are required to be deducted and withheld under any provision of federal, state, local or non-U.S. Tax Law with respect to any such payment, and to request any necessary tax forms or information, including Form W-9 or any similar information. To the extent that amounts are so deducted, withheld, and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction, withholding and payment was made. Except with respect to compensation payments to employees or other similar payments, and provided that the Buyer timely receives the Form W-9s, the Buyer is not aware of any withholding Taxes that may become due and payable in connection with the payment of the Merger Consideration to the holder(s) of Outstanding Company Shares pursuant to this Agreement. Except with respect to compensation payments to employees or other similar payments and for withholding resulting from the failure of a Company Shareholder to provide an IRS Form W-9 as part of the Letter of Transmittal, with respect to any payment of the Merger Consideration to the Company Shareholders, the Person intending to withhold shall provide prompt written notice of its intention to deduct and withhold such amounts to the Person in respect of whom such withholding is to be made of the amount of such Tax and the basis upon which such withholding is required. The Buyer shall cooperate with the Securityholder Representative in good faith and use commercially reasonable efforts upon reasonable request to assist the relevant Company Securityholder to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments to this Agreement.

3.7 Contingent Consideration. The Buyer shall be obligated to pay to each of the Company Securityholders, such Company Securityholder’s Designated Portion of the Contingent Consideration, if and to the extent due, if applicable, pursuant to and in accordance with the provisions set forth in Exhibit G.

ARTICLE 4.

SECURITYHOLDER REPRESENTATIVE

4.1 Appointment of Securityholder Representative.

(a) By virtue of the adoption of this Agreement and the Merger by the Company Securityholders and without any further action of any of the Company Securityholders or the Company, the Securityholder Representative, as of the Closing, is hereby irrevocably appointed as each Company Securityholder’s representative, exclusive agent and true and lawful attorney-in-fact with full power and authority to act for and on behalf of such Company Securityholder, with full power of substitution in the premises, in connection with the matters set forth in this Agreement, the Payments Administration Agreement, the Securityholder Representative Engagement Agreement and the transactions contemplated hereby, including for the purposes of: (i) making decisions with respect to the determination of any adjustment to the Merger Consideration following the Closing or any Contingent Consideration and any components thereof; (ii) resolving or settling any dispute relating to this Agreement, including with respect to the Contingent Consideration or any Notice of Disagreement, (iii) executing, delivering and taking or refrain from taking any and all actions that may be necessary or desirable in the sole discretion of the Securityholder Representative in connection with any amendment to this Agreement in accordance with the terms hereof, (iv) executing and delivering, on behalf of the Company Securityholders, any and all agreements, statements, extensions, waivers, undertakings, amendments, notices, documents or certificates to be executed by the Company Securityholders in connection with this Agreement or the Payments Administration Agreement , (v) directing the distribution of any payments under or in connection with this Agreement or the Payments Administration Agreement to the Company Securityholders or otherwise, (vi) granting any waiver, consent, approval, or election on behalf of the Company Securityholders required under this Agreement or which the

Securityholder Representative deems appropriate or necessary, (vii) incurring and paying expenses on behalf of the Company Securityholders, (viii) negotiating and entering into any settlement or defending any claim or litigation against or instituting any claim or litigation by the Company Securityholders with respect to the matters contemplated by this Agreement or the transactions contemplated hereby, (ix) making any determinations and settling any matters in connection with the adjustments to the Estimated Merger Consideration in accordance with Section 3.5 and the determination and payment of the Contingent Consideration in accordance with Section 3.7, (x) taking or refraining from taking any and all actions, making any and all decisions and doing any and all other things provided in, contemplated by or related to this Agreement, the Payments Administration Agreement or the Securityholder Representative Engagement Agreement to be performed on behalf of the Company Securityholders, or which the Securityholder Representative deems appropriate or necessary in its sole discretion and exercising such rights, powers and authority in connection with this Agreement, the Payments Administration Agreement or the Securityholder Representative Engagement Agreement, and (xi) performing the duties expressly assigned to the Securityholder Representative hereunder. All such actions by the Securityholder Representative pursuant to this Section 4.1 will be binding on the Company Securityholders. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, the Payments Administration Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules.

(b) The appointment of the Securityholder Representative as each Company Securityholder’s respective attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Company Securityholder with regard to this Agreement or the transactions contemplated hereby. The authority conferred to the Securityholder Representative under this Section 4.1 and the immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Contingent Consideration or the Buyer Adjustment Holdback Fund. If any Company Securityholder should die or become incapacitated, or be liquidated, dissolved or wound up, if any trust or estate should terminate or if any other such event should occur, any action taken by the Securityholder Representative pursuant to this Agreement will be as valid as if such death or incapacity, liquidation, termination or other event had not occurred, regardless of whether or not the Securityholder Representative received notice of such death, incapacity, liquidation, termination or other event.

(c) With respect to each Company Securityholder, the appointment of the Securityholder Representative will be deemed to occur automatically by virtue of the action of the Company Board to approve the Merger, the adoption of this Agreement and the approval of the Merger by the Company Securityholders and/or such Company Securityholder’s acceptance of any consideration paid, directly or indirectly via the Securityholder Representative, pursuant to this Agreement.

(d) The Securityholder Representative hereby acknowledges that it has carefully read and understands the provisions of this Agreement, including this Section 4.1 and accepts its appointment as Securityholder Representative, all in accordance with the terms of this Section 4.1 and as expressly provided in this Agreement. Furthermore, the Securityholder Representative agrees to carry out such appointment in accordance with the limitations and obligations set forth in this Agreement.

(e) Consent is hereby given by the Company Securityholders to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Securityholder Representative pursuant to this Agreement. Certain Company Securityholders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Payments Administration Agreement and the Securityholder Representative Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor the Surviving Company (and its Affiliates) nor their respective members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), shall be liable to any Company Securityholder, and no Company Securityholder will have any cause of action against the Securityholder Representative Group for any errors in judgment, negligence, oversight, breach of duty or otherwise arising from or relating to any action or failure to act, decision made or not made, or instruction given or not given by the Securityholder Representative in connection with the acceptance or administration of the Securityholder Representative’s responsibilities hereunder, under the Payments Administration Agreement or under the Securityholder Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securityholder Representative will not be liable to any Company Securityholder, in its capacity as such, in the event that the Securityholder Representative declines to take any action in connection with any dispute or potential dispute with the Company, Buyer or the Surviving Company because the Securityholder Representative believes there will not be adequate resources available to cover potential costs and expenses related to any such dispute. The Company Securityholders shall indemnify, defend and hold harmless the Securityholder Representative Group from and against any and all Losses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers and amounts paid in settlement) (collectively, the “Securityholder Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Payments Administration Agreement or under the Securityholder Representative Engagement Agreement. Such Securityholder Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Buyer Adjustment Holdback Fund or Contingent Consideration otherwise distributable to the Company

Securityholders at the time of distribution, and third, directly from the Company Securityholders. The Company Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Payments Administration Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(f) The Securityholder Representative: (i) may rely upon and will not be liable to any Company Securityholder for acting upon any resolution, certificate, instrument, opinion, report, notice, request, consent, order or other document believed by the Securityholder Representative to be genuine and to have been signed or presented by the proper party or parties or applicable Company Securityholder, (ii) may consult with legal counsel, and any written advice or opinion of its legal counsel will be full and complete authorization and protection against the Company Securityholders in respect of any action taken or not taken by the Securityholder Representative in accordance with such advice or opinion of counsel, (iii) may exercise any of the rights and powers, or perform any action pursuant to this Section 4.1 either directly or through agents or attorneys, and (iv) may rely upon the Merger Consideration Allocation Schedule. The Securityholder Representative may resign at any time and may be removed or replaced by the vote of the Advisory Group, in each case pursuant to the Securityholder Representative Engagement Agreement.

(g) The Buyer acknowledges, understands and recognizes that the Securityholder Representative has been appointed as the representative of each of the Company Securityholders for any purpose provided for by this Agreement upon the terms and conditions set forth in this Agreement. The Buyer will be entitled to rely on any decision, action, consent or instruction of the Securityholder Representative (or any successor or agent thereof) relating to this Agreement or the transactions contemplated hereby, as being the decision, action, consent or instruction of the Company Securityholders, and the Buyer (and its Affiliates and their respective directors, officers, employees and representatives) is hereby relieved from any and all Losses to any Company Securityholder or any of their respective Affiliates or successors or representatives or any other Person for acts done or omissions made by the Buyer (and its directors, officers, employees, Affiliates and representatives) in accordance with any such decision, act, consent or instruction.

(h) Any actions taken, exercises of rights, power or authority, and any decision or determination made by the Securityholder Representative under this Agreement, the Payments Administration Agreement or the Securityholder Representative Engagement Agreement shall be absolutely and irrevocably binding on each of the Company

Securityholders and such Company Securityholder’s successors as if such Company Securityholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Company Securityholder’s individual capacity, and as if expressly confirmed and ratified in writing by such Company Securityholder, and all defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Payments Administration Agreement or the Securityholder Representative Engagement Agreement are waived. Any action required to be taken by any Company Securityholder hereunder or any action which such Company Securityholder, at such Person’s election, has the right to take hereunder, shall be taken only by the Securityholder Representative and no Company Securityholder acting on its, his or her own shall be entitled to take any such action.

(i) The Company Securityholders, by virtue of their entry into this Agreement and the other documents entered into in connection herewith (including any Company SAR Waiver, any Company RSU Waiver and any other consents and waivers), and the receipt of any consideration contemplated hereunder, individually and independently, hereby acknowledge and agree that, following the Closing, neither the Buyer nor any of its Affiliates, including the Surviving Company, shall be liable for the allocation of particular deliveries and payments of such amounts by the Securityholder Representative or the Paying Agent. Without limiting the foregoing, any funds distributed to the Securityholder Representative or the Paying Agent for the benefit of any or all of the Company Securityholders shall be deemed to have been received by the appropriate Company Securityholder, and neither the Buyer nor any of its Affiliates, including the Surviving Company, shall bear any obligation or responsibility to any Company Securityholder with regard to the obligations of the Securityholder Representative or the Paying Agent relating to the distribution of such payments or otherwise.

(j) Notwithstanding anything else contained in this Agreement the provisions of this Section 4.1 shall in no way impose any obligations on the Buyer or any of its Affiliates, including the Surviving Company. In particular, notwithstanding any express notice received by the Buyer or any of its Affiliates (including the Surviving Company) in accordance with the notice provision of this Agreement to the contrary, the Buyer and any of its Affiliates, including the Surviving Company, and any Indemnified Party (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any Company Shareholder or any other Person with respect to, actions, decisions and determinations of the Securityholder Representative, (ii) shall be entitled to assume that all actions, decisions and determinations of the Securityholder Representative are fully authorized by each of the Company Shareholders, and (iii) shall be entitled to deal exclusively with the Securityholder Representative on all matters relating to the Merger Consideration, including the Estimated Closing Statement and the determination of the adjustments to the Merger Consideration in accordance with Section 3.5, and the Contingent Consideration in accordance with Section 3.7.

(k) Notice to the Securityholder Representative will be deemed to be notice to the Company Shareholders for all purposes of this Agreement; and the power and authority of the Securityholder Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Securityholder Representative under this Agreement shall have terminated, expired or been fully performed.

4.2 Securityholder Representative Expense Fund. Upon the Closing, the Buyer will wire $300,000 (the “Securityholder Representative Expense Amount”) to the Securityholder Representative, which will be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Securityholder Representative Expenses incurred pursuant to this Agreement, the Payments Administration Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (such amount held and not already used by the Securityholder Representative pursuant to this Section 4.2, the “Expense Fund”). The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Securityholder Representative will hold the Expense Fund separate from its corporate funds, will not use the Expense Fund for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to prior Advisory Group approval, the Securityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Securityholders. As soon as reasonably determined by the Securityholder Representative that the Expense Fund is no longer required to be withheld, the Securityholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Shareholders in accordance with their respective Pro Rata Portion; provided, however, that any such balance payable to Company SAR Holders and Company RSU Holders shall be payable to such Company SAR Holders and Company RSU Holders (after delivery from the Securityholder Representative to the Surviving Company) through the Surviving Company payroll and will be subject to all applicable income tax and payroll tax withholding. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholder at the time of Closing. Neither the Buyer nor any of its Affiliates, including the Surviving Company (and their respective directors, officers, employees, Affiliates and representatives), shall be liable for the Expense Fund or the Securityholder Representative’s use thereof and are hereby relieved and released from any and all Losses to any Company Securityholder or any of their respective Affiliates or successors, heirs or representatives or any other Person for acts done or omissions made by Securityholder Representative with respect to the Expense Fund.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company (and, in the case of Sections 5.26 and 5.28 only, each Designated Company Shareholder and Designated Company SAR Holder) hereby represents and warrants to the Buyer and Merger Sub as follows:

5.1 Organization and Qualification; Bank Accounts; Directors & Officers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Company Subsidiary is duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof with respect to jurisdictions that recognize the concept of good standing) under the laws of the state or jurisdiction of its organization, except, in each case, where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company or any Company Subsidiary is a party, including the Pre-Closing Actions. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on the Business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company is a party. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership or lease of property or the conduct of the Business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof with respect to jurisdictions that recognize the concept of good standing) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreements to which the Company or any Company Subsidiary is a party. The Company has made available to the Buyer true, complete and correct copies of the certificate of incorporation, or equivalent organizational documents, for the Company and each Company Subsidiary as in effect on the date hereof and no amendments thereto are pending. The minute books for the three (3) years preceding the date of this Agreement (or, if less, from the date of formation) of each of the Company and Company Subsidiaries have been made available to the Buyer and are true, complete and correct. Section 5.1 of the Company Disclosure Schedules sets forth a complete and accurate list of (a) the names and locations of all banks or financial institutions in which the Company or any Company Subsidiary has depository bank accounts, safe deposit boxes or trusts and the account numbers of such account, and all Persons who are signatories thereunder or who have access thereto and (b) all of the directors and officers (including the titles) of the Company and each Company Subsidiary.

5.2 Capitalization of the Company.

(a) Section 5.2(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the authorized, issued and outstanding equity interests of the Company. Other than the equity interests set forth on Section 5.2(a) of the Company Disclosure Schedules, there are no other equity interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), calls, commitments or agreements relating to the equity interests of the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Company. Section 5.2(a) of the Company Disclosure Schedules also sets forth a complete and accurate list of the Company Shareholders, the Company SAR Holders (and, with respect to each Company SAR Holder, the number of Company SAR Shares such Company SAR Holder is entitled to under such Company SAR Holder’s Company SARs) and the Company RSU Holders (and, with respect to each Company RSU Holder, the number of Company RSU Shares such Company RSU Holder is entitled to under such Company RSU Holder’s Company RSUs). Except for the Company SARs and the Company RSUs, there are no outstanding or authorized stock options, stock appreciation rights, restricted stock, phantom stock, restricted stock units, profit participations, compensatory equity or equity-based or similar rights with respect to the equity interests of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter. Except for the voting agreements, voting trusts, shareholder agreements, proxies, other agreements or understandings set forth under “The Company Shareholder Agreements” on Section 5.2(a) of the Company Disclosure Schedules (the “Company Shareholder Agreements”), and except for the consummation of the Pre-Closing Actions, there are no contracts to which the Company is a party or by which it is bound (x) to repurchase, redeem or otherwise acquire any equity interests of the Company, (y) to vote or dispose of any equity interests of the Company, or (z) establishing revocable or irrevocable proxies or voting agreements with respect to any equity interests of the Company. Other than the Company Securityholders, there is no Person entitled to any portion of the Merger Consideration.

(b) All of the issued and outstanding equity interests of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent applicable) and none of the issued and outstanding equity securities of the Company was issued in violation of any rights (including preemptive rights), agreements, arrangements or commitments, in each case to which the Company is a party or by which it is bound, or Law.

(c) Except as set forth on Section 5.2(d) of the Company Disclosure Schedules, no holder of Outstanding Company Shares has any appraisal rights pursuant to Section 262 of the DGCL or otherwise, in each case which have not been expressly waived by each such holder of Outstanding Company Shares.

5.3 Capitalization of the Company Subsidiaries.

(a) Section 5.3(a)(i) of the Company Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) and all of the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each Company Subsidiary. Section 5.3(a)(ii) of the Company Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s former Subsidiaries. Each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record by the Company or a Company Subsidiary or such other Person(s) set forth opposite the name of such Company Subsidiary on Section 5.3(a)(i) of the Company Disclosure Schedules, free and clear of any Encumbrances other than Permitted Encumbrances. Other than as set forth on Section 5.3(a)(i) of the Company Disclosure Schedules, there is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible, exercisable or exchangeable securities, subscriptions, derivatives, rights (including any preemptive rights), stock appreciation rights, calls, commitments or agreements to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or equity securities of any Company Subsidiary. The equity interests set forth on Section 5.3(a)(i) of the Company Disclosure Schedules represent one hundred percent (100%) of the total voting power and economic rights with respect to the Company Subsidiaries’ equity interests on a fully diluted basis. There are no outstanding or authorized stock options, stock appreciation rights, phantom stock, profit participations or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of such Company Subsidiary on any matter. Except for the consummation of the Pre-Closing Actions, there are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. There are no revocable or irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. None of the outstanding equity securities of any Company Subsidiary was issued in violation of any rights (including preemptive rights), agreements, arrangements or commitments, in each case to which the applicable Company Subsidiary is a party or by which it is bound, or Law.

(b) Neither the Company nor any Company Subsidiary owns, directly or indirectly, or has any contract to acquire, any capital stock of, or equity ownership or voting interest in or business of, any Person (other than a Company Subsidiary).

(c) The Company is the direct owner of all of the equity interests in each of the Company Subsidiaries, free and clear of any Encumbrances, and such equity interests in each such Company Subsidiary will have been duly authorized and validly issued in accordance with applicable Law and their respective organizational documents.

5.4 Authority; Binding Obligation. The Company has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Actions. The execution of this Agreement and the terms and conditions hereof and the consummation of the transactions contemplated hereby, including the appointment of the Securityholder Representative pursuant to Section 4.1, have been duly and validly authorized and irrevocably approved by all required corporate action on the part of the Company, including by the Company Board and the Company Shareholders, and no other proceedings on the part of the Company are required to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Pre-Closing Actions. This Agreement and the Ancillary Agreements (other than the Pre-Closing Action Documents) to which it is a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming that this Agreement and the Ancillary Agreements to which it is a party constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. Each Pre-Closing Action Document has been, or will be at Closing, duly executed and delivered by the Company and, constitutes the legal, valid and binding obligation of the Company and each of the Company Subsidiaries party thereto, enforceable against the Company and each of the Company Subsidiaries party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (including the consummation of the Pre-Closing Actions) do not, and, immediately following the consummation of the Pre-Closing Actions, will not, (a) result in any violation of the certificate of incorporation or bylaws, or equivalent organizational documents, of the Company or any Company Subsidiary; (b) except as set forth on Section 5.5 of the Company Disclosure Schedules, conflict with, result in a breach of, create in any party thereto the right to terminate or cancel, accelerate, require any consent under, require the offering or making of any payment or redemption under (other than the right to receive the per share Merger Consideration pursuant to the terms and conditions of this Agreement), or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or any of the Company Subsidiaries under any of the terms or provisions of, or constitute a default under any Material Contract; or (c) violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or to the Knowledge of the Company, threatened in writing against, the Company or any Company Subsidiary, other than with respect to Actions in which the Company or any Company Subsidiary is a creditor, as identified on Section 5.5 of the Company Disclosure Schedules.

5.6 No Governmental Authorization Required; Consents. Except for (a) applicable requirements of Antitrust Laws, and (b) applicable requirements of the DGCL related to consummating the Pre-Closing Actions or the Merger, and assuming the truth and accuracy of the representations and warranties of the Buyer and Merger Sub in Section 6.5, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Company or any Company Subsidiary in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, including the Pre-Closing Actions; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority or any other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, constitute a material violation of Law or reasonably be expected to materially impair or delay the ability of the Company or the Company Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement, including the Pre-Closing Actions, or any Ancillary Agreement to which the Company or such Company Subsidiary is a party, including the filing of the Certificate of Merger pursuant to Section 2.2(b).

5.7 Financial Statements.

(a) Section 5.7(a) of the Company Disclosure Schedules sets forth true, complete and accurate copies of the Financial Statements. The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the related statements of operations, equity and cash flows included in the Financial Statements, fairly present (respectively), in all material respects, the results of their consolidated operations, equity and cash flows for the periods indicated, in each case, in accordance with GAAP applied on a consistent basis, except as noted therein and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its consolidated Subsidiaries.

(b) Except (i) as set forth in (y) the Financial Statements or (z) Section 5.7(b) of the Company Disclosure Schedules and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, the Company and the Company Subsidiaries do not have any liabilities, debts or obligations of any kind, whether asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, absolute or contingent, matured or unmatured or otherwise of a nature required to be disclosed, recorded or reflected in a consolidated balance sheet prepared in accordance with GAAP. Except as set forth in the Financial Statements, there are no other material liabilities, debts or obligations of any kind in respect of any former Subsidiary of the Company with respect to which the Company or any Company Subsidiary would be liable.

(c) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8 Intellectual Property.

(a) Section 5.8(a) of the Company Disclosure Schedules sets forth all material Intellectual Property owned by the Company or any Company Subsidiary that is registered (including Internet domain names) or subject to a pending application for registration or issuance (collectively, the “Owned Intellectual Property”). The Owned Intellectual Property is subsisting, valid and enforceable.

(b) The Company or a Company Subsidiary, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the Business, taken as a whole, free and clear of any Encumbrances other than Permitted Encumbrances and subject to IP Licenses.

(c) To the Knowledge of the Company, the conduct of the Business as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party. No claim is pending or asserted in writing against any Company or any Company Subsidiary that the conduct of the Business as currently conducted infringes upon or misappropriates any material Intellectual Property rights of a third party, except for any infringement or misappropriation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, no Person is infringing or violating any of the Owned Intellectual Property in any material respect. The Company and the Company Subsidiaries have secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any Intellectual Property rights for the Company or a Company Subsidiary (each, an “Inventor”) (including the Company’s and Company Subsidiaries’ employees, consultants and contractors), sole legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property rights. Without limiting the foregoing, each Inventor has executed a written and enforceable agreement in favor of the Company or Company Subsidiary, as applicable, providing for the non-disclosure by such Person of confidential information and assignment of all right, title and interest to such Intellectual Property rights to the Company or Company Subsidiary, as applicable, which agreement includes a present tense assignment of present and future inventions and a waiver of moral rights and all other non-assignable rights.

(e) Except as set forth on Section 5.8(e) of the Company Disclosure Schedules, the Company and each Company Subsidiary has taken commercially reasonable measures to protect the confidentiality of its material proprietary trade secrets.

(f) Except as set forth on Section 5.8(f) of the Company Disclosure Schedules and as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole, to the Knowledge of the Company: (i) the Company and the Company Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) the Company and the Company Subsidiaries take such industry standard measures and other measures as are required by applicable Law and the policies of the Company and the Company Subsidiaries to ensure the confidentiality of customer financial and other confidential information and to protect against the loss, theft and unauthorized access or disclosure of such information; (iii) the Company and the Company Subsidiaries are in compliance with the Company’s and the Company Subsidiaries’ privacy policies; (iv) during the period of three (3) years prior to the date hereof, neither the Company nor any Company Subsidiary has received any written claims, notices or complaints regarding the Company’s or such Company Subsidiary’s information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights, or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and (v) the Company’s and the Company Subsidiaries computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with the Business as presently conducted, and have not materially malfunctioned or failed during the period of three (3) years prior to the date hereof, and there have been no unauthorized intrusions or breaches of security with respect to the such information technology systems.

5.9 Compliance with Laws.

(a) The Company and each Company Subsidiary is, and for a period of three (3) years prior to the date hereof, has been, in compliance with all applicable Laws, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company and each Company Subsidiary to consummate the transactions contemplated by this Agreement, including the Merger and the Pre-Closing Actions. Neither the Company nor any Company Subsidiary has received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company or any Company Subsidiary to consummate the transactions contemplated by this Agreement, including the Merger and the Pre-Closing Actions.

(b) No investigation or review by any Governmental Authority with respect to the Company or any of Company Subsidiary is pending, or to the Knowledge of the Company, threatened in writing that, if determined adverse to the Company or any Company Subsidiary, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c) The Business is and, for a period of three (3) years prior to the date hereof, has been, conducted in compliance with all applicable financial recordkeeping and reporting requirements relating to anti-money laundering laws and rules and regulations thereunder. Neither the Company nor any of the Company Subsidiaries has received any written notice of any Action against it alleging any failure to comply in any material respect with any such Laws. No Action by or before any Governmental Authority involving the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, has been threatened with respect to such financial and anti-money laundering laws. Neither the Company nor any Company Subsidiary has received written notice of violation or investigation by or before any Governmental Authority involving the Company or any Company Subsidiary with respect to such financial and anti-money laundering laws.

(d) For a period of three (3) years prior to the date hereof, neither the Company nor any Company Subsidiary nor any of their respective directors nor officers, nor, to the Knowledge of the Company, any employees, managers, owners or other fiduciaries of the Company or the Company Subsidiaries or other Person acting on their behalf, has paid, offered, promised, provided or authorized, or solicited or received, the payment, contribution, gift, bribe, rebate, payoff, kickback, inducement or other remuneration, of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, or officer or employee of a public organization for the purpose of illegally influencing any official act or decision or to secure an improper advantage in order to obtain or retain business. The Company and the Company Subsidiaries have implemented and maintained effective internal controls reasonably designed to prevent and detect such violations. No Action by or before any Governmental Authority involving the Company or the Company Subsidiaries with respect to any anti-corruption laws is pending or, to the Knowledge of the Company, has been threatened. Neither the Company nor any Company Subsidiary has received written notice of violation or investigation by or before any Governmental Authority involving the Company or any Company Subsidiary with respect to any anti-corruption laws.

5.10 Licenses. The Company and each Company Subsidiary has obtained, and for a period of three (3) years prior to the date hereof, has maintained, all material consents, authorizations, registrations, qualifications, certificates, licenses, permits, approvals, exemptions, waivers and rights (collectively, “Licenses”) necessary for the lawful conduct of the Company’s and each Company Subsidiary’s Business as conducted at such time or on the date hereof, as applicable, or the lawful ownership of properties and assets or the operation of the Businesses as conducted at such time or on the date hereof, as applicable. All such Licenses are in full force and effect, and there has occurred no default or non-compliance under any License by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There is no Action pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any License material to the Company or any Company Subsidiary, or the imposition of any material fine, material penalty or other material sanctions for violation of the terms and conditions of any License. Except as a result of the Pre-Closing Actions and as set forth on Section 5.10 of the Company Disclosure Schedules, none of the Licenses will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements, except where the termination of such Licenses would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

5.11 Material Contracts.

(a) Section 5.11(a) of the Company Disclosure Schedules lists, and true, correct and complete copies have been made available to the Buyer of all Material Contracts, to which the Company or any Company Subsidiary is a party or is bound or to which their respective assets, property or Business are bound or subject, provided that any contract or group of related contracts with the same party or group of affiliated parties shall be treated as a single contract in determining the Dollar value of such contract(s) in relation to any Dollar thresholds herein. The term “Material Contracts” means, other than this Agreement or Company Plans (which shall be set forth on Section 5.15(a) of the Company Disclosure Schedules), any Contracts:

(i) with any third party providing for the purchase of goods and services from the Company or any Company Subsidiary and that (A) generated revenue from such third party in excess of $20,000,000 in the aggregate for the Company or any of its Company Subsidiaries during the year ending December 31, 2023, (B) is reasonably expected (under the terms in effect as of the date hereof) to generate revenue from such third party in excess of $20,000,000 in any twenty-four (24)-month period following the Closing;

(ii) with any third party providing for the purchase of materials, supplies, goods, services (other than investment bankers, attorneys, accountants and other advisors), equipment or other assets for which payments by the Company and the Company Subsidiaries in excess of $2,500,000 (excluding payments to subcontractors and/or suppliers to the extent such threshold is calculated on a project-by-project basis with respect to each such subcontractor and supplier) are reasonably expected to be made during the year ended December 31, 2024; provided that for the purposes of Section 5.11(a)(ii) of the Company Disclosure Schedules, the Company is not required to disclose any purchase orders;

(iii) by its terms call for aggregate payments by or to the Company and the Company Subsidiaries in excess of $10,000,000 over the remaining term of such contract or related group of contracts (other than contracts subject to clauses (i), (ii) and (iv) hereof); provided that for the purposes of Section 5.11(a)(iii) of the Company Disclosure Schedules, the Company is not required to disclose any purchase orders;

(iv) under which the Company or any of the Company Subsidiaries (A) is liable for Indebtedness in excess of $10,000,000, (B) guaranty any Indebtedness of or other obligations of a third Person other than the Indebtedness or obligations of the Company Subsidiaries or (C) grants any Encumbrance, or mortgaging, pledging or otherwise places an Encumbrance (in each case other than Permitted Encumbrance) on any of the material assets of the Company or any Company Subsidiary;

(v) that contain (i) “earn out” or other contingent payment obligations by the Company or any Company Subsidiary or (ii) any performance guaranty or other similar undertaking with respect to a contractual or other performance by the Company or any Company Subsidiary;

(vi) that are partnership, joint venture or similar agreements (other than any organizational documents of the Company or the Company Subsidiaries);

(vii) that relate to business combination transactions (whether by merger, sale of equity interests, sale of assets or otherwise) pursuant to which the Company or any Company Subsidiary has an outstanding obligation any obligations or liabilities thereunder that would survive the Closing;

(viii) that restrict the Company or any Company Subsidiary from (A) engaging suppliers, customers or other Persons with which the Company and the Company Subsidiaries may do business (other than restrictions on the solicitation of employees entered into in the ordinary course of business consistent with past practice), including any exclusivity provisions, (B) freely engaging or competing in any line of its business with any Person or anywhere in the world or during any period of time and/or (C) granting any “most favored nation” pricing provisions or similar rights;

(ix) pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party;

(x) that grant to any Person other than the Company or the Company Subsidiaries any rights of first refusal, option, preferential right, negotiation or other similar rights (other than “most favored nation” pricing provisions) that limit or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business of the Company or any Company Subsidiary (other than the Contracts listed under clause (viii) above);

(xi) for outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contracts that binds the Company or any Company Subsidiary;

(xii) that are agreements or commitments by the Company or any Company Subsidiary to make a capital expenditure or to purchase a capital asset requiring payments in excess of $1,000,000 individually;

(xiii) that restrict the payment of dividends or the making of distributions to the equity holders of the Company or any Company Subsidiary that would survive the Closing;

(xiv) that are IP Licenses;

(xv) that are with any Governmental Authority, other than those contracts which have been substantially completed and which would not be reasonably expected to result in expense or known or reasonably probable liability, in either case that is material to the Company and the Company Subsidiaries taken as a whole;

(xvi) that are Company Labor Agreements;

(xvii) that are for the employment or engagement of any individual on a full-time, part-time or personal services consulting basis and which (x) provide for annual compensation in excess of $250,000 per year, (y) provide for the payment of compensation and/or benefits upon or in connection with the consummation of the transactions contemplated hereby, and/or (z) provide for severance, termination or notice payments or benefits in an amount in excess of $250,000 individually or $1,000,000 in the aggregate (other than payments or benefits required under applicable Law) upon a termination of the applicable individual’s employment or engagement;

(xviii) with any Company Securityholder, any current or former director or officer of the Company or any Company Subsidiary or any of their Affiliates or immediate family members (including any trusts), which Contract will not be terminated prior to Closing and will be binding on the Company or any Company Subsidiary thereafter (other than any Company Plans);

(xix) that are leases or other agreements under which the Company or any Company Subsidiary is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $2,500,000;

(xx) that are leases or other agreements under which the Company or any Company Subsidiary is lessor that permits any third party to hold or operate any property, real or personal, of the Company or any Company Subsidiary for which the annual rental exceeds $2,500,000;

(xxi) that are with any Affiliates of the Company or any Company Subsidiary (other than the Company Plans and any contract, agreement or instrument between the Company or any Company Subsidiary and the Company or another Company Subsidiary);

(xxii) that are conciliation, settlement or similar agreements pursuant to which the Company or any Company Subsidiary could reasonably be expected to (x) make payments in excess of $500,000 individually or $2,500,000 in aggregate or (y) satisfy any non-monetary obligation which would be binding on and adverse in any material respect to the Company or any Company Subsidiary following the Closing, in each case arising after the date of this Agreement;

(xxiii) that are (A) bid bonds, payment bonds, performance bonds, Tax bonds, licensing bonds, reclamation bonds, surety bonds or any similar undertaking or financial security arrangements or (B) indemnity or underwriting agreements or other contracts with a surety; or

(xxiv) that are binding agreements to enter into any of the foregoing.

(b) Other than such Material Contracts as have expired in accordance with their respective terms and with respect to which neither the Company nor any of the Company Subsidiaries has any material liability or obligation and except as set forth in Section 5.11(b), each Material Contract set forth on Section 5.11(a) of the Company Disclosure Schedules is valid and binding on the Company and the Company Subsidiaries to the extent the Company or the Company Subsidiaries are party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. With respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any such contract is in breach thereof or default thereunder and, to the Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained (which waivers or consents are not subject to (x) any conditions which have not be satisfied or (y) an expiration date prior to the end of the term of such Material Contract), which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. None of the Material Contracts have been canceled or otherwise terminated (other than such Material Contracts as have expired in accordance with their respective terms) and neither the Company nor any of the Company Subsidiaries has received any written notice from any Person regarding any such cancellation or termination or any material default or, to the Knowledge of the Company, is aware of any circumstances that would reasonably lead to such cancellation or termination or material default, in each case with respect to a Material Contract.

5.12 Customers; Suppliers and Subcontractors. Section 5.12 of the Company Disclosure Schedules sets forth (a) the top ten (10) customers of the Company and the Company Subsidiaries, based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries for the twelve (12) calendar months ended December 31, 2023 (collectively, the “Material Customers”), (b) the top ten (10) vendors and/or suppliers of the Company and the Company Subsidiaries, based on aggregate total purchases by the Company and the Company Subsidiaries for the twelve (12) calendar months ended December 31, 2023 (collectively, the “Material Suppliers”) and (c) the top ten (10) subcontractors of the Company and the Company Subsidiaries, based on aggregate total purchases by the Company and the Company Subsidiaries for the twelve (12) calendar months ended December 31, 2023 (collectively, the “Material

Subcontractors”). No Material Customer, Material Supplier or Material Subcontractor set forth on Section 5.12 of the Company Disclosure Schedules has given the Company or any Company Subsidiary, written or, to the Knowledge of the Company, any other indication that it intends to stop or materially decrease its business with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

5.13 Litigation.

(a) Except as set forth on Section 5.13 of the Company Disclosure Schedules, there are no material Actions pending before any Governmental Authority, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material unsatisfied Order.

(b) Except as set forth on Section 5.13 of the Company Disclosure Schedules, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of the Company Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, the Company Subsidiaries, or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.14 Taxes.

(a) All material Tax Returns required to be filed by the Company and, since January 1, 2014, all material Tax Returns required to be filed by any Company Subsidiary have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects and were prepared in substantial compliance with applicable Law. No claim has ever been made by a Tax authority in a jurisdiction where the Company, or since January 1, 2014 in the case of any Company Subsidiary, does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) Since January 1, 2014, the Company and each Company Subsidiary has fully and timely paid all Taxes due and payable by it, regardless of whether such amounts were shown to be due on any Tax Returns, and, except as would not reasonably be expected to result in material liability to the Company or such Company Subsidiary, the Company and each Company Subsidiary has withheld and timely paid over to the appropriate taxing authority all Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person. There are no Encumbrances for Taxes upon any property or asset of the Company or any of the Company Subsidiaries other than Permitted Encumbrances.

(c) All deficiencies for Taxes asserted or assessed in writing against the Company or the Company Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d) Except as set forth on Section 5.14(d) of the Company Disclosure Schedules, no audit, examination, investigations, disputes, notices of deficiency, claims or judicial proceeding is pending or to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice from any Governmental Authority (including in jurisdictions where the applicable Person has not filed Tax Returns) that it intends to commence such an audit, examination, or proceeding.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment, reassessment or deficiency of Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(f) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(g) Since January 1, 2014, neither the Company nor any Company Subsidiary is or has ever been a member of any affiliated group (other than any such group of which the Company is the common parent for Tax purposes) as defined in Section 1504 of the Code that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law), or filed or been included in a combined, consolidated or unitary income Tax Return, with any other Person other than the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company or any Company Subsidiary, as applicable) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, by contract, or otherwise (other than pursuant to a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes). Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, Tax sharing or similar agreement (other than pursuant to a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) Since January 1, 2014, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Except as set forth on Section 5.14(i) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary (i) is or has been within the six year period prior to the date of this Agreement, a “United States real property holding corporation” within the meaning of Section 897 of the Code; (ii) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) is or has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); or (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(j) No power of attorney has been executed with respect to any Taxes owed by the Company or any Company Subsidiary that is or will be in force and effect from or after the Closing Date.

(k) Neither the Company nor any Company Subsidiary has been within the five (5)-year period prior to the date of this Agreement required to include any item of income for Tax purposes attributable to a discharge from indebtedness.

(l) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) with respect to a transaction occurring on or prior to the Closing Date; (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) transaction entered into or investment made prior to the Closing governed by Section 951 or 951A of the Code.

(m) Since January 1, 2019 or, if later, the date of formation or incorporation, as applicable, and at all times thereafter, the Company and each Company Subsidiary has been classified in accordance with the U.S. federal (and applicable state and local) income tax classification set forth next to its name on Section 5.14(m) of the Company Disclosure Schedules.

(n) No Company Subsidiary organized outside of the United States (i) is a passive foreign investment company within the meaning of Section 1297 of the Code, (ii) has ever incurred a material amount of Subpart F income within the meaning of Section 952(a) of the Code, (iii) has made any investment in “United States Property” within the meaning of Section 956(c) of the Code and the Treasury Regulations thereunder, or (iv) has ever incurred a material amount of global intangible low-taxed income within the meaning of Section 951A of the Code.

(o) Since January 1, 2014, no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(p) All material related party transactions involving the Company or any Company Subsidiary (including any branch or permanent establishment thereof) occurring during the period of six (6) years prior to the date hereof, comply with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax Law) and any other applicable Law on transfer pricing.

(q) The Company and each Company Subsidiary has, in all material respects (i) properly collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(r) Since January 1, 2014, neither the Company nor any Company Subsidiary has used the cash method of accounting for Tax purposes.

(s) Each Company Plan and other contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party or otherwise bound that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is and has been at all times in documentary and operational compliance with Section 409A of the Code in all material respects. No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” of the Company or any Company Subsidiary as a result of the operation of Section 409A of the Code. No amounts paid or payable by the Company or any Company Subsidiary are subject to any Tax or penalty imposed under Section 457A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is a party which requires the Company or such Company Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A or Section 4999 of the Code.

(t) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the date of the Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the date of Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

5.15 Employee Benefit Plans.

(a) Section 5.15(a) of the Company Disclosure Schedules contains a true and complete list of each material Company Plan. Each Company Plan identified in Section 5.15(a) of the Company Disclosure Schedules that is not a Multiemployer Plan is referred to herein as a “Company Other Plan.”

(b) With respect to each Company Other Plan, the Company has made available to the Buyer a current copy (or, to the extent no such copy exists, a description of the material terms) thereof and, to the extent applicable: (i) a true and complete copy of the plan document, any amendments thereto, and any related trust or similar financing agreement; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan description and any summaries of material modification; (iv) for the three (3) most recent plan years (A) the Form 5500 and attached schedules and (B) the Audited Financial Statements; (v) all material notices, records and filings regarding Internal Revenue Service, Department of Labor or other Governmental Authority audits or investigations; and (vi) all non-routine, written communications with the Internal Revenue Service, Department of Labor or other Governmental Authority relating to any Company Plan within the past three (3) years. With respect to each Multiemployer Plan, the Company has made available to the Buyer a copy of all written notices, filings and communications received by the Company or such Company Subsidiaries relating to such Multiemployer Plan within the past three (3) years.

(c) Each Company Other Plan and, to the Knowledge of the Company, each Company Multiemployer Plan: (i) has been established, maintained, funded, and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except, in each case, as would not reasonably be expected to result in material liability to the Company; and (ii) which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS as to its qualification or is maintained in all material respects pursuant to a prototype or volume submitter document approved by the IRS, and no circumstance exists and nothing has occurred that would reasonably be expected to cause the loss of such qualification. Each trust established in connection with any Company Other Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. Except as set forth in Section 5.15(c) of the Company Disclosure Schedules, no Company Other Plan provides, and neither the Company nor any Company Subsidiary has any liability or obligation to provide, medical, life, welfare or death benefits with respect to current or former employees, directors or individual service providers of the Company or any Company Subsidiary beyond their termination of employment or service (other than coverage mandated by Section 4980B of the Code (or similar state Law) and with respect to which the participant pays the entire premium). The Company, each ERISA Affiliate, and each Company Other Plan and, to the Knowledge of the Company, each Multiemployer Plan is in compliance in all material respects, and has complied in all material respects, with the requirements of Section 4980 of the Code and the Patient Protection and Affordable Care Act of 2010, as amended, and is not subject to an assessable payment under Section 4980B of the Code or 4980H of the Code. For the period of six (6) years prior to the date of this Agreement, there has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Other Plan or to the Knowledge of the Company, any Multiemployer Plan.

(d) Section 5.15(d)(i) of the Company Disclosure Schedules lists each Company Other Plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). Section 5.15(d)(ii) of the Company Disclosure Schedules lists each “multiemployer plan” within the meaning of Section 3(37) of ERISA to which the Company or any Company Subsidiary contributes, is required to contribute, or has contributed or been required to contribute in the past six years (each, a “Multiemployer Plan”). Except as set forth on Section 5.15(d)(i) and (ii) of the Company Disclosure Schedules, no Company Other Plan or to the Knowledge of the Company, any Multiemployer Plan, is, and neither the Company nor any of its ERISA Affiliates has any liability (whether contingent or actual, direct or indirect) under or with respect to a: (i) plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) multiple employer plan as described in Section 413(c) of the Code; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e) With respect to each Pension Plan: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for non-delinquent premiums); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise under ERISA or the Code on the assets of the Company, any Company Subsidiary or any ERISA Affiliate in connection with any Pension Plan; (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the past six (6) years; and (viii) no Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(f) Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Title IV of ERISA with respect to any Multiemployer Plan (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) that remains unsatisfied. Neither the Company nor any of its ERISA Affiliates has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination. All contributions (including installments) required to be made by the Company and its ERISA Affiliates to each Multiemployer Plan have been timely made and the Company and its ERISA Affiliates are not delinquent in any contributions to any Multiemployer Plan. Except as set forth in Section 5.15(f) of the Company Disclosure Schedules, to the Knowledge of the Company, no Multiemployer Plan is insolvent or in reorganization. Except as set forth in Section 5.15(f) of the Company Disclosure Schedules, to the Knowledge of the Company, no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section

305 of ERISA). Neither the Company nor any ERISA Affiliate thereof has incurred any liability (including any indirect, contingent or secondary liability) to or on account of a Company Other Plan or, to the Knowledge of the Company, any Multiemployer Plan pursuant to Section 436(f) of the Code, or to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Multiemployer Plan. No lien imposed under the Code or ERISA on the assets of the Company or any ERISA Affiliate exists or to the Knowledge of the Company is likely to arise on account of any Multiemployer Plan (other than current obligations for contributions to such Company Plans and routine claims for benefits thereunder that are not delinquent). Assuming compliance in all respects with the requirements of Section 4203(b)(1) of ERISA, then, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, the Company and its ERISA Affiliates would not incur any liabilities with respect to any Multiemployer Plans in the event of a complete or partial withdrawal therefrom.

(g) With respect to any Company Other Plan, no Actions (other than routine claims for benefits in the ordinary course of business or routine qualification determination filings) are pending or, to the Knowledge of the Company, threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries.

(h) Except as set forth on Section 5.15(h) of the Company Disclosure Schedules or as would not be material, all payments, benefits, contributions and premiums payable by the Company or any Company Subsidiary related to each Company Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Plan and all applicable Laws and accounting standards. With respect to each Company Other Plan, (i) no breaches of fiduciary duty or other material failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable Law, and (iii) neither the Company nor any of its Subsidiaries has made any filing in respect of such Company Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(i) Except as set forth on Section 5.15(i) of the Company Disclosure Schedules, neither the execution and delivery nor the consummation of the transactions contemplated by this Agreement will (alone or in conjunction with any other event) result in (i) any payment becoming due to any current or former employee or individual service provider of the Company or any Company Subsidiary, (ii) the acceleration of payment, vesting or funding of or increase of any payments or benefits under any Company Plan or to any current or former employee or individual service provider of the Company or any Company Subsidiary, or (iii) the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (iv) limit or restrict the ability to merge, amend or terminate any Company Plan.

(j) No Company Other Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth in Section 5.15(j) of the Company Disclosure Schedules, none of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has at any time maintained, established, sponsored, participated in or contributed to, and no Company Other Plan is, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or Contract applies).

(k) None of the Company or any Company Subsidiary is under any obligation (express or implied) to modify any Company Plan, or to establish any Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without material liabilities to the Company or any Company Subsidiary other than ordinary administrative expenses typically incurred in a termination event.

(l) Except as set forth on Section 5.15(l) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is party to any agreement that provides for, or is responsible for, payment of any double-trigger bonuses, payments, severance or similar benefits to any current or former employee or individual service provider of the Company or any Company Subsidiary.

(m) All actions taken with respect to the Company SARs and the Company RSUs, as contemplated by Articles 2 and 3 of this Agreement, were lawful and performed consistently with, and not in violation or breach of, the terms of the Company Equity Plans, the Company SAR Agreements and the Company RSU Agreements, and no further consent, waiver or other action is required from any Company RSU Holder or Company SAR Holder to give effect to the treatment of the Company SARs and the Company RSUs as contemplated by Articles 2 and 3 of this Agreement.

5.16 Labor and Employment.

(a) Neither the Company nor any of the Company Subsidiaries has experienced any work stoppage, labor strike, material slowdown, walkout, lockout, picketing, or other organized labor dispute or disruption involving the employees, contractors, or other service providers of the Company or any Company Subsidiary within the past three (3) years, and, to the Knowledge of the Company, none is threatened. There are, and within the past five (5) years have been, no union organizing or decertification activities involving employees of the Company or any Company Subsidiary.

(b) Except as set forth on Section 5.16(b) of the Company Disclosure Schedules, the Company and the Company Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to employment practices, terms and conditions of employment, worker classification, background checks, equal employment opportunity, discrimination, harassment, retaliation, wage deductions and withholdings, paid or unpaid time off work, accommodations, testing, wages and hours, immigration, pay equity, collective bargaining, fair labor standards, wrongful discharge, occupational health and safety and personal rights.

(c) There is no pending or, to the Knowledge of the Company, threatened (i) Action against the Company or any of the Company Subsidiaries by or on behalf of any of their respective employees, applicants for employment, or former employees, or otherwise relating to any of their labor or employment-related practices except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, or (ii) material grievance against or involving the Company or any Company Subsidiary, whether or not arising under any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (“Labor Agreements”). Within the past three (3) years, (y) neither the Company nor any Company Subsidiary has committed any unfair labor practice, and (z) there have been no allegations of sexual harassment or other discriminatory harassment, discrimination, or retaliation involving any officers, executives, or other senior-level management employees of the Company or of the Company Subsidiaries. No employees of the Company or any Company Subsidiary are represented by a works council, and none are expected to become represented by a works council.

(d) Section 5.16(d)(i) of the Company Disclosure Schedules sets forth each Labor Agreement and bargaining relationship to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound (collectively, “Company Labor Agreements”). Except as set forth on Section 5.16(d)(ii) of the Company Disclosure Schedules, (A) none of the Company Labor Agreements is scheduled to expire, and (B) except as the same may be entered into in conjunction in the ordinary course of business consistent in all material respects with past practice to enable the performance by the Company or any Company Subsidiary with respect to the labor requirements needed to fulfil any existing or prospective project agreement entered into by the Company or any Company Subsidiary after the date hereof upon advance written notice to the Buyer, (x) no renewal negotiations with respect thereto are scheduled or anticipated to commence prior to the Closing Date, (y) no Company Labor Agreements are being renegotiated, and no new Labor Agreement that would bind the Company or any Company Subsidiary is being negotiated, and (z) neither the Company nor any Company Subsidiary is under an obligation to negotiate a Labor Agreement. The Company and each Company Subsidiary has or prior to the Closing will have satisfied all notice, information and bargaining obligations owed to any of their employees, contractors, or other service providers and/or their bargaining unit representatives under applicable Law or the Company Labor Agreements.

(e) Except as set forth on Section 5.16(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, either alone or in combination with any other event, any obligation on behalf of the Company or any Company Subsidiary to consult with, notify, bargain with, or obtain the consent of, any counter-party to any Company Labor Agreement or any other labor union or similar organization.

(f) Within the past three (3) years, neither the Company nor any Company Subsidiary has incurred any liability under the U.S. Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar foreign, state or local Law (collectively, the “WARN Act”), and no actions that would require notice or payment under the WARN Act are currently contemplated, planned or announced. In the six (6) month period immediately prior to the date hereof, neither the Company nor any Company Subsidiary has carried out any “employment loss” (as defined in the WARN Act), or layoff or material reduction in hours of work that, if continued, in the aggregate, would reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act.

(g) During the preceding three (3) years, the Company and each Company Subsidiary has timely and fully paid or adequately accrued all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance, and other compensation that have come due and payable to their employees pursuant to applicable Law, Contract, Company Plan or policy. During the preceding three (3) years, each individual who is providing or has provided services to the Company or any Company Subsidiary is and has at all times been properly classified and treated for all purposes as an exempt or non-exempt employee or an independent contractor, consultant, or other non-employee service provider in accordance with applicable Laws.

(h) The Company and each Company Subsidiary has at all times (i) correctly classified those Persons performing services as common law employees, leased employees, independent contractors or agents of the Company or the applicable Company Subsidiary and (ii) complied with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099 (or other applicable forms).

(i) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by any Order from, any Governmental Authority, the effect of which seeks to enjoin, curtail, limit or prohibit any ongoing labor or employment-related practices. The Company and the Company Subsidiaries maintain accurate and complete Form I-9s with respect to each of their current and former employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. The Company and the Company Subsidiaries do not employ any employee whose principal work location is outside of the United States. All current employees of the Company or a Company Subsidiary are authorized under applicable immigration Laws to be employed in the United States. Within the past three (3) years, the Company and the Company Subsidiaries have not received an “Employer Correction Request” notice or “no match” letter from the Social Security Administration concerning any current employees, and there have been no Actions against or involving the Company or any Company Subsidiary concerning employment eligibility or other immigration matters.

(j) The Company has provided to the Buyer a true, correct and complete list of the names of all present employees (whether full-time, part-time or otherwise) of the Company and the Company Subsidiaries and each such employee’s job title, current annual salary rates, current hourly wages and other compensation (as applicable), hire date, principal work location, nature of employment (e.g., full-time, part-time, leased or other), employment status (e.g., active, on visa, furloughed, on medical, parental, military or other leave and expected date of return to work), union status and affiliation (if any) and status as exempt or non-exempt under applicable wage and hour Laws, in each case as of July 15, 2024. The Company has made available to the Buyer information from which the identity of all individual independent contractors and individual consultants currently engaged by the Company or any Company Subsidiary from which the position, work location, date of retention and rate of remuneration for each such Person can be ascertained. No executive of the Company or any Company Subsidiary, any Key Employee or any Designated Company Shareholder who is an employee of the Company has informed the Company or any Company Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for the Company or any Company Subsidiary, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company or any Company Subsidiary.

(k) Section 5.16(k) of the Company Disclosure Schedules completely and accurately sets forth the aggregate outstanding principal amount of any loans, including the portion thereof that will be forgivable, deferred Taxes or any Tax credits applied for, claimed or received under any applicable Law, Order or directive issued by any Governmental Authority or public health agency in connection with the COVID-19 pandemic, in each case, including under the CARES Act.

(l) To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in violation in any material respect of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant obligation owed to (i) the Company or any Company Subsidiary or (ii) any third party with respect to such person’s right to be employed or engaged by the Company or any Company Subsidiary.

5.17 Environmental Compliance. Except as set forth on Section 5.17 of the Company Disclosure Schedules, (i) the Company and each Company Subsidiary are and, for a period of four (4) years prior to the date hereof, have been in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and each Company Subsidiary have obtained, maintained, and are and, for a period of four (4) years prior to the date hereof, have been, in compliance in all material respects with the terms and conditions of, all Licenses required under any applicable Environmental Laws for the ownership of the properties and assets or the operation of the Business; (iii) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary has treated, stored, transported, disposed of, arranged for or permitted the transportation or disposal of, handled, manufactured, distributed, exposed any Person to, or Released any Hazardous Substances, or, to the Knowledge of the Company, owned, leased, or operated any property or facility which is or has been contaminated by any such Hazardous Substances, which in either case has given rise or would reasonably be expected to give rise to any current or future liabilities pursuant to any Environmental Laws; (v) neither the company nor any Company Subsidiary is party to any Order or subject to any judgment or decree relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; (vi) neither the Company nor any Company Subsidiary has assumed, undertaken, or provided an indemnity with respect to any obligation or liability, including any obligation for corrective or remedial action, of any other Person arising under Environmental Law; and (vii) the Company has made available to the Buyer all material environmental reports, audits, assessments, and other documents, including Phase I reports, in the Company’s custody or reasonable control, relating to actual or potential conditions of contamination on the Real Property or the Company’s or any Company Subsidiary’s past or current properties, facilities or operations, or relating to compliance with Environmental Laws (including Licenses required under Environmental Laws).

5.18 Insurance. Section 5.18 of the Company Disclosure Schedules sets forth all material insurance policies (the “Insurance Policies”) with respect to the employees, properties, assets or Business of the Company and the Company Subsidiaries, including life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and the Company Subsidiaries and each such policy provides insurance in such amounts and against such risks as is, in all material respects, commercially reasonable. Each policy set forth on Section 5.18 of the Company Disclosure Schedules is in full force and effect and all premiums due and payable thereon have been paid in full. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed, in each case in writing, by the underwriters of such policies. Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Insurance Policy will be affected in any material respect by the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has received either a written notice of cancellation, non-renewal or material premium increase of any Insurance Policy. The Company has made available to the Buyer true and correct copies in all material respects of the Insurance Policies.

5.19 Real Property.

(a) The Company and the Company Subsidiaries do not own and have never owned any Real Property. Section 5.19(a) of the Company Disclosure Schedules contains a list of all Leased Real Property held by the Company or any Company Subsidiary (the “Company Real Property”). The Company and the Company Subsidiaries hold legal, valid, binding, enforceable rights to lease the Company Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Company Real Property listed in Section 5.19(a) of the Company Disclosure Schedules is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. This Section 5.19 does not relate to Intellectual Property, which is addressed in Section 5.8.

(b) Neither the Company nor any Company Subsidiary is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Company Real Property (or any portion thereof) or purchase any Real Property. Except as set forth in Section 5.19(b) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof.

(c) With respect to the Company Real Property, the Company has delivered to the Buyer a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, the Company Subsidiary, or to the Knowledge of the Company, any other party to such Lease. Except as set forth in Section 5.19(c) of the Company Disclosure Schedules, (i) the Company’s or Company Subsidiary’s possession and quiet enjoyment of the Company Real Property under such Lease has not been disturbed, and, to the Knowledge of the Company, there are no material disputes with respect to such Lease; (ii) neither the Company nor any Company Subsidiary owes, or, pursuant to any presently effective Contract, will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iii) neither the Company nor any Company Subsidiary has given or received a notice of material default related to such Lease which has not been cured or waived; (iv) neither the whole nor any portion of such Company Real Property has been damaged or destroyed by fire or other casualty and not fully restored to tenantable condition; (v) to the Knowledge of the Company, except for ordinary routine maintenance and repair, there are no unsound or defective conditions in, or other conditions requiring repair or replacement of the foundation, structural systems, roof, electrical, plumbing, heating, ventilation and air conditioning systems included within the buildings situated on the Company Real Property; and (vii) to the Knowledge of the Company, there is no present default under any mortgage or similar instrument encumbering such Company Real Property.

(d) With respect to the Company Real Property, neither the Company nor any Company Subsidiary has received any written notice of, nor to the Knowledge of the Company, does their exist, any pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation, nor any pending, threatened or contemplated zoning, building code or similar matters which could reasonably be expected to adversely affect the Company Real Property as currently used in the Business. The Company and the Company Subsidiaries have lawful rights of use to all land and other real property rights, subject to Permitted Encumbrances, necessary to conduct the Business as presently conducted, and the Company Real Property comprises all of the Real Property used or intended to be used in, or otherwise related to, the Business. The Company’s use of the Company Real Property is in compliance with all applicable building code, zoning, land use and similar applicable Law, and neither the Company nor any Company Subsidiary has received any written notice of a violation of building codes and/or zoning ordinances or other governmental or regulatory applicable Laws affecting such Company Real Property.

5.20 Affiliate Transactions. Except as expressly contemplated by this Agreement or set forth on Section 5.20 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to any material agreement with, or involving the making of any payment or transfer of property or assets to, any Company Related Party (other than arising under or in connection with employment relationships and compensation, benefits or other agreements incident to such Person’s employment with the Company or any Company Subsidiary or the payment of cash dividends or distributions to be made ratably to all Company Shareholders prior to Closing). Except as set forth on Section 5.20 of the Company Disclosure Schedules, neither the Company nor any Affiliate of the Company or, to the Knowledge of the Company, no Company Related Party owns directly or indirectly any interest in (other than passive investments involving ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act), or serves as an executive officer or director of, any supplier or other organization which has a material business relationship with the Company or any of the Company Subsidiaries. No Company Related Party owns or has any rights in or to any of the material assets, properties or rights used by the Company or any Company Subsidiary or otherwise used for the Business as presently conducted.

5.21 Absence of Certain Changes or Events.

(a) Except as otherwise contemplated by this Agreement, from January 1, 2024, (i) each of the Company and each Company Subsidiary has conducted its respective Business in the ordinary course of business in all material respects (including with respect to the issuance of parent/subsidiary guarantees, bonds and letters of credit), (ii) the Company and each Company Subsidiary have not suffered any material loss, damage, destruction or other material casualty affecting any of their respective material properties or assets, whether or not covered by insurance, and (iii) there has been no Material Adverse Effect.

(b) Without limiting the generality of Section 5.21(a), except as set forth on Section 5.21(b) of the Company Disclosure Schedules, since the date of the Interim Balance Sheet, neither the Company nor any of the Company Subsidiaries has taken or failed to take any action that, if taken or failed to be taken after the date hereof, would require consent of the Buyer pursuant to Section 7.1.

5.22 Anti-Takeover Statutes. No state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation or any anti-takeover provision in the Company’s and/or any Company Subsidiaries’ organizational documents is, or at the Effective Time will be, applicable to the Company Shares, the Merger or the other transactions contemplated by this Agreement.

5.23 Brokers. Other than Lazard, the fees and expenses of which will constitute Company Expenses, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

5.24 Warranty Claims.

(a) Section 5.24(a) of the Company Disclosure Schedules sets forth a summary description or statement of all outstanding warranty claims for work previously performed by the Company that have been made or threatened in writing and not resolved or withdrawn, against the Company or any Company Subsidiary, excluding any such warranty claim with respect to which the Company or any Company Subsidiary, in its reasonable good faith determination, would not reasonably be expected to incur more than $100,000 in warranty claim-related cost or expense. Except as set forth on Section 5.24(a) of the Company Disclosure Schedules, there is no pending or, to the Knowledge of the Company, threatened Action against the Company or any of the Company Subsidiaries relating to express or implied warranties, alleged defects, failing to meet express or implied specifications, defect liability or re-work obligations, indemnities, guarantees, obligations for consequential damages or similar undertakings (each, a “Warranty Obligation”) for any product or component sold, designed, distributed, delivered or manufactured, or service provided, by or on behalf of the Company or any Company Subsidiary, including by any subcontractor of the Company or any Company Subsidiary at any time (each, a “Product”), nor are there any facts or circumstances that could form the basis for any such Action. Neither the Company nor any Company Subsidiary currently has, or has had, any recalls or withdrawals of any Products.

(b) Section 5.24(b) of the Company Disclosure Schedules sets forth a list of all agreements pursuant to which the Company or any Company Subsidiary is obligated to provide a Warranty Obligation, and the duration of each such Warranty Obligation, except for the Company’s customary warranties provided in the ordinary course of business.

(c) Each Product has been manufactured, designed, distributed, sold, provided and delivered in conformity with all applicable Laws and contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any liability (and, to the Knowledge of the Company, no event has occurred and no circumstances exist that with notice or lapse of time or both could reasonably result in any such liability) for any replacement, recall or other corrective measures in respect thereof in excess of any reserves therefore set forth on the Financial Statements.

(d) Except as set forth on Section 5.24(d) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has any liability (and no event has occurred and no circumstances exist that with notice or lapse of time or both would result in any such liability) arising out of any injury or damage to individuals or property that has occurred as a result of the ownership, possession or use of any Product. Neither the Company nor any Company Subsidiary has extended to any customers any warranties or indemnifications for the Products outside of the ordinary course of business. The reserves for warranty claims related to Products set forth in the Financial Statements are stated therein in accordance with GAAP.

5.25 Sufficiency of Assets.

(a) As of the Closing Date, (i) the Company has completed, or caused to be completed, the Pre-Closing Actions, and (ii) no Person, other than the Company Securityholders, has any right, title, or interest to, or in, the issued and outstanding shares of capital stock or any other equity interests of the Company or any assets of the Company or the Company Subsidiaries. Without limiting the preceding sentence, the Company held one hundred percent (100%) of the direct equity interests in the Company Subsidiary.

(b) Upon the Closing, (i) the assets and properties owned or leased by the Company and the Company Subsidiaries constitute all of the assets and properties necessary for the Company and the Company Subsidiaries to carry on the Business as presently conducted and (ii) the Buyer (through its ownership of the Company) will have, immediately after the Closing, sufficient rights and properties and assets to conduct the operations of the Business as presently conducted in all material respects.

(c) All material tangible assets owned or leased by the Company or the Company Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

5.26 No Outside Reliance. Each of the Company and its Representatives acknowledges that neither the Buyer nor any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Buyer furnished or made available to the Company or any of its Representatives, except as expressly set forth in Article 6, and, without prejudice to the Company’s rights and remedies in respect of Article 6 or otherwise hereunder, neither the Buyer nor any other Person (including any officer, director, employee, or shareholder of the Buyer) shall have or be subject to any liability (whether in contract or tort, under applicable securities Laws or otherwise) to the Company or its Representatives, based upon any information, documents or materials made available to the Company or its Representatives or resulting from the use by the Company or its Representatives of any information, documents or material made available to the Company or its Representatives, in each case, in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby; provided, however, that nothing in this Section 5.26 is intended to limit or modify the representations and warranties contained in Article 6 which the Buyer acknowledges the Company and its Representatives are relying on in executing and delivering this Agreement. Each of the Company, the Designated Company Shareholders and the Designated Company SAR Holders acknowledges that, except for the representations and warranties contained in Article 6, with respect to which neither the Buyer, Merger Sub nor any other Person has made, and the Company and the Company Shareholders have not relied on, any other express or implied representation or warranty by or on behalf of the Buyer or Merger Sub, including any implied representation or warranty as to value, condition, capacity, merchantability, environmental condition or suitability. Each of the Company, the Designated Company Shareholders and the Designated Company SAR Holders acknowledges that none of the Buyer, Merger Sub nor any other Person, directly or indirectly, has made, and the Company and the Company Shareholders have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Buyer (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and neither the Company nor the Company Shareholders will make or have any claim with respect thereto. Notwithstanding the foregoing, this Section 5.26 shall not (and shall not be deemed to) limit any claim based on Fraud.

5.27 Allocation Schedule. The Company represents and warrants to the Buyer and Merger Sub that the Allocation Schedule, and all of the determinations, calculations, allocations of amounts and other information contained therein, is true, accurate, correct and complete in all respects.

5.28 Investment Purposes. Each Designated Company Shareholder and Designated Company SAR Holder represents and warrants to the Buyer and Merger Sub that they are acquiring the Buyer Common Stock to be issued on the Closing Date (or otherwise hereunder) solely for their own account and not with a view to, or for resale in connection with, the distribution of any Buyer Common Stock in violation of applicable federal or state securities Laws. Each Designated Company Shareholder and Designated Company SAR Holder represents that they are an Accredited Investor. Each Designated Company Shareholder and Designated Company SAR Holder acknowledges that the issuance of Buyer Common Stock contemplated by this Agreement has not been registered under the Securities Act or any state securities Laws, and that the Buyer Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act and applicable state securities laws or in a transaction not subject thereto.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Disclosure Schedules, the Buyer hereby represents and warrants to the Company as follows:

6.1 Organization. The Buyer and Merger Sub are each a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power, as applicable, and authority to respectively own each of their properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, or reasonably be expected to materially impair or delay the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Buyer and/or Merger Sub is a party.

6.2 Capitalization. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by the Buyer. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than the Buyer may acquire any security of Merger Sub. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or to the Knowledge of the Buyer, threatened in writing against, the Buyer or Merger Sub.

6.3 Authority; Binding Obligation; No Vote; Required Approval.

(a) Each of the Buyer and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Buyer and Merger Sub and no other proceedings on the part of the Buyer or Merger Sub are required to authorize this Agreement and the Ancillary Agreements to which it is a party and the consummation by such party of the Merger and the other transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Buyer and/or Merger Sub is a party have been duly executed and delivered by the Buyer and Merger Sub, as applicable, and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of the other parties thereto, constitute the legal, valid and binding obligation of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

(b) No vote or consent of the holders of any class or series of capital stock of the Buyer or any of its Affiliates is necessary to approve this Agreement or the Merger. The vote or consent of the Buyer or a wholly owned Subsidiary of the Buyer as the sole member of Merger Sub is the only vote or consent of the member of Merger Sub necessary to approve the Merger and adopt this Agreement, and the Buyer has caused such vote to be taken prior to the date hereof by written consent.

6.4 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer and/or Merger Sub is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Buyer and Merger Sub and performance by the Buyer and Merger Sub of their respective obligations hereunder and thereunder do not (a) result in any violation of the respective organizational documents of the Buyer or Merger Sub; (b) conflict with, result in a breach of, create in any party thereto the right to terminate or cancel, accelerate, require any consent under, require the offering or making of any payment or redemption under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Buyer or Merger Sub under any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Buyer, or Merger Sub is a party or by which it is bound; or (c) violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Buyer or Merger Sub or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Buyer and Merger Sub, taken as a whole.

6.5 No Governmental Authorization Required; Consents. Except for (a) applicable requirements of Antitrust Laws and (b) applicable requirements of the DGCL related to consummating the Merger, and assuming the truth and accuracy of the representations and warranties of the Company in Section 5.6 (and subject to the exceptions therein), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer or Merger Sub in connection with (a) the due execution, delivery and performance by the Buyer and Merger Sub of this Agreement and the consummation by the Buyer and Merger Sub of the Merger and the other transactions contemplated hereby or (b) the due execution, delivery and performance by the Buyer and Merger Sub of the Ancillary Agreements to which it is a party and the consummation by the Buyer and Merger Sub of the transactions contemplated thereby, other than any such consents, approvals, orders, authorizations, registrations, declarations, Licenses or filings or other actions that have already been obtained or made by the Buyer or Merger Sub, as applicable; provided, however, that no representation or warranty is made with respect to consents, authorizations, approvals, notices, orders, declarations, Licenses or filings or other actions by or with any Governmental Authority or any other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer or Merger Sub to enter into and perform their obligations under this Agreement or any Ancillary Agreement to which the Buyer and/or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby and thereby (a “Buyer Material Adverse Effect”), constitute a material violation of Law or reasonably be expected to materially impair or delay the ability of the Buyer and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Buyer or Merger Sub is a party.

6.6 Sufficient Funds. The Buyer and Merger Sub have as of the date hereof, and will have at the Effective Time, available to them a sufficient amount of cash, in immediately available funds and without the need to obtain financing from any Person, to perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, including the payment of the Estimated Merger Consideration, the other amounts to be paid by the Buyer at the Closing pursuant to Section 3.3 and all of the Buyer’s fees and expenses in order to consummate the transactions contemplated by this Agreement.

6.7 Litigation. There are no Proceedings pending, or to the Knowledge of the Buyer, threatened in writing against the Buyer or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Buyer or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Buyer, its Subsidiaries, or any of their Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or prevent, materially delay or materially impair the ability of the Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

6.8 Business Activities.

(a) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the transactions contemplated by this Agreement and maintenance of its corporate existence.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

6.9 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer or any of its Affiliates, in connection with this Agreement or the transactions contemplated hereby, and no such other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any of its Affiliates, or any action taken by the Buyer or any of its Affiliates.

6.10 No Outside Reliance. Each of the Buyer and Merger Sub acknowledges that, as of the Closing (assuming the Company’s compliance with the terms and conditions hereof), it and its Representatives have been permitted satisfactory access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its Representatives have desired or requested to see or review, and that, as of the Closing (assuming the Company’s compliance with the terms and conditions hereof), it and its Representatives have had a satisfactory opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the Business of the Company and the Company Subsidiaries. Each of the Buyer and Merger Sub acknowledges that none of the Company, the Securityholder Representative or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Company and the Company Subsidiaries furnished or made available to the Buyer, Merger Sub or any of their respective Representatives, except for any Contractual Representation. Without prejudice to the Buyer’s rights and remedies in respect of the Contractual Representations or on account of Fraud, none of the Company, the Securityholder Representative or any other Person (including any officer, director, employee, or shareholder of the Company or the Securityholder Representative) shall have or be subject to any liability (whether in contract or tort, under applicable securities Laws or otherwise) to the Buyer, Merger Sub or any other Person, based upon any information, documents or materials made available to the Buyer or Merger Sub or resulting from the use by the Buyer or Merger Sub of any information, documents or material made available to the Buyer or Merger Sub, in each case in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Each of the Buyer and Merger Sub acknowledges that, should the Closing occur, the Buyer shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except for any Contractual Representation; provided, however, that nothing in this Section 6.10 is intended to limit or modify any Contractual Representation with respect to which the Company acknowledges the Buyer and Merger Sub are relying on in executing and delivering this Agreement. Each of the Buyer and Merger Sub acknowledges that, except for any Contractual Representation, (a) neither the Company, the Securityholder Representative nor any other Person has made, and the Buyer and Merger Sub have not relied on, any other express or implied representation or warranty by or on behalf of the Company, the Securityholder Representative, including any implied representation or warranty as to value, condition, capacity, merchantability, environmental condition or suitability and (b) each of the Buyer and Merger Sub acknowledges that none of the Company, the Securityholder Representative, nor any other Person, directly or indirectly, has made, and the Buyer and Merger Sub have not relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and neither the Buyer nor Merger Sub will make or have any claim with respect thereto. Notwithstanding the foregoing, this Section 6.10 shall not (and shall not be deemed to) limit any claim based on Fraud.

6.11 Investment Purpose. Each of the Buyer and Merger Sub is entering into the Merger and the other transactions contemplated by this Agreement for the purpose of investment and not with a view to, or for resale in connection with, the distribution of any Company Common Stock in violation of applicable federal, state or provincial securities Laws. Each of the Buyer and Merger Sub acknowledges that the sale of the Company Common Stock hereunder has not been registered under the Securities Act or any state securities Laws, and that the Company Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act and applicable state securities Laws or in a transaction not subject thereto. Each of the Buyer and Merger Sub represents that it is an Accredited Investor.

6.12 Buyer Common Stock. The Buyer has, and at Closing will have, sufficient duly authorized shares of Buyer Common Stock to enable it to issue the Stock Consideration to the Company Securityholders.

6.13 Exempt from Registration. Assuming that the representations and warranties set forth in Sections 5.28 (Investment Purposes), 7.17 (Compliance with Securities Laws) and 7.18 (Restriction on Sale or Other Transfer of Buyer Common Stock) are true and accurate, the issuance of the Stock Consideration at the Closing will be exempt from the registration requirements of the Securities Act and all applicable state securities Laws.

6.14 Issuance of Stock Consideration. The Stock Consideration contemplated pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Stock Consideration will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in the governing documents of the Buyer, and will be free and clear of all Encumbrances and restrictions, other than the restrictions imposed by applicable federal and state securities Laws. The Stock Consideration will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. None of the SEC or other securities regulatory authority or stock exchange has issued any order that is currently outstanding preventing or suspending trading in any securities of the Buyer, and no such proceeding is, to the Knowledge of the Buyer, pending or threatened, and the Buyer is not in default of any material requirement of any applicable securities Laws.

6.15 Buyer SEC Reports. The Buyer has filed all forms, reports, schedules, statements and other documents (collectively, and including all exhibits, the “Buyer SEC Reports”) required to be filed by the Buyer with the SEC for the past three (3) years. As of their respective dates, and giving effect to any amendments or supplements that have been filed thereafter, the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

ARTICLE 7.

COVENANTS

Unless this Agreement is terminated pursuant to Article 10, the Parties covenant and agree as follows:

7.1 Conduct of Business of the Company.

(a) Except as (i) expressly provided by this Agreement (including the steps to effect the Pre-Closing Actions) or, to the extent disclosed on Section 7.1(a) of the Company Disclosure Schedules, as may be necessary to obtain the consents required for Closing under this Agreement, (ii) set forth in Section 7.1(a) of the Company Disclosure Schedules, (iii) required by any applicable Law, (iv) results from the taking of any COVID Action (the “COVID Company Exception”) or (v) actions taken with the express written consent of the Buyer, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall, and shall cause the Company Subsidiaries to, (A) conduct their respective business and operations in the ordinary course consistent with past practice (including with respect to the issuance of letters of credit, payment and performance bonds and/or Company/Company Subsidiary guarantees, in whatever combination as is deemed acceptable to the Company), (B) use commercially reasonable efforts to preserve substantially intact the business organization and material assets of the Company and the Company Subsidiaries; (C) use commercially reasonable efforts to keep available the services of the Company’s and the Company Subsidiaries’ current executive officers; (D) use commercially reasonable efforts to preserve the current relationships of the Company and the Company Subsidiaries with the Material Customers, Material Suppliers and Material Subcontractors; (E) use commercially reasonable efforts to keep and maintain the Company and the Company Subsidiaries’ assets and properties, in good repair and normal operating condition, wear and tear and obsolescence excepted; and (F) not take any action which would result in a Material Adverse Effect or omit any action (if known) which result in a Material Adverse Effect or materially impair or delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Company is a party.

(b) Without limiting the forgoing, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, except as (A) otherwise expressly permitted or required by this Agreement, including the express steps to effect the Pre-Closing Actions, (B) set forth on Section 7.1(b) of the Company Disclosure Schedules, (C) required by any applicable Law, or (D) undertaken as a COVID Company Exception, the Company shall not (and shall cause the Company Subsidiaries not to) undertake any of the following actions without the prior written consent of the Buyer, which consent in the cases of clauses (viii), (x)(A), (xiii), (xv), (xvi) or (xx) shall not be unreasonably withheld, conditioned or delayed:

(i) make any material changes with respect to financial accounting methods, principles, policies, practices or procedures, except as required by GAAP;

(ii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional equity interests of any class of the Company (including the Company Common Stock) or any Company Subsidiary, or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or any Company Subsidiary or (B) any other securities in respect of, in lieu of, or in substitution for the equity interests of the Company (including the Company Common Stock) or any Company Subsidiary outstanding on the date hereof, except, in the case of clause (A) or (B), the issuance of shares or interests (which include limited liability company and similar interest) by a newly-formed wholly-owned Company Subsidiary or an entity associated with a specific project to the Company or another wholly-owned Company Subsidiary or entity associated with a specific project;

(iii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary, or otherwise alter the Company’s or any Company Subsidiary’s corporate structure (except for the liquidation, dissolution and winding up of Company’s sole non-domestic Subsidiary) or (B) commence or file any petition seeking (y) liquidation, reorganization or other relief under any U.S. Federal, U.S. state or other bankruptcy, insolvency, receivership or similar Laws or (z) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

(iv) redeem, repurchase or otherwise acquire any outstanding equity interests of the Company or any Company Subsidiary; provided that nothing in this Agreement shall restrict the Company from (A) declaring and paying any cash dividend or making any other cash distribution prior to the Adjustment Time to the extent such cash was not generated from a breach of any of the Specified Provisions and is consistent with past practices, (B) acquiring shares of the Company Common Stock in accordance with the provisions of any Company Shareholder Agreement, including incurring Indebtedness including the issuance of promissory notes pursuant to the express provisions thereof; (C) facilitating transactions between or among the Company, any wholly-owned Company Subsidiary or any entity associated with a specific project or among the wholly-owned Company Subsidiaries and/or any entities associated with a specific project, (D) the redemption of the Company Common Stock from holders who have perfected appraisal rights under the DGCL, if fully paid on or before Closing; provided further that any action included in the foregoing clause (A) through (F) shall not result in or cause, directly or indirectly, the Company and the Company Subsidiaries to collectively retain cash and cash equivalents in an amount that is less than the Minimum Cash Amount on and as of the Closing Date;

(v) other than with respect to Actions disclosed on Section 5.13 of the Company Disclosure Schedules or in connection with the settlement of the Specified Settlement Obligation, settle or compromise any Action involving the Company or any Company Subsidiary if such settlement or compromise (A) results, or would reasonably be expected to result, in a liability or loss to the Company or any Company Subsidiary of more than $5,000,000 individually or $10,000,000 in the aggregate during any calendar year, net of any amounts reflected or reserved against on the Company’s Financial Statements or covered by insurance or third-party indemnification or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would reasonably be expected to have a material effect on the continuing operations of the Company or any of the Company Subsidiaries (or the Buyer or its Subsidiaries after the Closing) provided that any action included in the foregoing clause (A) shall not result in or cause, directly or indirectly, the Company and the Company Subsidiaries to collectively retain cash and cash equivalents in an amount that is less than the Minimum Cash Amount on and as of the Closing Date;

(vi) permit the lapse, cancellation or termination of any Insurance Policy of the Company or any Company Subsidiary, unless the Company or such Company Subsidiary has timely obtained a comparable replacement thereof;

(vii) (A) sell, assign or transfer all or any material portion of the Owned Intellectual Property, (B) grant or agree to grant any IP Licenses except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, (C) abandon or cease to prosecute or maintain any of the material Owned Intellectual Property, other than in the ordinary course of business consistent with past practice or (D) disclose any material trade secrets used in the Business to any third party that is not subject to a confidentiality obligation with respect thereto;

(viii) except capital expenditures (A) required to fulfill the Company and any Company Subsidiaries performance under any construction contract or agreement with an unaffiliated customer, (B) necessitated by operational emergencies or equipment failures (with respect to which written notice shall be delivered to the Buyer within a commercially reasonable period of time following any such determination that in the reasonable estimation of the Company or any Company Subsidiary will require the expenditure by the Company or any Company Subsidiary of amounts in excess of $1,000,000 or, if greater, more than ten percent (10%) of any project-related contingency or reserve with respect to any such emergency or equipment failure), or (C) incurred to ensure the availability of capital assets historically leased where such procurement is necessary to fulfill operational requirements due to increasing shortages or forecasted excess demand, make or authorize any capital expenditures in excess of $2,500,000 per calendar quarter;

(ix) (i) adopt any amendment to the certificate of incorporation or bylaws of the Company, or (ii) adopt any change (other than ministerial or administrative changes that are not adverse to the interests of the Buyer or Merger Sub) in the certificate of incorporation or bylaws (or comparable governing documents) of any Company Subsidiary;

(x) (A) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, or (B) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any Company Subsidiary), other than (i) the grant, issuance or delivery by the Company of (1) a payment and performance guaranty (generally referred to as a “parent guaranty”), (2) letter of credit, or (3) bid, payment or performance bond provided that with respect to each of the foregoing clauses (1) through (3) they are granted, issued or delivered in conjunction with a project agreement between any Company Subsidiary and a third Person where such assurance of payment and performance is required thereunder to secure the payment or performance of the Company Subsidiary as a condition of such Contract, (ii) pursuant to the Existing Credit Facility (which may include advances, repayments, reissuances and re-advances therefrom, including any renewals or replacements thereof), (iii) contracts for such Indebtedness outstanding as of the date hereof or expressly permitted to be incurred pursuant to the other clauses of this Section 7.1(b), or (iv) incurrence of additional Indebtedness described in clauses (a) or (b) of the definition thereof to the extent such Indebtedness is voluntarily prepayable without material premium, penalties or other material costs and the payment of such amount at the Closing will not cause, directly or indirectly, the Company and the Company Subsidiaries to collectively retain cash and cash equivalents in an amount that is less than the Minimum Cash Amount on and as of the Closing Date;

(xi) in any material respect, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or deferred expenses, reduce inventories (other than such reductions that are contemplated as part of project completion or fulfillment), increase customer deposits or otherwise reduce other assets or increase liabilities, for the purpose of increasing cash and cash equivalents, except in the ordinary course of business consistent with past practice;

(xii) (A) make, materially change or revoke any material Tax election of the Company or any Company Subsidiary, (B) settle or compromise any audit, claim, notice, assessment or proceeding relating to a material amount of Taxes of the Company or Company Subsidiary, (C) surrender any right to claim a Tax refund of the Company or any Company Subsidiary for a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations period with respect to the assessment or determination of a Tax matter of the Company or any Company Subsidiary for a material amount of Taxes (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business), (E) materially amend any U.S. federal income or other material Tax Return of the Company or any Company Subsidiary, (F) make any change in any material Tax accounting method or (G) enter into any closing agreement relating to a material amount of Taxes of the Company or any Company Subsidiary;

(xiii) except as may be required by applicable Laws or pursuant to the terms of any Company Plan or other contract or agreement in effect on the date of this Agreement or that is permitted to be entered into pursuant to this Agreement after the date hereof, or as set forth in Section 7.1(b)(xiii) of the Company Disclosure Schedules, (A) establish, adopt, terminate or materially amend any Company Plan, other than renewals of Company Plans that are health and welfare plans in the ordinary course of business consistent with past practice, provided that the foregoing shall not discriminate in favor of executive-level employees or materially increase the costs or expenses to the Company or any Company Subsidiary (including the Buyer after the Closing) of sponsoring, maintaining, administering or contributing to such Company Plan; (B) grant to any director, or any employee or other individual service provider with total annual target compensation equal to or greater than $250,000, any increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits; (C) accelerate the payment, funding or vesting of any compensation or benefits; (D) change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Plan; (E) hire or terminate any officer, employee, or consultant, other than (x) terminations for Cause and (y) hirings or terminations of non-officer employees or consultants in the ordinary course of business consistent with past practice with respect to any such person who has or will have total annual target compensation of less than $250,000 (other than to replace individuals who are terminated for Cause or who voluntarily retire or resign); or (F) grant or pay any equity or equity-based or other incentive compensation that will not be fully paid or discharged prior to or at the Closing to any employee or other service provider;

(xiv) transfer, sell, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material asset, licenses, operations, rights, product lines or Business of the Company, any Company Subsidiary or entities associated with a specific project, provided that the foregoing shall not restrict, limit or curtail the Company or any Company Subsidiary from planned, projected or forecasted sale, divestiture or abandonment of any tangible personal property consistent with the Company and the Company Subsidiaries asset management plans, policies and procedures;

(xv) make any loans, advances or capital contributions to or investments in any Person other than (A) between the Company and any wholly-owned Company Subsidiary, (B) advances for travel and other normal business expenses to directors, officers and employees in the ordinary course of business consistent with past practice, (C) loans or advances by the Company or any Company Subsidiary to their respective employees in the ordinary course of business consistent with past practice provided the aggregate amount of all such loans and advances do not exceed, at any one-time, $250,000 in the aggregate, or (D) advances made by the Company on behalf of the Company Securityholders for payment of Taxes consistent with historical practice, provided that all such advances for Taxes shall be satisfied not later than the Adjustment Time;

(xvi) implement any mass layoffs or plant closings that could require notice or payment under the WARN Act;

(xvii) (A) recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employee of the Company or any Company Subsidiary, or (B) except as required by applicable Law, enter into, negotiate, modify, terminate or extend any Labor Agreement;

(xviii) waive or release any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation of any current or former employee or other individual service provider of the Company or any Company Subsidiary;

(xix) acquire any operating business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions other than acquisitions pursuant to any contract or agreement in effect on the date hereof (true and correct copies of which shall have been made available to the Buyer);

(xx) enter into any contract, agreement or transaction with an Affiliate that would be binding after Closing other than between or among the Company and the Company Subsidiaries in all material respects consistent with historical practice;

(xxi) (A) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property (except related to any unaffiliated third Person’s construction project for what is commonly referred to as a lay-down, staging, or temporary storage yard or area or that is obtained by the Company or such Company Subsidiary for use in coordinating activities associated with the performance of such construction project); (B) demolish or remove any of the existing improvements, or erect new improvements on Company Real Property or any portion thereof; or (C) purchase any real property;

(xxii) enter into any new lines of business that the Company or any Company Subsidiary does not operate in as of the date of this Agreement; or

(xxiii) enter into any Contract to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give the Buyer or Merger Sub, directly or indirectly, rights to control or direct the Business prior to the Closing or (B) will operate to prevent or restrict any act or omission by the Company or the Company Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, each of the Company and the Company Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of its Business.

7.2 Conduct of Business of the Buyer and Merger Sub. Except as (i) expressly provided by this Agreement, (ii) set forth in Section 7.2 of the Buyer Disclosure Schedules, (iii) required by any applicable Law or (iv) the taking of any COVID Action, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer and Merger Sub shall not, and shall cause each of their respective Affiliates not, directly or indirectly, take any action

(including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or any Ancillary Agreement to which the Buyer or Merger Sub is a party or the respective ability to satisfy their obligations hereunder.

7.3 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall give the Buyer and Merger Sub and their respective authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as the Buyer, Merger Sub or any of their respective authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the Business or operations of the Company and the Company Subsidiaries and none of the Buyer nor any of its Affiliates shall, directly or indirectly, conduct or cause any invasive sampling or testing with respect to the Real Property or any other property of the Company or the Company Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to disclose any information to the Buyer, Merger Sub or any of their respective authorized Representatives, if doing so could (i) violate any agreement or Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject or (ii) result in the waiver of any legal privilege or work product protection of the Company or any Company Subsidiary; provided that the Company shall use commercially reasonable efforts to disclose such information in a manner as not to violate such agreement, Law, privilege or protection; and provided further that the Company shall not be required to disclose to the Buyer, Merger Sub or any of their respective authorized Representatives, any information related to the sale of the Company and the Company Subsidiaries, including valuations and materials related to the negotiation of this Agreement. The Buyer shall indemnify and hold harmless the Company and the Company Subsidiaries for any Losses actually incurred by the Company or its Subsidiaries to the extent that are directly caused by any negligent act or omission of the Buyer, Merger Sub or their officers and other authorized Representatives in connection with any such investigation conducted by the Buyer, Merger Sub or their officers and other authorized Representatives pursuant to this Section 7.3(a).

(b) It is agreed that, except in the ordinary course of business consistent with past practice, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, neither the Buyer nor any of its Affiliates shall contact any of the employees, customers or suppliers of the Company or the Company Subsidiaries, whether in person or by telephone, mail or other means of communication, with respect to the transactions contemplated hereby, the Company, the Company Subsidiaries or their respective businesses without the specific authorization of the Company (which shall not be unreasonably withheld, conditioned or delayed).

(c) Any information provided to or obtained by the Buyer, Merger Sub, or any of their authorized Representatives pursuant to paragraphs (a) or (b) above shall constitute “Confidential Information” subject to the Confidentiality Agreement, dated as of March 8, 2024, by and between the Company and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer, Merger Sub, and their respective Representatives in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer and Merger Sub shall comply with the terms and provisions of the Confidentiality Agreement. The Confidentiality Agreement shall terminate on the Closing Date.

(d) Each of the Buyer and the Surviving Company acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records (including Tax records) in respect of the Company and the Company Subsidiaries in the possession of the Buyer or its Affiliates as of the Closing for the longer of (i) any applicable statute of limitations and (ii) a period of seven (7) years from the Closing Date. Each of the Buyer and the Surviving Company shall, upon reasonable notice, subject to any applicable privilege (including, the attorney-client privilege), give the Securityholder Representative and its authorized Representatives access during normal business hours to examine, inspect and copy such books and records for any legitimate purpose in connection with this Agreement (including such matters as are described in Section 7.16(b)); provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Surviving Company and its Subsidiaries; provided further that (A) neither the Surviving Company nor its Subsidiaries shall be required to disclose any information to the Securityholder Representative and its Representatives, if doing so could (y) violate any agreement or Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject or (z) result in the waiver of any legal privilege or work product protection of the Company or any Company Subsidiary and (B) the Securityholder Representative and its authorized Representatives shall treat and hold as confidential all information provided or made available by or on behalf of the Buyer, the Company or any Company Subsidiary, or their respective Representatives, pursuant to this Section 7.3(d), and not disclose and refrain from using any such information except as expressly permitted under this Section 7.3(d). Notwithstanding the foregoing or Section 7.3(e), the Securityholder Representative may disclose information in the administration of its duties hereunder to the Securityholder Representative Group or to another Person, provided that such Person is subject to confidentiality restrictions no less restrictive than those set forth in the Confidentiality Agreement; provided, however, that nothing in this sentence shall impose any obligations on the Securityholder Representative with respect to the Securityholder Representative’s disclosure of information to the Surviving Company (or its Affiliates) or their respective members, managers, directors, officers, contractors, agents and employees.

(e) Neither the Securityholder Representative or the Company, on the one hand, nor the Buyer or Merger Sub, on the other hand, will issue or cause the publication of any press release, materials filed with or furnished to the SEC or any stock exchange, or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer or the Securityholder Representative, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release, materials filed with or furnished to the SEC or any stock exchange, or public announcement to the extent that such disclosure is upon advice of counsel required by Law, in which case the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the Buyer, on the one hand, or the Securityholder Representative and the Company, on the other hand, as applicable, reasonable time to comment on such release, materials or announcement in advance of its issuance; provided further that the foregoing shall not restrict disclosures of information made by or on behalf of the Buyer, or their respective Affiliates or successors, on the one hand, to their respective direct and indirect Affiliates, actual and potential investors, actual and potential financing sources, counsel, accountants, consultants and other advisors, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices (including with respect to confidentiality)).

7.4 Filings and Authorizations; Consummation.

(a) On June 3, 2024, the filings and submissions under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement were completed and filed with the appropriate Governmental Entity. The applicable thirty (30)-day waiting period under the HSR Act expired on July 4, 2024. Each of the Parties (other than the Securityholder Representative) shall, if required by applicable Law, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to the Antitrust Laws (other than the HSR Act) as promptly as practicable. The Parties acknowledge and agree that the Buyer shall pay and be responsible for the payment of all filing fees for any filings under the Antitrust Laws.

(b) Subject to Section 7.4(d), each of the Parties (other than the Securityholder Representative), as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and shall use its reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons (including any parties to the Contracts set forth in Section 7.4(b) of the Company Disclosure Schedules) and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. Each of the Buyer and Merger Sub acknowledges that certain consents with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or a Company Subsidiary is a party and that such consents and waivers may not be obtained. Each of the Buyer and

Merger Sub agrees that the Securityholder Representative and its Affiliates, and the Company Securityholders and Shareholders’ Related Parties, shall not have any liability to the Buyer, the Company or any Company Subsidiary arising out of or relating to the failure to obtain any consents from parties to Contracts that may be required in connection with the transactions contemplated by this Agreement.

(c) The Parties (other than the Securityholder Representative) shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings, requests and submissions referred to in paragraphs (a) and (b) above. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(d) Notwithstanding anything to the contrary herein, in no event shall the Buyer, Merger Sub or any of their respective Subsidiaries or Affiliates be required to (and the Company, the Securityholder Representative and their respective Subsidiaries and Affiliates shall not without the Buyer’s prior written consent) offer, propose, negotiate, agree to, commit to, effect, or take any action, restriction or limitation (including agreeing to (x) hold separate, divest or license any of the businesses, product lines or assets of the Buyer, Merger Sub or any of their respective Affiliates (including, after the Closing Date, the Surviving Company), or any investment held directly or indirectly by the Company, (y) any other limitations on the Buyer’s freedom of action with respect to, or its ability to retain, the Surviving Company and its Subsidiaries or any portion thereof or any of the Buyer’s or its Affiliates’ other assets or businesses) or (z) any other commitment, condition or remedy of any kind in order to resolve any objections any Governmental Authority may have to the transactions contemplated hereby under any Antitrust Law or any Action brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law.

(e) Each Party shall promptly inform the other Parties of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with copies of substantive notices or other communications received from any third party or any Governmental Authority with respect to such transactions. Each Party shall give the other parties a reasonably opportunity to review in advance, and consider in good faith the comments of the other parties with respect to, the content of any proposed substantive written communication or submission or any oral communication to any Governmental Authority in relation to the transactions contemplated herein. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. The parties shall, to the extent practicable, provide the other Party and its counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting, to the extent not prohibited by the Governmental

Authority. Each Party shall promptly provide the other Party’s counsel with copies of all filings, analyses, presentations, memoranda, letters, responses to requests, briefs, and white papers (and a summary of oral presentations) made or submitted by such Party with or to any Governmental Authority in connection with the transactions contemplated by this Agreement.

7.5 Exclusivity.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, none of any Designated Company Shareholder, any Designated Company SAR Holder nor the Company shall take, nor shall permit any of their respective Affiliates or Representatives (including the Company Securityholders) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to, any Person concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to the sale of the equity interests of the Company or all or substantially all the assets of the Company and the Company Subsidiaries or the Business (a “Company Acquisition Proposal”) other than with the Buyer and its Affiliates and Representatives. Each of the Designated Company Shareholders, Designated Company SAR Holders and the Company shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, if any Designated Company Shareholder, Designated Company SAR Holder or the Company or any of their respective Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than twenty four (24) hours after any Designated Company Shareholder, Designated Company SAR Holder or the Company becomes aware of such inquiry or proposal) advise the Buyer orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and shall not respond to any such inquiry or proposal (except to advise such Person that a prospective purchaser has been granted an exclusive right to negotiate concerning an acquisition of the Company, without identifying the Buyer or its Affiliates).

(b) The Company represents and warrants to the Buyer that the Company, the Company Subsidiaries and their respective Affiliates are not party to or bound by any agreement relating to the sale of the equity interests of the Company or all or substantially all the assets of the Company and the Company Subsidiaries or the Business other than non-disclosure agreements entered into prior to the date of this Agreement with other prospective third parties.

7.6 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Subject to the limitations contained in Section 7.4, each Party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

7.7 Officer and Director Indemnification and Insurance.

(a) The Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer, director, advisory board member, member of any committee, fiduciary of any Company Plan or employee of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), set forth in the Company Charter (or equivalent organizational documents of the Company Subsidiaries), in any indemnification agreement between the Company and the relevant Indemnified Party or as provided pursuant to Section 145 of the DGCL as in effect on the date of this Agreement, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date, in each case subject to applicable Laws.

(b) Each of the Buyer and Merger Sub acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Each of the Buyer and Merger Sub hereby (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) agrees that (i) the Surviving Company or the applicable Subsidiary of the Surviving Company is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) the Surviving Company or the applicable Subsidiary of the Surviving Company shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) each of the Buyer and Merger Sub irrevocably waives, relinquishes and releases (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Buyer, the Surviving Company or the applicable Subsidiary of the Surviving Company shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Buyer.

(c) On the Closing Date, the Buyer shall cause the Surviving Company to pay for a non-cancelable run-off insurance policy (the “D&O Policy”), for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary or fiduciaries of the Company Plans on or prior to the Closing Date, which policy shall (i) contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company and (ii) be purchased from an insurance broker reasonably satisfactory to the Buyer in consultation with the Company.

(d) The covenants contained in this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that the Buyer or the Surviving Company (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall take all necessary action so that the successors or assigns of the Buyer or the Surviving Company (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.7.

(f) For the avoidance of doubt, and notwithstanding anything to the contrary, this Section 7.7 shall not (i) extend to or otherwise limit any rights of the Buyer or the Surviving Company with respect to any actions constituting fraud or willful misconduct of any such Indemnified Party or as a defense to any demand from any such Indemnified Party for indemnification contemplated by this Section 7.7 and (ii) affect or otherwise prejudice any of the Buyer’s rights and remedies arising from this Agreement. For the avoidance of doubt, this Section 7.7(f) shall apply solely to claims by an Indemnified Party for indemnification, advancement of expenses and exculpation contemplated by this Section 7.7 and shall not be construed to apply to any other provisions of this Agreement, including expanding the definition of Fraud or the limitations thereto set forth herein.

7.8 Waiver of Conflicts Regarding Representation. Recognizing that Fenwick & West LLP (“Fenwick”) has acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Fenwick intends to act as legal counsel to certain of the Company Securityholders, the Securityholder Representative and/or their respective Affiliates after the Closing, (i) each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby waives any conflicts that may arise in connection with Fenwick representing the Company Securityholders, the Securityholder Representative and their respective Affiliates after the Closing, and (ii) each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) hereby agrees that, in the event that a dispute arises between or among the Buyer or its Affiliates (including, after the Closing, the

Surviving Company and each Subsidiary of the Surviving Company) and the Company Securityholders, the Securityholder Representative or their respective Affiliates (including, prior to the Closing, the Company and the Company Subsidiaries), Fenwick may represent the Company Securityholders, the Securityholder Representative or any of their respective Affiliates in such dispute even though the interests of the Company Securityholders, the Securityholder Representative or such Affiliate may be directly adverse to the Buyer or any of their respective Affiliates (including, after the Closing, the Surviving Company and any Subsidiary of the Surviving Company) and even though Fenwick may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company), and on behalf of each of their respective Affiliates, hereby waives any conflict of interest in connection with such representation by Fenwick. Each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) further agrees that, as to all communications among Fenwick, the Company or the Company Subsidiaries that relate in any way to the negotiations of this Agreement or otherwise relate to the Merger, any potential sale of the Company or the Company Subsidiaries or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company Securityholders and the Securityholder Representative and may be controlled by the Company Securityholders and the Securityholder Representative and shall not pass to or be claimed by the Buyer, the Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or the Company Subsidiaries, on the one hand, and a third party (other than the Securityholder Representative or any of its Affiliates), on the other hand, after the Closing, such Person may assert the attorney-client privilege to prevent disclosure of confidential communications by Fenwick to such third party; provided, however, that if such dispute may involve the Company Securityholders or the Securityholder Representative, neither the Buyer nor the Company or the Company Subsidiaries (including, after the Closing, the Surviving Company and any Subsidiary of the Surviving Company) may waive such privilege without the prior written consent of the Securityholder Representative. The Parties agree to take all steps reasonably necessary to implement the intent of this Section 7.8. Each of the Buyer and Merger Sub (on its own behalf and, as of the Closing, on behalf of the Surviving Company and each Subsidiary of the Surviving Company) acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Company’s counsel. This Section 7.8 is for the benefit of the Company Securityholder’s, the Securityholder Representative and their respective Affiliates, and Fenwick (including its shareholders and employees), each of which are intended third-party beneficiaries of this Section 7.8.

7.9 R&W Insurance Policy. The Parties acknowledge and agree that, other than in the case of Fraud, (a) neither the Securityholder Representative, any of the Company Securityholders nor any of the Shareholders’ Related Parties shall be liable to the insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, and (b) the R&W Insurance Policy include a waiver of subrogation against the Securityholder Representative, each Company Securityholder and the Shareholders’ Related Parties and will not be amended or modified to alter the waiver of such subrogation provisions (other than in the case of Fraud) in any way detrimental to Company Securityholders, the Securityholder Representative and the Shareholders’ Related Parties, except with the Securityholder Representative’s written consent.

7.10 Tax Matters.

(a) Unless required by applicable Law, the Buyer shall not, without the prior written consent of the Securityholder Representative, not to be unreasonably conditioned, withheld or delayed, (i) make, or cause or permit to be made, any material Tax election, adopt or change any material method of accounting, or change any material Tax practice or procedure for any Pre-Closing Tax Period, (ii) amend any Tax Return or file any claim for refund or credit of any Tax of the Company or any Company Subsidiary for any Pre-Closing Tax Period or (iii) file any Tax Return of the Company or any Company Subsidiary or voluntary disclosure agreement of the company or any Company Subsidiary for any Pre-Closing Tax Period in a jurisdiction where the Company or any Company Subsidiary does not presently file Tax Returns in each case under clauses (i), (ii) or (iii) that would reasonably be expected to have an adverse effect on the Company Securityholders as a result of any such action; provided, however, that if the Buyer, the Surviving Company or any Subsidiary of the Surviving Company determine that such an amendment or filing is required by applicable Law, the Buyer shall notify the Securityholder Representative in writing of such determination at least thirty (30) days prior to filing, and if the Securityholder Representative disputes such determination by written notice to the Buyer within twenty (20) days after its receipt of the Buyer’s notice, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant in resolving disputes pursuant to this Section 7.10(a) shall be borne equally by the Securityholder Representative on behalf of the Company Securityholders, on the one hand, and the Buyer on the other. If any dispute related to any proposed action described in this Section 7.10(a) affects the filing of a Tax Return where such dispute is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner in which the Buyer deems such Tax Return to be correct, without prejudice to the rights of the Securityholder Representative, and such Tax Return shall be amended, or such other corrective action taken to the extent necessary to conform to the final dispute resolution; provided further that if the Securityholder Representative does not object in writing within twenty (20) days of its receipt of such notice, the Securityholder Representative will be deemed to have agreed with the Buyer’s determination. If the Buyer or any of its Affiliates takes any action in violation of this Section 7.10(a), then the Buyer, the Surviving Company and the Subsidiaries of the Surviving Company, jointly and severally, shall indemnify the Securityholder Representative, on behalf of the Company Securityholders, and the Shareholders’ Related Parties with respect to any additional Taxes and other Losses that became payable as a result of such action and that would not have been incurred by the Securityholder Representative or any such Shareholders’ Related Parties absent such action.

(b) The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period that are due after the Closing Date. Such Tax Returns of the Company and the Company Subsidiaries shall be prepared in accordance with the past custom and practice of the Company or Company Subsidiary in preparing its Tax Returns except as otherwise required by applicable Law. The Buyer shall permit the Securityholder Representative to review and comment on each income Tax Return (or portion thereof related to any Pre-Closing Tax Period) described in this Section 7.10(b) and shall provide the Securityholder Representative with copies of completed drafts of such Tax Returns (or such portion thereof) at least twenty (20) days prior to filing for the Securityholder Representative’s review and approval, which shall not be unreasonably withheld, conditioned or delayed provided that if the Securityholder Representative does not object in writing within fifteen (15) days of its receipt of such notice, the Securityholder Representative will be deemed to have agreed with such Tax Return. Any dispute with respect to any such Tax Return shall be resolved in the manner set forth in Section 7.10(a), including the respective obligation of indemnity set forth therein.

(c) The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries required to be filed on or prior to the Closing Date. The Company shall pay, or cause to be paid, all Taxes due with respect to any such Tax Returns. Such Tax Returns of the Company and the Company Subsidiaries shall be prepared in accordance with the past custom and practice of the Company or Company Subsidiary in preparing its Tax Returns except as otherwise required by applicable Law.

(d) With respect to Taxes of the Company and Company Subsidiaries relating to a Straddle Period for purposes of determining the amount of Accrued Taxes, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e) If, subsequent to the Closing, the Buyer, the Surviving Company, any Subsidiary of the Surviving Company or any of their respective Affiliates receives notice of a claim by any Governmental Authority that, if successful, would reasonably be expected to result in a material increase in income Taxes payable by any of the Shareholders’ Related Parties with respect to any Pre-Closing Tax Period (herein a “Pre-Closing Tax Matter”), then promptly after receipt of such notice, the Buyer, the Surviving Company, such Subsidiary of the Surviving Company or their respective Affiliate(s), as the case may be, shall give written notice of such Pre-Closing Tax Matter to the Securityholder Representative. The Buyer shall be entitled to control the conduct and resolution of such Pre-Closing Tax Matter; provided that (a) the Buyer shall keep the Securityholder Representative informed of all material developments and events related to such Pre-Closing Tax Matter, (b) the Buyer shall provide the Securityholder Representative copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Pre-Closing Tax Matter and shall otherwise keep the Securityholder Representative apprised of substantive developments with respect to such Pre-Closing Tax Matter, (c) the Buyer shall provide the Securityholder Representative with a copy of, and a reasonable opportunity to review and comment on, all submissions to be made to any Governmental Authority in connection with such Pre-Closing Tax Matter, (d) the Securityholder Representative shall be entitled to designate a representative to attend any meeting with the relevant Governmental Authority, and (e) the Buyer shall not resolve such Pre-Closing Tax Matter without the Securityholder Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall have no obligation to prepare or file any Tax Returns.

(f) The Buyer, Securityholder Representative and the Company agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer or the Company, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyer and the Company shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

7.11 Employee Matters.

(a) The Buyer agrees that the employees of the Company and the Company Subsidiaries at the Effective Time who continue to remain employed with the Buyer or its Subsidiaries (including, after the Closing, the Company or the Company Subsidiaries) (the “Continuing Employees” which, for the avoidance of doubt, shall not include the Company Shareholders) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (ii) defined contribution retirement benefits, health benefits, welfare benefits and annual cash bonus eligibility (excluding, for clarity, other incentive opportunities, severance, equity and equity-based awards (including such awards and grants under the Company Equity Plans)), defined benefit pension, nonqualified deferred compensation arrangements, multiemployer pension and post-employment health or welfare benefits) that are no less favorable, in the aggregate, than the defined contribution retirement benefits, health benefits, welfare benefits and annual bonus eligibility provided either (y) by the Company and the Company Subsidiaries to the Continuing Employees immediately prior to the Effective Time, or (z) by the Buyer and its Subsidiaries to its similarly situated employees from time to time.

(b) To the extent any Continuing Employee participates in any employee benefit plan of the Buyer or its Affiliates (a “Buyer Benefit Plan”) following the Closing, the Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Buyer Benefit Plan that is a group health plan to be waived with respect to the Continuing Employees and their eligible dependents (except to the extent that such pre-existing condition or limitation or eligibility waiting period applied to the Continuing Employees under corresponding Company Plans prior to the Closing), (ii) give each Continuing Employee credit under any Buyer Benefit Plan that is a group health plan for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made (to the same extent as such credit would have been given under comparable Company Plans prior to the Closing) and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer Benefit Plan, as if such service had been performed with the Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, for purposes of vesting of equity or equity-based incentives or to the extent it would result in a duplication of benefits.

(i) If the Effective Time occurs prior to the payment of the bonuses in respect of calendar year 2024 (the “2024 Bonuses”), the Buyer agrees to, and agrees to cause the Surviving Company to, pay to Continuing Employees the 2024 Bonuses based on the achievement of performance targets determined by the Company, in good faith, and in the ordinary course of business consistent in all material respects with past practice (“2024 Annual Bonus Targets”); provided, however, that (i) such determination by the Surviving Company shall be without giving effect to the Merger and actions taken by the Buyer in connection therewith that affect the Company and the Company Subsidiaries, (ii) the Surviving Company shall take into consideration in its reasonable and good faith determination of the actual achievement of the 2024 Annual Bonus Targets for each Continuing Employee, the actual operating performance and financial results of the Company generally and, subjectively, the demonstrated excellence, exceptional commitment and accomplishments of the respective Continuing Employee, and (iii) such payments are subject to and conditioned upon each such Continuing Employee’s continued employment with the Buyer or its Subsidiaries through the applicable payment date (to the extent such condition applies to the eligibility thereunder as of the effective date of this Agreement); provided, however, that any Continuing Employee whose employment is terminated without Cause after the Closing but prior to the payment of the 2024 Bonuses will, subject to and conditioned upon his or her timely execution and non-revocation of a release of claims in a form prescribed by the Buyer, be entitled to receive the prorated portion of the 2024 Bonus applicable to such Continuing Employee (based on his or her actual period of service during the applicable performance period), such 2024 Bonus to be payable when bonuses are normally paid by the Company or such Company Subsidiary (or, if later, after such release of claims becomes effective and irrevocable). As used in this Agreement, the term “Cause” shall exist in the event of a Continuing Employee’s: (i) conduct that damages, or could reasonably be expected to damage the business, prospects, assets or financial position of the Buyer or any of its Affiliates; (ii) indictment for, conviction or plea of no contest to a felony or other act that involves theft, fraud, misappropriation, dishonesty or disloyalty to the Buyer or any of its Affiliates or enriches any Person at the expense of the Buyer or any of its Affiliates, embezzlement, or any other crime that involves moral turpitude; (iii) embezzlement, theft, or other misappropriation of funds or assets of the Buyer or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of, intentional nonperformance of, or inattention to, such Continuing Employee’s duties and responsibilities to the Buyer or any of its Affiliates, and with the exception of willful misconduct (which shall require no notice or cure period), that continues for five (5) Business Days after receipt of written notice of need to cure the same; (v) willful dishonesty, fraud, or material misconduct with respect to the business or affairs of such Continuing Employee; (vi) breach of any non-compete or non-solicitation covenants with the Buyer or any of its Affiliates (including, in the case of any Continuing Employee who is a Non-Compete Party, those covenants set forth in Section 7.16(c) or Section 7.16(d)), which breach (to the extent capable of being cured) is not cured by such Continuing Employee within five (5) Business Days after the Continuing Employee has been given written notice thereof; (vii) breach of any restrictive covenants with the Buyer or any of its Affiliates (other than as set forth in the preceding clause (vi)) in any material respect, which breach (to the extent capable of being cured) is not cured by such Continuing Employee within five (5) Business Days after the Continuing Employee has been given written notice thereof; (viii) violation of a material employment policy or procedure of the Buyer or any of its Affiliates (including, without limitation, any policy on harassment), which violation is not cured by such Continuing Employee within five (5) Business Days after the Continuing Employee has been given written notice thereof; provided that no prior notice or cure period shall be required prior to the Continuing Employee’s termination for Cause if at any time prior to the subject violation, the Continuing Employee received notice and the opportunity to cure a reasonably similar violation; or (ix) other material violation or breach of any written agreement with the Buyer or any of its Affiliates, which violation or breach (to the extent capable of being cured) is not cured by such Continuing Employee within five (5) Business Days after the Continuing Employee has been given written notice thereof; provided that no prior notice or cure period shall be required prior to the Continuing Employee’s termination for Cause if at any time prior to the subject violation or breach, the Continuing Employee received notice and the opportunity to cure a reasonably similar violation.

(c) Notwithstanding anything to the contrary in this Section 7.11, the terms and conditions of employment of any Continuing Employee who is covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

(d) Prior to the Closing Date, the Company shall take, or cause to be taken, all required actions to terminate the Company Equity Plans, effective as of immediately prior to the Closing, contingent upon the Closing. Prior to the Closing Date, the Company has provided copies of the documents implementing the requirements of this Section 7.11(d) to the Buyer for the Buyer’s review and comments, and the Company has in good faith considered the reasonable comments of the Buyer.

(e) The Company shall take, or cause to be taken, all required actions implementing the following with respect to, and under the Deferred Compensation Plan of Cupertino Electric, Inc. (the “Company Deferred Compensation Plan”) and the Deferred Compensation Plan of Cupertino Electric, Inc. Trust (the “Company Deferred Compensation Plan Trust”): (i) prior to the Closing Date, adopt Company resolutions approving termination and liquidation of the Company Deferred Compensation Plan, effective as of the date immediately prior to the Closing Date, and the Company Deferred Compensation Plan Trust, effective as of the date immediately following the payment of the deferred compensation payments pursuant to the Company Deferred Compensation Plan, contingent upon the Closing; and (ii) as soon as administratively practicable, but in no event later than December 31, 2024, fully distribute the vested accounts of the current or former employees of the Company or any Company Subsidiary set forth on Section 5.16(d) of the Company Disclosure Schedules in the amounts determined as of July 10, 2024, as set forth on Section 5.16(d) of the Company Disclosure Schedules, as adjusted for earnings, in lump sum payments as soon as administratively practicable following the termination of the Company Deferred Compensation Plan and consistent with the terms of the Company Deferred Compensation Plan and the Company Deferred Compensation Plan Trust, as applicable. Prior to the Closing Date, the Company has provided copies of the documents implementing the requirements of Section 7.11(e)(i) to the Buyer for the Buyer’s review and comments, and the Company has in good faith considered the reasonable comments of the Buyer.

(f) Prior to the Closing Date, the Company shall take, or cause to be taken, all required actions implementing the following with respect to, and under the Cupertino Electric, Inc. Profit Sharing and 401(k) Plan (the “Company 401(k) Plan”): (i) adopt Company resolutions approving termination of the Company 401(k) Plan, effective as of the date immediately prior to the Closing Date, contingent upon the Closing; and (ii) adopt any necessary amendments to the Company 401(k) Plan to effect such termination. Prior to the Closing Date, the Company has provided copies of the documents implementing the requirements of this Section 7.11(f) to the Buyer for the Buyer’s review and comments, and the Company has in good faith considered the reasonable comments of the Buyer.

(g) Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Buyer to terminate reassign, promote or demote any employees or other service provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employees or other service providers at any time following the Closing; (ii) constitute an amendment or modification of any Benefit Plan, Company Plan, Buyer Benefit Plan or employee benefit plan; or (iii) create any third party rights in any current or former employee or other service provider (including any beneficiary or dependent thereof); or (iv) obligate the Buyer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

7.12 280G Matters. Prior to the Closing Date, the Company will solicit the approval of the Company Shareholders eligible to vote, to the extent and in a manner that satisfies the shareholder approval requirements under Section 280G of the Code and all regulations promulgated thereunder (“Section 280G of the Code”), of all payments (including any contingent payments or benefits and vesting acceleration) that would, in the absence of such approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code, if any. Prior to the Closing and prior to soliciting such Company Shareholder approval, the Company will use commercially reasonable efforts to obtain, from each “disqualified individual” who may otherwise receive “excess parachute payments” (as defined in Section 280G(b)(2) of the Code) in connection with the transactions contemplated by this Agreement, a waiver of his or her rights to some or all of such payments or benefits, solely to the extent required so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (each, a “Waiver Agreement”, and such payments and/or benefits, solely to the extent waived, the “280G Waived Benefits”). Such Waiver Agreement will provide that, unless such 280G Waived Benefits are approved by the Company Shareholders in a manner that complies with Section 280G of the Code, the Company will not make or provide such 280G Waived Benefits to the disqualified individuals. All calculations, analyses, drafts of the Waiver Agreement, disclosure and approval materials prepared by the Company in connection with this Section 7.12 will be provided to the Buyer no later than three (3) Business Days in advance of their distribution for the Buyer’s review and comment, and the Company shall consider any comments by the Buyer with respect to such calculations and documentation under this Section 7.12 in good faith and shall incorporate all of the Buyer’s reasonable comments thereto to the extent mutually agreed to by the parties. If any of the 280G Waived Benefits fail to be approved as contemplated above, such 280G Waived Benefits shall not be made or provided. To the extent applicable, at least one (1) Business Day prior to the Closing Date, the Company shall deliver to the Buyer copies of (a) the executed Waiver Agreement(s) and (b) evidence reasonably acceptable to the Buyer that a vote of the relevant Company Shareholders was solicited in accordance with the foregoing provisions of this Section 7.12, and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the 280G Waived Benefits, or (ii) such approval was not obtained, and, as a result, no 280G Waived Benefits shall be made or provided. In connection with the foregoing, no later than the fifteenth (15th) Business Day prior to the Closing Date, the Buyer shall provide the Company with information and documents reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other Contract entered into or negotiated by, or at the direction of, the Buyer or any of its Affiliates (collectively, the “Buyer Arrangements”), together with all other payments and benefits, would, in the absence of Company Shareholder approval in a manner that satisfies the shareholder approval requirements under Section 280G of the Code, constitute “excess parachute payments”. For the avoidance of doubt, the Company’s failure to include the Buyer Arrangements in the equityholder voting materials described herein, due to the Buyer’s breach of its obligations set forth in this Section 7.12, will not result in the Company’s breach of this Section 7.12 or Section 5.15(i).

7.13 Pre-Closing Action Documents.

(a) Prior to the Closing, the Company shall, and shall cause its respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to execute and deliver the Pre-Closing Action Documents and such other documents as may be required to consummate the Pre-Closing Actions, in each case, in forms reasonably satisfactory to the Buyer.

(b) Prior to the Closing, the Company shall not (nor any of its Affiliates) terminate or assign any Pre-Closing Action Document, amend or otherwise modify any provision of any Pre-Closing Action Document or any Exhibit, Annex or Schedule thereto, or waive compliance with any of the agreements or conditions contained in a Pre-Closing Action Document, in each case, in whole or in part, without the prior written consent of the Buyer. The Company shall keep the Buyer reasonably informed of the status of the Pre-Closing Actions.

(c) The Company shall provide the Buyer and its counsel a reasonable opportunity to review the drafts of the Pre-Closing Action Documents in advance of the consummation of the Pre-Closing Actions and consider in good faith any comments reasonably proposed by the Buyer and its counsel.

7.14 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) shall (a) take all actions within their power to ensure that no “fair price,” “business combination,” “moratorium” or “control share acquisition” statute or other similar statute or regulation (collectively, “Anti-Takeover Laws”) is or becomes applicable to the Merger or the other transactions contemplated by this Agreement and (b) if any Anti-Takeover Law becomes applicable to the Merger or the other transactions contemplated by this Agreement, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger or the other transactions contemplated by this Agreement.

7.15 Minimum Cash Amount. As of the Closing Date, the Company and the Company Subsidiaries shall have cash and cash equivalents in such accounts, free and clear of all Encumbrances, in an aggregate amount not less than the sum of: (a) $25,000,000 and (b) the aggregate amount of all issued and outstanding checks on the Closing Date (such sum being the “Minimum Cash Amount”).

7.16 Non-Competition; Non-Solicitation. As partial consideration for payment of the Merger Consideration and as a material inducement to the Buyer to enter into this Agreement, each Designated Company Shareholder and each Designated Company SAR Holder, for purposes of agreeing to be bound by the obligations set forth in this Section 7.16 (each of whom acknowledges and agrees, represents and warrants to the Buyer that they benefit (directly or indirectly) in a material respect from this Agreement and the Merger) (each such individual, a “Non-Compete Party”), agrees to the following covenants from and after the Closing:

(a) Definitions. For the purposes of this Section 7.16, the following definitions shall apply:

(i) “Business” shall mean the Business as of immediately prior to the Effective Time or which the Company or any Company Subsidiary conducts or has taken material steps toward conducting as of the Closing Date.

(ii) “Competing Business” shall mean any Person that engages in or preparing to engage in the Business in the Territory, but expressly excluding the Buyer and its Subsidiaries, including the Surviving Company and its Subsidiaries.

(iii) “Confidential Information” shall mean any data or information of the Company or any of its Affiliates (including Trade Secrets), whether written, electronic or oral, and including any notes, analyses, compilations, studies, summaries, or other material prepared by the Company or any of its Affiliates, that is valuable to the operation of the Company or the Business, and not generally known to competitors or the general public; provided that “Confidential

Information” shall not include any such data or information (A) that becomes generally known to the public from a source other than the Non-Compete Parties, any of their respective Affiliates or any of their respective Related Parties in violation of this Section 7.16 or any other covenant, agreement or obligation of confidentiality or (B) becomes available to the Non-Compete Parties from and after the Closing on a non-confidential basis from a source other than the Company, the Buyer or any of their respective Affiliates.

(iv) “Non-Compete Period” shall mean five (5) years following the Closing Date.

(v) “Territory” shall mean the United States of America.

(vi) “Trade Secrets” shall mean trade secret and confidential information, including confidential technical or non-technical data, a formula, pattern, compilation, program, including computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use. The term “Trade Secrets” shall not include an item of information that is or becomes available to the industry (e.g., available in the technical literature, databases or the like) or is in, or subsequently enters, the public domain other than as a result of a disclosure by or on behalf of a Non-Compete Party or any Affiliate that is Controlled by a Non-Compete Party or any combination thereof.

(b) Confidential Information. The Non-Compete Parties hereby agree to, and to cause their respective Controlled Affiliates to, hold in confidence all Confidential Information and to not disclose, publish or make use of (or cause or permit the publication, disclosure or use of) any Confidential Information without the prior written consent of the Buyer; provided that (i) in the event any of the Non-Compete Parties or their respective Controlled Affiliates are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable Laws, the Non-Compete Parties shall (A) to the extent permitted by applicable Laws, promptly notify the Buyer in writing, (B) disclose only that portion of such information which such Person is advised by their counsel in writing is legally required to be disclosed and (C) provide reasonable assistance to the Buyer, at the Buyer’s cost and expense, in seeking a protective order or other appropriate remedy, in the Buyer’s sole discretion; and (ii) the Non-Compete Parties or their respective Affiliates may use and disclose Confidential Information (A) to the extent reasonably required in connection with any insurance claims by, actions, suits, proceedings or Tax audits against, or in preparing and filing any Tax return due from such Person, and (B) to comply with such Persons obligations or enforce or defend such Persons rights or performance under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing to the contrary, following the Closing, each Designated Company Shareholder and each Designated Company SAR Holder and their respective Affiliates shall be able to use or disclose Confidential Information to comply with such Persons obligations or enforce such Persons rights under this Agreement or any Ancillary Agreement to which such Person is a Party.

(c) Non-competition

(i) The Non-Compete Parties hereby acknowledge that the Company conducts the Business throughout the Territory. The Non-Compete Parties acknowledge that to protect adequately the interest of the Buyer in the Company, it is essential that any non-compete covenant with respect thereto cover the Business in its entirety and the entire Territory.

(ii) The Non-Compete Parties hereby agree that they shall not, and shall not permit any of their Controlled Affiliates to, during the Non-Compete Period, in any manner, directly or indirectly or by assisting others, engage in, prepare to engage in, have an equity or profit interest in, or render services (including of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any Competing Business, in each case, anywhere in the Territory.

(iii) Without limiting the generality of the foregoing restrictions, the Non-Compete Parties hereby further agree that, during the Non-Compete Period, they shall not, and shall not permit any of their respective Controlled Affiliates to, directly or indirectly, alone or as a partner, joint venturer, officer, director, shareholder, employee, consultant, agent or independent contractor of, or lender to, any Person or business, (A) create or maintain any business relationship with any customer of the Company as of the Closing Date (including the provision of any Business to or for any such customer), or otherwise solicit or attempt to solicit any such customer of the Company, in each case for the benefit of any Competing Business or (B) request, advise or induce any customer of the Company as of the Closing Date to withdraw, curtail or cancel, or engage in any other activity that would reasonably be expected to adversely affect, the business relationship such Person has with the Company;

provided, however, that either (X) the passive ownership of less than five percent (5%) of the ownership interests of an entity that engages in the Business, (Y) owning a passive equity interest of less than ten percent (10%) of the ownership interests in a private debt or equity investment fund that invests in Competing Businesses in which the Non-Compete Parties do not have any ability to control or exercise any managerial influence over such private debt or equity fund or in any of its investments, or (Z) working for a venture capital or private equity fund that has portfolio companies that engage in a Competing Business, so long as the Non-Compete Parties do not participate in any capacity with such portfolio companies that engage in the Competing Business, including in any management, board or other oversight capacity, advise on the relationship between such fund and any such portfolio companies that engage in the Competing Business or any other aspects of the strategy, business or operations of such portfolio companies that engage in the Competing Business, shall not be a violation of this Section 7.16(c).

(d) Non-solicitation. The Non-Compete Parties hereby agree that they shall not, and shall not permit any of their respective Controlled Affiliates to, during the Non-Compete Period, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on their behalf or on behalf of any other Person, any employee or independent contractor of the Company as of the Closing Date or any individual that was an employee or independent contractor of the Company within six (6) months prior to the Closing Date; provided, however, that such (y) solicitation (as opposed to hire) restrictions shall not prohibit any solicitation by way of general advertising, including general solicitations in newspapers or other publications or on internet sites that are not directed toward or focused on employees or independent contractors (or such former employees or independent contractors) of the Surviving Company or any of its Affiliates, and (z) such solicitation restrictions shall not prohibit any solicitation of any former Company employee who has not been in service to the Company for a period of at least one (1) year prior to the date of such solicitation.

(e) Severability; Judicial Modification. If a judicial or arbitral determination is made that any of the provisions of this Section 7.16 constitutes an unreasonable or otherwise unenforceable restriction against any of the Non-Compete Parties, the Parties agree and desire for such court or arbitrator to modify, or amend such provisions only to the extent necessary to render such provision reasonable and enforce such restriction as so modified. If a judicial or arbitral determination is made that any of the provisions of this Section 7.16 constitutes an unreasonable or otherwise unenforceable restriction against any of the Non-Compete Parties and is incapable of being judicially modified, such provisions shall be severed and the remaining provisions shall remain in full force and effect. The time period during which the prohibitions set forth in this Section 7.16 shall apply shall be tolled and extended, with respect to any Non-Compete Party, for a period equal to the aggregate time during which any such Non-Compete Party or any of its Controlled Affiliates violates such prohibitions in any respect and during any litigation to enforce such prohibitions.

(f) Injunctive Relief. The Non-Compete Parties hereby acknowledge and agree that the remedies at law may be inadequate to protect the Company and the Buyer against any actual or threatened breach of the provisions contained in this Section 7.16 by any Non-Compete Party, and that any such breach may cause irreparable harm, and, as such, the Non-Compete Parties further agree that the Buyer shall be entitled to seek injunctive relief without making proof of actual damages. Such injunctive relief shall not be deemed exclusive remedies for any such breach, but shall be in addition to and without prejudice to any other rights or remedies otherwise available to the Buyer. The Non-Compete Parties agree that, in connection with any injunctive relief sought by the Buyer, any and all requirements for proof of actual damages or bonding are hereby waived. Notwithstanding anything to the contrary in this Agreement, in the event of any legal proceeding (whether at law or in equity) relating to Section 7.16, if a court of competent jurisdiction determines that a Party or Non-Compete Party has breached Section 7.16, then that Party or Non-Compete Party shall be liable and pay to the non-breaching Party any costs in connection with such proceeding and any appeal therefrom, including reasonable legal fees, and such non-breaching Party shall be entitled to pursue the recovery of all damages, losses and liabilities related to such breach of the provisions of this Section 7.16.

(g) Reasonable Restraint. It is agreed by the Parties and Non-Compete Parties that the foregoing covenants in this Section 7.16: (i) are necessary in terms of time, activity and territory to protect the interests of the Buyer in the assets and Business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Non-Compete Parties in light of the activities and Business of the Company on the date of this Agreement and the current plans of the Company; and (ii) are individually enforceable obligations against the Non-Compete Party(ies) that are in breach or violation thereof, and no Action may be brought, recourse sought, and no Losses recoverable from any Non-Compete Party who is not alleged to be in breach thereof.

7.17 Compliance with Securities Laws. Each Designated Company Shareholder and Designated Company SAR Holder covenants, warrants and represents that none of the shares of Buyer Common Stock received by such holder pursuant the terms of this Agreement shall be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act or state securities Laws and the rules and regulations of the SEC and any applicable state securities regulatory authority (including holding shares for at least six (6) months or such other period as required by Rule 144 under the Securities Act). Certificates representing such shares of Buyer Common Stock shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT (I) PURSUANT TO EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Each Designated Company Shareholder and Designated Company SAR Holder consents to the Buyer making a notation on its records or giving stop transfer or other instructions to the Transfer Agent in order to implement the restrictions on transfer of the shares of Buyer Common Stock set forth in this Article 7. Each Designated Company Shareholder and Designated Company SAR Holder acknowledges, agrees to and affirms the provisions of Sections 3.6, 5.26, 12.8, 12.9, 12.11 and 12.12.

7.18 Restriction on Sale or Other Transfer of Buyer Common Stock. Each Company Securityholder covenants, agrees, warrants and represents that, with respect to the Stock Consideration received, for the period beginning on the Closing Date and ending (a) one hundred eighty (180) days following the Closing Date with respect to fifty percent (50%) of the Buyer Common Stock received as part of the Stock Consideration and (b) three hundred sixty five (365) days following the Closing Date with respect to the remaining fifty percent (50%) of the Buyer Common Stock received as part of the Stock Consideration (each, as applicable, the “Lock-up Period”), no Company Securityholder shall, directly or indirectly transfer, sell, pledge, gift or otherwise dispose of or otherwise encumber any of such shares of Buyer Common Stock, and no Designated Company Shareholder shall directly or indirectly, engage in any put, call, short-sale, hedge, straddle, forward sale or similar transaction with respect to any such shares of Buyer Common Stock or any other securities of the Buyer; provided, however, that the foregoing restrictions shall not prevent reasonable transfer of shares of Buyer Common Stock in compliance with applicable Law for bona fide estate planning purposes. Without limiting the generality of the foregoing, after the Lock-up Period, such shares of Buyer Common Stock may be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, only after full compliance with all of the applicable provisions of the federal and state securities Laws. Certificates representing the shares of Buyer Common Stock issued pursuant to this Agreement shall bear the following legend during the Lock-up Period (and, upon request, Buyer shall cause such legend to be removed after the Lock-Up Period to the extent permitted under applicable securities Laws), in addition to the legend under Section 7.17:

THESE SECURITIES ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF DURING THE PERIOD OF SUCH CONTRACTUAL RESTRICTION WITHOUT THE PRIOR WRITTEN CONSENT OF QUANTA SERVICES, INC.

7.19 NYSE Listing; Removal of Legends. Within thirty (30) days after the Closing Date, the Buyer shall file a final supplemental listing application with the NYSE to list the Stock Consideration for trading on the NYSE. Upon the later of (i) the expiration of the applicable Lock-up Period and (ii) the expiration of any applicable holding period under Rule 144 under the Securities Act and any other applicable federal or state securities Laws, the expiration of the period for current public information to be made available by the Buyer under Rule 144 and satisfaction of all other conditions to the availability of Rule 144 under the Securities Act, the Buyer agrees that, upon the written request of a Company Securityholder and the Buyer’s receipt from such Company Securityholder of all appropriate documentation, as determined by the Buyer in its reasonable discretion, the Buyer will promptly cause new certificates without legends to be issued in exchange for any certificates initially issued to such Company Securityholder representing the applicable portion of the Stock Consideration received by the Company Securityholder.

7.20 Registration of Shares Subject to Quanta RSUs. Prior to the issuance of Quanta RSUs, the Buyer will cause all shares of Buyer Common Stock issuable upon the settlement of any Quanta RSUs to be covered by a Form S-8 Registration Statement registered with the SEC. The Buyer will use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement, for so long as such Quanta RSUs or shares of Buyer Common Stock issuable upon settlement of such Quanta RSUs remain outstanding and to reserve a sufficient number of shares of Buyer Common Stock for issuance upon the settlement of such Quanta RSUs.

7.21 Restricted Stock Unit Grants. As part of the Buyer’s next issuance of equity awards following the Closing (but in any event no later than September 30, 2024), the Buyer shall (a) grant a number of restricted stock units (or a similar equity-based instrument) of the Buyer (“Quanta RSUs”) with aggregate value equal to $34,100,000 to Continuing Employees in the amounts mutually agreed by Buyer and the Chief Executive (as defined in Exhibit G) and (b) grant a number of Quanta RSUs to each Company RSU Holder in a grant amount equal to (i) the product of (A) the number of Company Shares underlying the Unvested Portion of each Company RSU held by such Company RSU Holder immediately prior to the Effective Time multiplied by (B) the Per Share Value. All Quanta RSUs granted pursuant to Section 7.21 shall vest and settle in three (3) equal annual installments over three (3) years from the grant date of such Quanta RSUs, and solely for each Company RSU Holder who is a Non-Compete Party, Quanta RSUs granted under Section 7.21(a) to such Persons shall vest and settle on the third (3rd) anniversary of the grant date. Such grants of Quanta RSUs shall be done in accordance with and subject to the terms and conditions of the Buyer’s 2011 Omnibus Equity Incentive Plan and individual award agreements (including with regard to forfeiture).

7.22 Letters of Credit. Notwithstanding anything to the contrary contained herein, the Parties agree and acknowledge that, following the Closing, (a) Buyer will assume from the Company those certain letters of credit issued by Bank of America which are set forth on Section 7.22 of the Company Disclosure Schedules, and (b) each Party shall take such additional action as any other Party may reasonably request to effect or consummate the transfer of, and assumption by Buyer of, such letters of credit.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligation of each of the Buyer and Merger Sub to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

8.1 Representations and Warranties Accurate. (a) The Fundamental Representations shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), and (b) the remaining representations and warranties contained in Article 5 shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties referenced in this clause (b) to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company prior to or on the Closing Date.

8.3 Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, signed by an executive officer of the Company dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1 and 8.2.

8.4 Legal Prohibition. There shall be no Law or injunction or other Order issued, entered, enforced, enacted or promulgated by any Governmental Authority of competent jurisdiction which restricts, prevents, prohibits or makes illegal the consummation of the transactions contemplated under this Agreement.

8.5 Ancillary Agreements. The Buyer shall have received (i) a counterpart to the Payments Administration Agreement, each duly executed by the Securityholder Representative, (ii) the Certificate of Merger, duly executed by the Company, (iii) the Allocation Schedule, as updated pursuant to Section 3.2(e)(ii), certified by the Chief Financial Officer of the Company, (iv) duly completed and executed Letters of Transmittal from each of the Designated Company Shareholders, (vii) the Written Consent executed by the Designated Company Shareholders, and (viii) a counterpart to a Restrictive Covenant Agreement, in form and substance satisfactory to the Parties, duly executed by each Key Employee.

8.6 Payoff Letters; Invoices. The Company shall have received and delivered to the Buyer (i) the Payoff Letters in form and substance reasonably acceptable to the Buyer with respect to the payment of the Credit Facility Payoff Amount and the release of all Encumbrances, in each case, related thereto and (ii) invoices from each third party entitled to receive any payment of Closing Company Expenses.

8.7 Termination of Agreements. The Company shall have received and delivered to the Buyer fully executed termination agreements in form and substance reasonably acceptable to the Buyer with respect to the agreements set forth on Section 8.7 of the Company Disclosure Schedules.

8.8 Transfer Agent Information. The Company shall have provided to the Buyer prior to the Closing Date, for purposes of obtaining the instruction letter to the Transfer Agent to be delivered pursuant to Section 3.3(a)(ii), the information necessary to establish an account with the Transfer Agent for each Company Securityholder, including a written notice of the Company, which shall set forth their respective (i) full legal name, (ii) residential address and (iii) tax identification number of each Company Securityholder who has executed the Ancillary Agreements applicable to such Company Securityholder.

8.9 Resignations of Directors. To the extent that the Company or a Company Subsidiary is governed by a board of directors or similar governing body, each member of the Company Board and each member of the governing body of each such Company Subsidiary shall have resigned from such position in writing effective as of the Effective Time.

8.10 Pre-Closing Actions. The Pre-Closing Actions shall have occurred in accordance with this Agreement.

ARTICLE 9.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

9.1 Representations and Warranties Accurate. (a) The Buyer Specified Representations shall be true and correct in all material respects (without giving effect to any materiality or Buyer Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), and (b) the remaining representations and warranties of the Buyer contained in Article 6 shall be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect qualification set forth therein) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties referenced in this clause (b) to be so true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

9.2 Performance. Each of the Buyer and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it/them prior to or on the Closing Date.

9.3 Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1 and 9.2.

9.4 Legal Prohibition. There shall be no Law or injunction or other Order issued, entered, enforced, enacted or promulgated by any Governmental Authority of competent jurisdiction which restricts, prevents, prohibits or makes illegal the consummation of the transactions contemplated under this Agreement.

9.5 Ancillary Agreements. The Buyer shall have delivered to the Company all Ancillary Agreements to which the Buyer, Merger Sub, the Surviving Company or any Subsidiary of the Surviving Company is a party including, for the avoidance of doubt, a copy of the instruction letter to the Transfer Agent pursuant to Section 3.3(a)(ii).

ARTICLE 10.

TERMINATION

10.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and the Buyer.

10.2 Termination by Either the Buyer or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Buyer or the Company (upon written notice to the other Party):

(a) if the Merger shall not have been consummated by July 31, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger by the Termination Date; or

(b) by either the Buyer or the Company, upon written notice to the other, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued, entered, enforced, enacted or promulgated an Order or Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order, Law or action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the issuance, entry, enforcement, enactment or promulgation of such Order, Law or action.

10.3 Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by the Company (upon written notice to the Buyer):

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied, and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by the Company to the Buyer and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger; or

(b) (i) if all the conditions set forth in- Article 8 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time), (ii) at or following the satisfaction or waiver of such conditions, the Company has irrevocably confirmed to the Buyer in writing that the Company stands ready, willing and able to proceed with the Closing and (iii) the Buyer and Merger Sub have failed to consummate the Merger by the date the Closing is required to have occurred pursuant to Section 2.2.

10.4 Termination by the Buyer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Buyer:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the conditions set forth in Article 8 (except as addressed in Section 10.2) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by the Buyer to the Company and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(a) shall not be available to the Buyer if the Buyer or Merger Sub have breached in any material respect any of their respective obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

(b) (i) if all the conditions set forth in Article 9 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time), (ii) at or following the satisfaction or waiver of such conditions, the Buyer has irrevocably confirmed to the Company in writing that the Buyer and Merger Sub stand ready, willing and able to proceed with the Closing and (iii) the Company has failed to consummate the Merger by the date the Closing is required to have occurred pursuant to Section 2.2.

10.5 Effect of Termination

. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any Party hereto of any liability for any breach of this Agreement prior to such termination and (ii) the provisions set forth in this Section 10.5 and the second sentence of Section 11.1 shall survive the termination of this Agreement. The Parties acknowledge and agree that nothing in this Section 10.5 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 12.13.

ARTICLE 11.

NO SURVIVAL

11.1 Survival. The following provisions of this Agreement shall survive the consummation of the Merger: Article 1, Article 3, Article 4, the first sentence of this Article 11, Article 12, and the agreements of the Surviving Company, Securityholder Representative, the Buyer and Merger Sub that expressly survive the Closing of the Merger, including those contained in Section 2.4 (Further Assurances), Section 2.5 (Tax Consequence), Section 7.3(d) (Access to Information; Confidentiality; Public Announcements), Section 7.3(e) (Access to Information; Confidentiality; Public Announcements), Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8 (Waiver of Conflicts Regarding Representation), Section 7.9 (R&W Insurance Policy), Section 7.10 (Tax Matters), Section 7.11 (Employee Matters), Section 7.16 (Non-Competition; Non-Solicitation), Section 7.17 (Compliance with Securities Laws), Section 7.18 (Restriction on Sale or Other Transfer of Buyer Common Stock), Section 7.19 (NYSE Listing; Removal of Legends) and Section 8.10 (Pre-Closing Actions). The following provisions of this Agreement shall survive the termination of this Agreement: Article 1, Article 4, the second sentence of this Article 11, Article 12 and the agreements of the Company, Securityholder Representative, the Buyer and Merger Sub contained in the last sentence of Section 7.3(a) (Access to Information; Confidentiality; Public Announcements), Section 7.3(c) (Access to Information; Confidentiality; Public Announcements), and Section 10.5 (Effect of Termination). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Nothing in this Section 11.1 shall limit or prohibit the rights of the Buyer to pursue recoveries under the R&W Insurance Policy.

ARTICLE 12.

MISCELLANEOUS

12.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

12.2 Amendment or Waiver. Prior to the Effective Time, this Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or in the case of a waiver, by the Party waiving compliance. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. From and after the Effective Time, this Agreement may only be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and (prior to the Closing) the Company or (after the Closing) the Securityholder Representative.

12.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto (which are deemed for all purposes to be part of this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the Business and operations of the Company and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth or otherwise referenced in this Agreement or the Ancillary Agreements. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction. For the avoidance of doubt, and notwithstanding anything to the contrary, (i) the provisions of this Agreement (including those set forth in Sections 12.8, 12.11, and 12.12) do not prejudice any Person’s rights and remedies under the express terms of the Ancillary Agreements, unless otherwise specifically stated in this Agreement; and (ii) the provisions of clause (i) of this Section 12.3 does not expand the limitation on available remedies set forth herein for breach of this Agreement or Fraud.

12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

12.5 Notices. All notices, requests, demands and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) upon receipt by the Party when sent by registered or certified mail, return receipt requested, postage prepaid, or (d) upon receipt by the Party when deposited with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Party) ); provided that all notices, requests, demands and other communications to the Securityholder Representative must be delivered solely by electronic mail:

If to the Buyer or Merger Sub, to:

Quanta Services, Inc.

Attention:	General Counsel
Address:	2727 North Loop West
Houston, TX 77008

with a copy (which will not constitute notice) to:

King & Spalding, LLP
1100 Louisiana St., Suite 4100
Houston, TX 77002
	Attention:	Mitch Tiras; Jonathan Newton
	Email:	mtiras@kslaw.com
jnewton@kslaw.com

If, prior to Closing, to the Company, to:

Attention:	Tom Schott, President & CEO
Debra Olson, Chief Legal Officer & Corporate Secretary
Address:	Cupertino Electric, Inc.
1132 North Seventh Street
San Jose, CA 95112

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
902 Broadway #14
New York, NY 10010
	Attention:	Patrick Grilli; Ethan A. Skerry; Chris Gorman
	Email:	pgrilli@fenwick.com;
eskerry@fenwick.com;
cgorman@fenwick.com

If, subsequent to Closing, to the Securityholder Representative, to:

Fortis Advisors LLC
12651 High Bluff Drive, Suite 100
San Diego CA 92130
Attention:	Notice Department (Project Circuit)
Email:	notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
902 Broadway #14
New York, NY 10010
	Attention:	Patrick Grilli; Ethan A. Skerry; Chris Gorman
	Email:	pgrilli@fenwick.com;
eskerry@fenwick.com;
cgorman@fenwick.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Company Disclosure Schedules or Buyer Disclosure Schedules, as applicable, delivered under any specific representation, warranty or covenant or Section number hereof shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on the face of such disclosure. The inclusion of any matter, information or item in the Company Disclosure Schedules or Buyer Disclosure Schedules shall not be deemed to constitute an admission of any liability by the Company or the Buyer (as the case may be) to any third Party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties. Any purported assignment in violation of this Section 12.7 shall be void; provided, however, that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any a wholly owned Subsidiary of the Buyer formed solely and exclusively for the purpose of this Agreement and the consummation of the transactions contemplated hereby and that satisfies the representations and warranties of the Merger Sub set forth in Article 6; provided further that such transfer or assignment shall not (i) relieve the Buyer or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to the Buyer or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby or impose any additional obligations on the Company, any Company Subsidiary or their respective Affiliates (including in respect of required consents or approvals or governmental filing obligations). Any purported assignment in violation of this Agreement is void.

12.8 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement, except as set forth in the following sentence, all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) arising from this Agreement shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 12.8 nor anything else in this Agreement to the contrary will (y) limit the survival of any covenant or agreement of the Parties which expressly survives the Closing pursuant to Article 11, which covenants or agreements shall survive the Closing in accordance with their respective terms, or (z) prejudice or otherwise limit any such rights, claims or causes of action of the Buyer or Merger Sub (1) in respect of Fraud, (2) under the Ancillary Agreements or (3) under the R&W Insurance Policy.

(b) This Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties. For purposes of the foregoing, a Designated Company Shareholder and a Designated Company SAR Holder is deemed to be a “Party” solely for purposes of the Designated Provisions. Except to the extent they are Parties (and, solely in their capacities as such) or for instances of Fraud: (y) none of (i) the Designated Company Shareholders, (ii) the Designated Company SAR Holders (iii) any Affiliate of the Designated Company Shareholders or the Designated Company SAR Holders or (iv) any respective former, current and future Representatives, successors or assigns of any other Person referenced in clause (i) or (ii) that is not a Party to this Agreement (the Persons referenced in this clause (y) herein collectively, the “Shareholders’ Related Parties”) shall have any liability for any liabilities or obligations of the Parties for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith; and (z) none of the Buyer, Merger Sub, or after the Closing the Surviving Company or the Subsidiaries of the Surviving Company, shall have any right of recovery in respect thereof against any Shareholders’ Related Party and no personal liability shall attach to any Shareholders’ Related Party through the Company or any Company Subsidiary (including, after the Closing, the Surviving Company and the Subsidiaries of the Surviving Company), the Securityholder Representative or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. The provisions of this Section 12.8(b) are intended to be for the benefit of, and enforceable by the Shareholders’ Related Parties and each such Person shall be a third-Party beneficiary of this Section 12.8(b). This Section 12.8(b) shall be binding on all successors and assigns of the Buyer, Merger Sub, the Company and the Company Subsidiaries (including following the Closing, the Surviving Company and the Subsidiaries

of the Surviving Company). No Company Securityholder shall have any liability under this Agreement resulting from Fraud unless an Action with respect thereto is commenced by the Buyer within three (3) years after the Closing. The aggregate amount of Losses for which any Company Securityholder shall be liable on account of Fraud shall not exceed such Company Securityholder’s Pro Rata Portion of such Losses recoverable by the Buyer hereunder from such Action seeking recovery for Fraud and in no event shall the aggregate amount of all such Losses from such Actions exceed, as to each Company Securityholder, such Company Securityholder’s Pro Rata Portion of the Merger Consideration (to the extent actually received by such Company Securityholder) and such Company Securityholder’s Designated Portion of the Contingent Consideration (if and to the extent earned).

(c) Notwithstanding anything that may be expressed or implied in this Agreement, except in respect of Fraud, this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties, and no Affiliate of the Buyer, Merger Sub or any of the Buyer’s, Merger Sub’s or their Affiliates’ respective former, current and future Representatives, successors or assigns that is not a Party to this Agreement (collectively, the “Buyer Related Parties”) shall have any liability for any liabilities or obligations of the Parties for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith; and none of the Securityholder Representative, the Designated Company Shareholders, the Designated Company SAR Holders, the Company Securityholders, the Company, the Company Subsidiaries or other Shareholders’ Related Party shall have any right of recovery in respect thereof against any Buyer Related Party and no personal liability shall attach to any Buyer Related Party through the Buyer, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. The provisions of this Section 12.8(c) are intended to be for the benefit of, and enforceable by the Buyer Related Parties and each such Person shall be a third-Party beneficiary of this Section 12.8(c). This Section 12.8(c) shall be binding on all successors, heirs and assigns of the Securityholder Representative, the Designated Company Shareholders, the Designated Company SAR Holders, the Company Securityholders, the Company and the Company Subsidiaries.

12.9 No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims to any Person or entity not a Party (solely to the extent they are Parties) or a permitted assignee of a Party to this Agreement, except for (a) the Indemnified Parties as set forth in Section 7.7, (b) Fenwick as set forth in Section 7.8, and (c) the Shareholders’ Related Parties, the Buyer Related Parties and the Surviving Company Released Parties as set forth in Sections 7.11, 12.8, 12.11 and 12.12, as applicable. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.2, without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

12.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

12.11 Buyer Release. Effective from and after the Closing, without prejudice to the rights and remedies the Buyer and Merger Sub may have under the R&W Insurance Policy and except for (i) claims based on Fraud, (ii) covenants and agreements set forth in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms (iii) the Ancillary Agreements and (iv) any matter that cannot be waived as a matter of applicable Law:

(a) The Buyer hereby absolutely, unconditionally and irrevocably releases, indemnifies and discharges, and the Buyer shall cause each of its Affiliates (including, following the Closing, the Surviving Company and each Subsidiary of the Surviving Company) (the “Buyer Releasors”) to absolutely, unconditionally and irrevocably release, indemnify and discharge the Securityholder Representative (on behalf of the Company Securityholders) and the Shareholders’ Related Parties, from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, Losses and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Buyer Releasor or any Person claiming through or under a Buyer Releasor ever had or now has or hereafter can, shall or may have arising out of, or relating to, the organization, management or operation of the Business of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity prior to the Closing Date.

(b) Each Buyer Releasor is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 12.11; however, it is the intention of each Buyer Releasor that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 12.11, except as expressly provided otherwise in this Section 12.11. In furtherance of this intention, each Buyer Releasor expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”) and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”

Each Buyer Releasor acknowledges that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a Party from waiving claims which it does not know exist or may exist. Nonetheless, each Buyer Releasor agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 12.11, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH BUYER RELEASOR FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE SECURITYHOLDER REPRESENTATIVE AND THE SHAREHOLDERS’ RELATED PARTY UNDER THIS SECTION 12.11, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

12.12 Company Securityholder Release.

(a) Effective from and after the Closing and except for (i) any rights to indemnification or advancement of expenses pursuant to the documents set forth in Section 7.7, (ii) covenants and agreements set forth in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, and (iii) the Ancillary Agreements, each Company Securityholder, by virtue of the adoption of this Agreement and the approval of the Merger by such Company Securityholder and/or such Company Securityholder’s acceptance of any portion of the Merger Consideration, hereby absolutely, unconditionally and irrevocably releases, indemnifies and discharges individually and on behalf of the Shareholders’ Related Parties of such Company Securityholder (herein the “Securityholder’s Releasors”) to absolutely, unconditionally and irrevocably release, indemnify and discharge, the Company, the Company Subsidiaries (including, following the Closing, the Surviving Company and each Subsidiary of the Surviving Company) and their respective former, current and future Representatives, successors or assigns that is not a Party to this Agreement (collectively, the “Surviving Company Released Parties”) from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations, Losses and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that the Securityholder’s Releasors or any Person claiming through or under the Securityholder’s Releasors ever had or now has or hereafter can, shall or may have arising out of, or relating to, the organization, management or operation of the businesses of the Buyer relating to any matter, occurrence, action or activity prior to the Closing Date.

(b) Effective from and after the Closing and except for (i) any rights to indemnification or advancement of expenses pursuant to the documents set forth in Section 7.7, (ii) covenants and agreements set forth in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms, (iii) the Ancillary Agreements, (iv) with respect to any Company Securityholder or Securityholder’s Releasors who is a director, officer, employee, independent contractor or other service provider of the company, such Person’s (A) accrued and unpaid salary, wages and other compensation or benefits or (B) reimbursements of reasonable business expenses incurred consistent with the existing policies of the Company, and (v) any matter that cannot be waived as a matter of applicable Law, each Company Securityholder is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 12.12; however, it is the intention of such Company Securityholder individually and on behalf of the Securityholder’s Releasors of such Company Securityholder that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 12.12, in each case except as otherwise set forth in such Section. In furtherance of this intention, each Company Securityholder, individually and on behalf of the Securityholder’s Releasors of such Company Securityholder, expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542, and any similar provision in any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.”

Each Company Securityholder individually, and on behalf of each Securityholder’s Releasors of such Company Securityholder acknowledges that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a Party from waiving claims which it does not know exist or may exist. Nonetheless, each Company Securityholder, individually and on behalf of each Securityholder’s Releasors of such Company Securityholder, agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by Section 12.8 or this Section 12.12, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH COMPANY SECURITYHOLDER, INDIVIDUALLY AND ON BEHALF OF EACH SECURITYHOLDER’S RELEASORS OF SUCH COMPANY SECURITYHOLDER FURTHER ACKNOWLEDGES THAT IT/THEY IS/ARE AWARE THAT IT/THEY MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT/THEY NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, EACH COMPANY SECURITYHOLDER INDIVIDUALLY AND ON BEHALF OF EACH SECURITYHOLDER’S RELEASORS OF SUCH COMPANY

SECURITYHOLDER INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE BUYER RELATED PARTY UNDER THIS SECTION 12.12, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

12.13 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) EXCEPT AS TO MATTERS OF THE DGCL AFFECTING THE COMPANY AND THE COMPANY SUBSIDIARIES AS THE SAME RELATES TO THE CONSUMMATION OF THE MERGER, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL OTHER RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. EXCEPT TO THE EXTENT SUBMITTED TO THE INDEPENDENT ACCOUNTANT PURSUANT TO SECTION 3.5(c), THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, TO THE EXTENT SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY OTHER DELAWARE STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH COURTS MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE COURT OF CHANCERY, DELAWARE STATE COURT OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.5 SHALL BE VALID, EFFECTIVE AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Accordingly, subject to the other terms of this Agreement, each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of the Buyer and Merger Sub to pay and the Company Securityholder’s right to receive the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an Order restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law, or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Notwithstanding anything herein to the contrary, each Company Related Party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving the transactions contemplated hereby shall be brought exclusively in the in the Delaware Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the District of Delaware (and appellate courts thereof) and each Company Related Party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.5 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such action shall be governed by, and construed in accordance with, the laws of the State of Delaware and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 12.13(b).

12.14 Obligations of the Buyer. Notwithstanding anything to the contrary, whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Buyer to cause Merger Sub to take such action. In furtherance of the foregoing, the Buyer hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

12.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.16 Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Merger, but excluding for the avoidance of doubt the Pre-Closing Actions (“Transfer Taxes”), shall be borne by the Buyer. The Party required by Law shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes and the non-preparing party shall cooperate as reasonably requested in the preparation and filing of any such Tax Returns. The Buyer shall file all required change of ownership and similar statements.

12.17 Interpretation. The Parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

CUPERTINO ELECTRIC, INC.

By:	/s/ Thomas J. Schott
Thomas J. Schott
Chief Executive Officer

BUYER:

QUANTA SERVICES, INC.

By:	/s/ Jayshree Desai
Jayshree Desai
Chief Financial Officer

MERGER SUB:

QUANTA MERGER SUB, INC.

By:	/s/ Jayshree Desai
Jayshree Desai
President

SECURITYHOLDER REPRESENTATIVE:

Fortis Advisors LLC

By:	/s/ Ryan Simkin
Ryan Simkin
Managing Director

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

CLARANNE RAVIZZA LONG

/s/ Claranne Long

CLARANNE RAVIZZA LONG TRUST

By:	/s/ Claranne Long
Claranne Ravizza Long
Trustee

GST EXEMPT MAR TRUST

By:	/s/ Claranne Long
Claranne Ravizza Long
Trustee

GST EXEMPT TRUST FFO CLARANNE RAVIZZA

By:	/s/ Claranne Long
Claranne Ravizza Long
Trustee

RAVIZZA CHILDREN’S TRUST II

By:	/s/ Claranne Long
Claranne Ravizza Long
Trustee

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

GST EXEMPT TRUST FBO GREGORY RAVIZZA

By:	/s/ Gregory Ravizza
Gregory Ravizza
Trustee

RAVIZZA CHILDREN’S TRUST III

By:	/s/ Gregory Ravizza
Gregory Ravizza
Trustee

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

JAMES RYLEY

/s/ James Ryley

JIM & PAT RYLEY PARTNERSHIP, L.P.

By:	/s/ James Ryley
James S. Ryley
General Partner

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

MARIANNE AGUIAR

/s/ Marianne Aguiar

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

THE BONCHER 2012 LIVING TRUST

By:	/s/ Brett Boncher
Brett Boncher
Trustee

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

DEBRA OLSON

/s/ Debra Olson

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

SCHOTT 2010 LIVING TRUST

By:	/s/ Thomas J. Schott
Thomas J. Schott
Trustee

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

WILLIAM R. SLAKEY

/s/ William R. Slakey

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

ADAM SPILLANE

/s/ Adam Spillane

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SHAREHOLDERS:

ROBERT THOME

/s/ Robert Thome

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SAR HOLDERS:

JAMES ROLLANS

/s/ James Rollans

[Signature Page – Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DESIGNATED COMPANY SAR HOLDERS:

ESTRELLA PARKER

/s/ Estrella Parker

[Signature Page – Agreement and Plan of Merger]